Exhibit 10.2
EXECUTION COPY
5133702.12
DEBTOR-IN-POSSESSION CREDIT AGREEMENT,
dated as of November 15, 2009,
among
CHAMPION HOME BUILDERS CO.,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as the Borrower,
CHAMPION ENTERPRISES, INC.,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as the Parent,
VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO TIME
PARTIES HERETO,
as the Lenders,
and
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent and Collateral Agent

LEAD ARRANGER AND SOLE BOOK RUNNER
AND SYNDICATION AGENT:
CREDIT SUISSE SECURITIES (USA) LLC

Page
SECTION 12.1. Waivers, Amendments, etc	124
SECTION 12.2. Notices; Time	126
SECTION 12.3. Payment of Costs and Expenses	126
SECTION 12.4. Indemnification	127
SECTION 12.5. Survival	128
SECTION 12.6. Severability	129
SECTION 12.7. Headings	129
SECTION 12.8. Execution in Counterparts	129
SECTION 12.9. Governing Law; Entire Agreement	129
SECTION 12.10. Successors and Assigns	129
SECTION 12.11. Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes	129
SECTION 12.12. Other Transactions	135
SECTION 12.13. Independence of Covenants and Default Provisions	135
SECTION 12.14. Confidentiality	136
SECTION 12.15. Forum Selection and Consent to Jurisdiction	137
SECTION 12.16. Waiver of Jury Trial	137
SECTION 12.17. Counsel Representation	138
SECTION 12.18. PATRIOT Act	138
SECTION 12.19. Certain Matters Relating to Roll-Up Loans	138
SECTION 12.20. Parallel Debt with Respect to Obligations Enforceable Under Dutch Law	138
SECTION 12.21. Consent to Amendment of Prepetition Credit Agreement	140
SCHEDULE I — Disclosure Schedule
SCHEDULE II — Allocation Schedule
SCHEDULE III — UK Mandatory Cost Calculation
SCHEDULE IV — List of US Guarantors
EXHIBIT A-1 — Form of Roll-Up Note
EXHIBIT A-2 — Form of NM Note
EXHIBIT B-1 — Form of Borrowing Request
EXHIBIT B-2 — Form of Issuance Request
EXHIBIT C — Form of Continuation/Conversion Notice
EXHIBIT D — Form of Lender Assignment Agreement
EXHIBIT E — Form of Compliance Certificate
EXHIBIT F — Copy of Subsidiary Guaranty
EXHIBIT G — Copy of Pledge and Security Agreement
EXHIBIT H — Forms of Canadian Collateral Documents
EXHIBIT I — Initial DIP Approved Budget
EXHIBIT J — Copy of Interim Order
EXHIBIT K — Forms of UK Collateral Documents
EXHIBIT L — Forms of Dutch Collateral Documents

iv

DEBTOR-IN-POSSESSION CREDIT AGREEMENT
     THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of November 15, 2009, is made by and among CHAMPION HOME BUILDERS CO., a Michigan corporation, as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (as defined below) (the “Borrower”), CHAMPION ENTERPRISES, INC., a Michigan corporation, as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent” or “Parent Guarantor”), the Subsidiaries (as defined below) of the Borrower listed on the signature pages hereof as Subsidiary Guarantors (the “Subsidiary Guarantors” and together with the Parent Guarantor, the “Guarantors”), with each U.S. Guarantor (as defined below) as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, various financial institutions and other Persons (as defined below) from time to time parties hereto (the “Lenders”), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as the administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent for the Lenders (in such capacity, and together with the Canadian Collateral Agent (as defined below) and their respective successors and assigns, the “Collateral Agent”).
W I T N E S S E T H:
     WHEREAS, on November 15, 2009 (the “Petition Date”), the Borrower and the U.S. Guarantors (each a “Debtor” and together, the “Debtors”) each filed a voluntary petition for relief (collectively, the “Cases”) under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and
     WHEREAS, the Borrower and the U.S. Guarantors are continuing to operate their respective businesses and manage their respective properties as debtors-in-possession under sections 1107(a) and 1108 of the Bankruptcy Code; and
     WHEREAS, the Borrower has requested that the Lenders provide a two draw new money term loan facility (the “DIP Term Loan Facility”) in an aggregate principal amount not to exceed $38,000,000 to fund the continued operation of the Borrower’s and the Guarantor’s businesses as debtors and debtors-in-possession under the Bankruptcy Code and for the other purposes specified herein; and
     WHEREAS, the Borrower has also requested that certain financial institutions (which may include one or more Lenders) provide it with a synthetic letter of credit facility (the “DIP Letter of Credit Facility” and, together with the DIP Term Loan Facility, the “DIP Loan Facility”) to provide for the issuance of letters of credit in an aggregate stated amount not to exceed $2,000,000 to fund the continued operation of the Borrower’s and the Guarantor’s businesses and for the other purposes specified herein, and in particular, to support the continued availability of crucial financing to the Canadian Guarantors; and
     WHEREAS, as a condition to the agreement of the Lenders to provide the DIP Term Loan Facility and the DIP Letter of Credit Facility, the Borrower and the Lenders have agreed to roll up loans and letter of credit exposure under the Prepetition Credit Agreement (as defined below) at the times and in the amounts specified herein up to an aggregate principal and stated

amount equal to $40,000,000, which shall hereafter be obligations under and governed by this Agreement and the Orders; and
     WHEREAS, as a condition to the effectiveness hereof and in consideration of the direct and indirect benefits provided hereby, each of the Guarantors has agreed to guaranty the obligations of the Borrower hereunder and the Borrower and each of the Guarantors has agreed to secure its obligations to the Lenders hereunder with, inter alia, security interests in, and liens on, substantially all of its property and assets, whether real or personal, tangible or intangible, now existing or hereafter acquired or arising, and to cause all other Collateral (as defined below) to be granted, all as more fully provided herein; and
     WHEREAS, the Lenders are willing to make available to the Borrower such post-petition loans and letters of credit and to roll up loans and letter of credit exposure under the Prepetition Credit Agreement, but only upon the terms and subject to the conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “ABR Rate” is defined in Section 3.2.1.
     “Account” means, collectively, the Reserve Account, the Operating Account, the Interest Reserve Account, the Carve-Out Account, each Deposit Account and each other “securities account” and “deposit account” (as such terms are defined in Section 9-102 of the UCC) established by the Borrower with a financial institution satisfactory to the Administrative Agent; each foregoing account, an “Account”.
     “Additional NM Loans” is defined in Section 2.2(b).
     “Additional Roll-Up Entitlements” is defined in Section 2.2(c).
     “Adequate Protection Obligations” means, as adequate protection for the use of the Prepetition Collateral, the Debtors’ obligations to provide the Prepetition Lenders with, subject to the terms of the Orders: (a) continued liens on the Collateral, junior and subordinate to the Carve Out and the liens securing the Loans; (b) replacement liens on, and security interests in, the Collateral, subject only to the Carve Out and the liens on, and security interests in, the Collateral granted to the Collateral Agent and the Lenders under the Loans and the Orders, as the case may be, and any Third Party Liens; and (c) an administrative expense claim with priority over all other administrative expense claims and unsecured claims against the Debtors, subject only to the Carve Out and to the Superpriority Claims granted to the Administrative Agent, Collateral Agent and the Lenders under the Loans and the Orders, as the case may be.
     “Adjusted Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Base Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Adjusted Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Adjusted Base Rate; provided that the failure to give such notice shall not affect the Adjusted Base Rate in effect after any such change.
     “Adjusted LIBO Rate” means, with respect to any NM Loan or Rolled-Up Loan maintained as a LIBO Rate Loan, or with respect to Participation Fees, for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate of such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 10.4.
     “Affected Lender” is defined in Section 4.11.
     “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly, (a) to vote (under ordinary circumstances) 10% or more of the Capital Securities (on a fully diluted basis) of such Person for the election of directors, managing members or general partners (as applicable) or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).
     “Agent” or “Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Arranger and Sole Book Runner and the Syndication Agent, together with any successors in any such capacity.
     “Agreement” means, on any date, this Debtor-in-Possession Credit Agreement, as the same may thereafter from time to time be further amended, supplemented, amended and restated or otherwise modified from time to time in accordance with its terms and in effect on such date.
     “Allocation Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate of the sum, without duplication, of (i) the Obligations owed to such Lender on the Exchange Date (whether or not at the time due and payable) in respect of the NM Commitments, the NM Loans, the DIP Letter of Credit Commitment and the DIP Letter of Credit Outstandings and (b) the denominator shall be the aggregate of the Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the occurrence of the Exchange Date in respect of the NM Commitments, the NM Loans, the DIP Letter of Credit Commitment and the DIP Letter of Credit Outstandings.
     “Allocation Schedule” means the table set forth on Schedule II listing, as of the Closing Date, for each Lender the amount, if any, of (a) the NM Loans and Synthetic Deposit Percentage

of such Lender, and (b) such Lender’s, or such Lender’s Related Prepetition Lender’s, corresponding Roll-Up Amount.
     “Applicable LIBOR Margin” is defined in Section 3.2.1(b).
     “Approved Fund” means any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.
     “Authorized Officer” means, relative to any Obligor, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or equivalent thereof), and such Obligor’s chief financial officer or chief accounting officer.
     “Backstop Fee Letter” means the confidential letter, dated November 8, 2009, between the Borrower and the Prepetition Lenders that are Lenders hereunder on the Closing Date.
     “Bankruptcy Code” means title 11, United States Code, as amended from time to time.
     “Bankruptcy Court” is defined in the recitals of this Agreement.
     “Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent in New York as its base rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit; provided that any term or provision hereof to the contrary notwithstanding, at no time shall the Base Rate be less than (a) 4.00%, in the case of NM Loans, nor (b) 4.25%, in the case of Roll-Up Loans, regardless of any rate established by the Administrative Agent in accordance with the foregoing.
     “Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Adjusted Base Rate.
     “Base Return” means an amount equal to the Adjusted LIBO Rate (but without giving effect to clause (ii) of the proviso at the end of the definition of LIBO Rate) for the applicable Investment Period if such deposit were deemed to be a LIBO Rate Loan hereunder for such Investment Period (exclusive of any applicable margin that would otherwise be applicable thereto).
     “BIA” means the Bankruptcy and Insolvency Act (Canada).
     “Bidding Procedures Order” is defined in Section 7.18(a).
     “Board” means the Board of Governors of the Federal Reserve System of the United States.
     “Borrower” is defined in the preamble.

     “Borrowing” means a borrowing (or, in the case of Roll-Up Loans, roll-up) consisting of simultaneous Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.2.
     “Borrowing Request” means a request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B1 hereto.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar and Sterling deposits in the London interbank market.
     “Canadian Collateral Agent” means Credit Suisse AG, Toronto Branch or any nominee or trustee designated by the Collateral Agent from time to time and their respective successors and assigns.
     “Canadian Collateral Documents” means the Canadian Guaranty, the Canadian Pledge and Security Agreement, and each other agreement pursuant to which the Administrative Agent or the Collateral Agent is granted a Lien to secure the Obligations, or the obligations under the Canadian Guaranty, and each other agreement, certificate, document or instrument delivered in connection with any Canadian Collateral Document, whether or not specifically mentioned herein or therein.
     “Canadian Guarantor” means a Guarantor that is domiciled in Canada.
     “Canadian Guaranty” means the guaranty, to be dated as of the Closing Date, by each of Moduline Industries (Canada) ULC, SRI Homes ULC, Dynamic Modular Homes Ltd. and any other Canadian Guarantor, in favor of the Administrative Agent, substantially in the form of Exhibit H hereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with its terms.
     “Canadian Pledge and Security Agreement” means the pledge and security agreement, to be dated as of the Closing Date, by each of the Canadian Guarantors and CHB Holdings B.V. in favor of the Collateral Agent, to secure the Obligations of the Canadian Guarantors and the Borrower, substantially in the form of Exhibit H hereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with its terms.
     “Canadian Subsidiary” means a Subsidiary of the Borrower that is domiciled in Canada.
     “Canadian Support Agreement” is defined in Section 5.1.21.
     “Capital Expenditures” means for any period, the sum of (a) the aggregate amount of all expenditures of the Parent and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and (b) the aggregate amount of the principal component of all Capitalized Lease Liabilities incurred during such period by the Parent and its Subsidiaries.

     “Capital Securities” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date.
     “Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases.
     “Carve-Out” means (a) all unpaid fees required to be paid in the Cases to the clerk of the Bankruptcy Court and to the office of the United States Trustee under 28 U.S.C. § 1930(a), to the extent such fees were incurred prior to the date of delivery by the Administrative Agent to the Borrower of a notice of an Event of Default; (b) prior to the date of delivery by the Administrative Agent of a Carve-Out Notice to the Borrower, all accrued but unpaid fees and expenses then incurred by professionals retained by the Debtors or the professionals retained by a Committee (including reasonable expenses of the members of a Committee) in these Cases and allowed by the Bankruptcy Court (collectively, the “Professional Expenses”)(the “Pre-Carve-Out Notice Amount”), provided that the Pre-Carve-Out Notice Amount shall not exceed the amounts set forth in the DIP Approved Budget for such items (including, any unused amounts for Professional Expenses prior to the date of a Carve Out Event that are rolled forward under such DIP Approved Budget); and (c) all Professional Expenses incurred after the date of delivery of a Carve-Out Notice that are subsequently allowed by order of the Bankruptcy Court (the “Post-Carve-Out Notice Amount”), provided that the Post-Carve-Out Notice Amount shall not exceed $625,000 in the aggregate; provided, however, that the Carve Out shall not include, apply to or be available for any fees, disbursements, costs or expenses incurred by any party in connection with: (i) challenging the amount, extent, validity, perfection, priority or enforceability of, or asserting any defense, counterclaim or offset to, the obligations under the Prepetition Credit Agreement, or the security interests and liens of the Secured Parties or the Prepetition Lenders in respect thereof; or (ii) the investigation (including discovery proceedings), initiation or prosecution of any other claims, causes of action, adversary proceedings or other litigation against the Lenders, the Administrative Agent, the Collateral Agent, any other Agent, the Prepetition Lenders, the Prepetition Administrative Agent, the Prepetition Lead Arranger and Sole Book Runner, the Prepetition Syndication Agent, the Prepetition Collateral Trustee or any other Prepetition Credit Agreement Agent; provided, further, that the Committee may expend up to $25,000 in fees and expenses investigating the obligations under the Prepetition Credit Agreement and any claims, causes of action or adversary proceedings or other litigation with respect to the security interest and liens of the Prepetition Lenders, so long as no claim or challenge is filed by the Committee under either clause (i) or (ii) herein.
     “Carve-Out Event” means the occurrence of an Event of Default (or an event which with the giving of notice or lapse of time or both would constitute an Event of Default), (a) notice of which has been given by the Administrative Agent to the Borrower, or (b) in respect of which the Borrower has knowledge of such Event of Default and fails to provide notice to the Administrative Agent within two (2) Business Days of obtaining such knowledge.
     “Carve-Out Notice” means written notice from the Administrative Agent, notifying the Borrower that the Administrative Agent is exercising, or is entitled to exercise, any remedies on its behalf or on behalf of the other Secured Parties under Article IX of this Agreement. A Carve-

Out Notice shall be deemed to have been given automatically upon the occurrence of a Carve-Out Event of the type specified in clause (b) of the definition thereof.
     “Cases” is defined in the recitals to this Agreement.
     “Cash Collateralize” means, with respect to any Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms reasonably satisfactory to the Administrative Agent in an amount equal to 105% of the Stated Amount of such Letter of Credit.
     “Cash Equivalent Investment” means, at any time:
     (a) any direct obligation of (or unconditionally guaranteed by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year from the date of acquisition thereof;
     (b) commercial paper maturing not more than 365 days from the date of acquisition and rated A-1 or higher by S&P or P-1 or higher by Moody’s;
     (c) any certificate of deposit, time deposit, or bankers acceptance, maturing not more than one year after its date of acquisition, or any demand deposit account which, in any case, is issued by or established at any bank organized under the laws of the United States (or any State thereof) and which (i) has (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $250,000,000 or (ii) is a Lender;
     (d) any repurchase agreement having a term of 7 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;
     (e) taxable and tax-exempt auction rate securities rated AAA by S&P and Aaa by Moody’s and with a reset of less than 90 days;
     (f) shares of investment companies that are registered under the Investment Company Act of 1940, as amended, and that invest solely in one or more of the types of securities described in clauses (a) through (e) above;
     (g) in the case of any Foreign Subsidiary, (i) any direct obligation of (or direct obligation unconditionally guaranteed by) the sovereign nation (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of such nation) in which such Foreign Subsidiary is organized and is conducting business, or (ii) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors (or the direct or indirect parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; or
     (h) other investments similar to the foregoing as may from time to time be approved in writing by the Administrative Agent in its reasonable discretion.
     “Casualty Event” means any event that gives rise to the receipt by the Parent or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property; provided, that “Casualty Event” shall not include those events occurring prior to the Petition Date and set forth on the Disclosure Schedule.
     “CCAA” is defined in Section 9.1.28(c).
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.
     “Challenge” is defined in Section 5.1.17.
     “Change in Control” means
     (a) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) becoming the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Securities representing 35% or more of the Voting Securities of the Parent on a fully diluted basis; or
     (b) the failure of the Parent at any time to directly own beneficially and of record on a fully diluted basis 100% of the outstanding Voting Securities of the Borrower, such Voting Securities to be held free and clear of all Liens (other than Liens granted under a Loan Document or pursuant to the Orders); or
     (c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors (or similar governing body) of the Parent (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors (or similar governing body) of the Parent then in office.
     “Closing Date” means the date on which the conditions set forth in Section 5.1 are satisfied and the initial Credit Extensions under this Agreement are made.

     “Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of the Borrower on the Closing Date.
     “Closing Date Notice” is defined in Section 12.11.10.
     “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.
     “Collateral” means all collateral security granted pursuant to the Collateral Documents.
     “Collateral Agent” is defined in the preamble, and includes any successor in such capacity.
     “Collateral Documents” means the Pledge and Security Agreement, each Mortgage, the UK Collateral Documents, the Dutch Collateral Documents, the Canadian Collateral Documents and each other agreement pursuant to which the Administrative Agent or the Collateral Agent is granted a Lien to secure the Obligations and each other agreement, certificate, document or instrument delivered in connection with any Collateral Document, whether or not specifically mentioned herein or therein.
     “Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Parent, Borrower and the Subsidiary Guarantors.
     “Commitment” means, as the context may require, the NM Commitment or the DIP Letter of Credit Commitment.
     “Commitment Amount” means, as the context may require, the NM Commitment Amount or the DIP Letter of Credit Available Amount.
     “Committee” means the official statutory committee of unsecured creditors, if any, appointed in the Cases pursuant to section 1102 of the Bankruptcy Code.
     “Communications” is defined in clause (a) of Section 10.10.
     “Compliance Certificate” means a certificate duly completed and executed by the chief financial officer or chief accounting officer of the Parent, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request in writing for the purpose of monitoring the Parent’s and the Borrower’s compliance with the financial covenants contained herein.
     “Contingent Liability” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Liability is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, or (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Liability shall include, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement and (iii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence, and Contingent Liability shall exclude interest rate cap agreements, interest rate hedge agreements or other interest rate protection agreements entered into with the consent of the Administrative Agent. The amount of any Contingent Liability shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Liability is specifically limited.
     “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.
     “Contribution Notice” means a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the UK Pensions Act.
     “Control Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent which provides for the Administrative Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts).
     “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
     “Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for the Parent and each Person that is an Obligor or that is a Subsidiary of the Parent or an Obligor, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under in the past five years), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by the Parent, any Obligor or any Subsidiary of any of them.
     “Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit C to its Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with its terms.
     “Credit Extension” means, as the context may require:
     (a) the making of a Loan by a Lender; or
     (b) the issuance of any DIP Letter of Credit, the increase of the Stated Amount of any existing DIP Letter of Credit or the extension of any Stated Expiry Date of any existing DIP Letter of Credit, by a DIP Letter of Credit Issuer (whether automatically by its terms or upon request of the Borrower).
     “Credit Parties” means, collectively, the Lenders, the DIP Letter of Credit Issuer, the Administrative Agent and each other Agent and each of their respective successors, transferees and assigns.
     “Current GAAP Financials” is defined in Section 1.4(b).
     “Debtors” is defined in the recitals to this Agreement.
     “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
     “Default Rate” is defined in Section 3.2.2.
     “Defaulting Lender” means any Lender that has notified the Administrative Agent or an Obligor in writing that it does not intend to satisfy any obligation to fund any NM Loans or to fund its participation in a DIP Letter of Credit, or any Lender that has become insolvent or the assets or management of which has been taken over by any Governmental Authority.
     “Deposit Account” means a “deposit account” as that term is defined in Section 9-102(a) of the UCC.
     “DIP Approved Budget” is defined in Section 5.1.7(a).
     “DIP Budget” is defined in Section 5.1.7(a).
     “DIP L/C Lender” means, as at any time of determination, any Lender which has a DIP Letter of Credit Participation Obligation pursuant to the Allocation Schedule attached hereto, or pursuant to a Lender Assignment Agreement, in either case, greater than 0%.
     “DIP Letter of Credit” is defined in Section 2.3.
     “DIP Letter of Credit Available Amount” means, as of any date, $2,000,000.

     “DIP Letter of Credit Commitment” means the DIP Letter of Credit Issuer’s obligation to issue DIP Letters of Credit pursuant to Section 2.3 and, with respect to each DIP L/C Lender, such Lender’s DIP Letter of Credit Participation Obligation.
     “DIP Letter of Credit Facility” is defined in the recitals to this Agreement.
     “DIP Letter of Credit Issuer” means Credit Suisse in its capacity as issuer of the DIP Letters of Credit, or another Lender acting in such capacity at the request of Credit Suisse with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), in either case together with its permitted successors and assigns in such capacity.
     “DIP Letter of Credit Outstandings” means, at any time of determination, the sum of (a) the aggregate Stated Amount of all issued and outstanding DIP Letters of Credit, plus (b) all outstanding DIP Letter of Credit Reimbursement Obligations, in each case as of such time.
     “DIP Letter of Credit Participation Obligation” is defined in Section 2.9.1.
     “DIP Letter of Credit Reimbursement Obligations” is defined in Section 2.9.3.
     “DIP Loan Facility” is defined in the recitals to this Agreement.
     “DIP Participation Election” is defined in Section 12.11.10
     “DIP Term Loan Facility” is defined in the recitals to this Agreement.
     “Disbursement” is defined in Section 2.9.2.
     “Disbursement Date” is defined in Section 2.9.2.
     “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.
     “Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to another Obligor) in a single transaction or series of related transactions.
     “Dollar” and the sign “$” mean lawful money of the United States.
     “Domestic Office” means the office of a Lender designated as its “Domestic Office” on the Allocation Schedule hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrower.
     “Domestic Subsidiary” means any Subsidiary that is incorporated or organized in or under the laws of the United States, any State thereof or the District of Columbia.

     “Dutch Collateral Documents” means (a) the deed of pledge of shares in the capital of CHB International B.V and (b) the deed of pledge of shares in the capital of CHB Holdings B.V., and each other security and pledge agreements granted by CHB International B.V. and CHB Holdings B.V., in favor of the Collateral Agent to secure the Obligations of the Borrower and certain Guarantors, substantially in the form of Exhibit O hereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with its terms.
     “Effective Date” means the date upon which a Reorganization Plan for the Debtors becomes effective.
     “Eighth Amendment to the Prepetition Credit Agreement” is defined in Section 5.1.23.
     “Eligible Assignee” means in the case of an assignment of a NM Loan or a Synthetic Deposit: (a) a Lender or any Prepetition Lender, (b) an Affiliate of a Lender or of any Prepetition Lender, (c) an Approved Fund, (d) a Prepetition Issuer or (e) any other Person approved by the Administrative Agent, provided that any other Person approved pursuant to clause (e) above shall not be (v) a natural Person, (w) the Borrower, (x) any Affiliate of the Borrower, (y) any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates or (z) any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Asset Control (the “OFAC”) and/or on any other similar list that is readily accessible to the public and maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation; or (ii) either (A) included within the term “designated national” as defined in the Cuban Asset Control Regulations, 31 G.F.R. Part 515, or (B) designated under Section 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001), or similarly designated under any related enabling legislation or any other similar Executive Orders that are readily accessible to the public.
     “Engagement Letter” means the confidential engagement letter, dated October 5, 2009, between the Borrower and Credit Suisse and Credit Suisse Securities (USA) LLC.
     “Environmental Laws” means all applicable federal, state, local or foreign statutes, Laws, ordinances, codes, rules, regulations, notices or binding agreements, decrees or orders relating in any way to public health and safety, protection or preservation of the environment or natural resources or the management, Release or threatened Release of any Hazardous Material.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.
     “ERISA Event” means (a) any event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section) with respect to any Plan, (b) any event that causes the Parent or any other member of the Controlled Group to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate any Plan or the treatment of any Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate any Plan, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Event of Default” is defined in Section 9.1.
     “Exchange” shall mean each exchange of the Lenders’ interests provided for in Section 2.12.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Date” shall mean the first date on which there shall occur (a) any event referred to in Sections 9.1.11, 9.1.28 or 9.1.29, or (b) an acceleration of the Obligations pursuant to Section 9.2.
     “Exemption Certificate” is defined in clause (f) of Section 4.6.
     “Exit Fee” means, with respect to any prepayment or repayment of the Loans and DIP Letter of Credit Participation Obligations or a reduction of the DIP Letter of Credit Commitment (including any repayment and termination of commitments on the Maturity Date), an amount equal to the product of: (a) 0.25% and (b) each Lender’s pro rata share of the principal amount of the Loans and/or DIP Letter of Credit Participation Obligations being repaid and/or DIP Letter of Credit Commitment being terminated.
     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the confidential fee letter, dated October 5, 2009, between the Borrower and Credit Suisse and Credit Suisse Securities (USA) LLC.
     “Filing Agent” is defined in Section 5.1.11
     “Filing Statements” is defined in Section 5.1.11.
     “Final Order” means, the order(s) of the Bankruptcy Court entered in the Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be satisfactory in form and substance to the Administrative Agent and the Required Lenders, and which shall be in full force and effect and shall not have been stayed, reversed, vacated, subject to appeal, or otherwise modified in a manner opposed by the Administrative Agent or the Required Lenders, together with all extensions, modifications and amendments thereto, which, among other matters but not by way of limitation, authorizes Borrower to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this

Agreement and the other Loan Documents, as the case may be, and provides for the first priority Liens and super-priority claims of Agents and Lenders in and to the Collateral, subject to the Carve-Out.
     “Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.
     “Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the UK Pensions Act.
     “First Day Order” means all orders entered by the Bankruptcy Court on the Petition Date or within five (5) business days of the Petition Date or based on motions filed on the Petition Date.
     “Fiscal Quarter” means a fiscal quarter of the Parent.
     “Fiscal Year” means a fiscal year of the Parent; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2008 Fiscal Year”) refer to the Fiscal Year ending on or about December 31 of such calendar year.
     “Floor-Plan Financing Lines” means Indebtedness in the form of inventory financings or purchase money obligations used solely to fund floor plan financing with respect to the U.S. and Canadian operations of the Obligors; provided that such Indebtedness (a) is provided by a Person that is not an Affiliate of the Borrower, (b) is secured only by otherwise unencumbered retail inventory of the Borrower or any of its Subsidiaries, and fixtures, furniture and other household items attached to or inside such inventory, and the proceeds thereof, and (c) constitutes, in the opinion of the Administrative Agent and the Required Lenders, non-recourse Indebtedness (other than with respect to the Repurchase Obligations of the Obligors).
     “Foreign Person” means any Person that is incorporated, organized or otherwise formed in or under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.
     “Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered from time to time by the Parent, the Borrower or any Subsidiary Guarantor pursuant to the terms of the Pledge and Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral (as defined in the Pledge and Security Agreement), including without limitation, the Dutch Collateral Documents and the UK Share Charge, in each case, as amended or otherwise modified from time to time.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Funds Flow Memorandum” is defined in Section 5.1.22(d).

     “FX Trading Office” means the Administrative Agent’s foreign currency desk in New York, New York, or such other office or source of information as the Administrative Agent may designate.
     “GAAP” means, with respect to the interpretation of all accounting terms used herein and in each other Loan Document, the calculation of all accounting determinations and computations required to be made hereunder or thereunder (including under Section 8.4 and in respect of any defined terms used herein or in any other Loan Document), those U.S. generally accepted accounting principles applied in the preparation of the financial statements of the Parent required to be delivered hereunder.
     “Government Account” means any Account the debtor of which is the United States or any department or instrumentality thereof.
     “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, the NAIC or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantor” means the Parent, each Subsidiary Guarantor and each other party that has guaranteed the Obligations.
     “Guaranty” means each of the Subsidiary Guaranty and the guaranty entered into by the Parent under Article XI.
     “Hazardous Material” means
     (a) any “hazardous substance”, as defined by CERCLA;
     (b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended;
     (c) any petroleum product; or
     (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product, asbestos or asbestos-containing materials) within the meaning of any other Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Law.
     “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, commodity price protection agreements, equity derivative agreements and all other agreements or arrangements designed to protect a Person against fluctuations in interest rates or currency exchange rates, commodity prices or equity security prices or values.

     “herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular section, paragraph or provision of such Loan Document.
     “Immaterial Subsidiary” means, as of any date of determination, (a) each Subsidiary of the Parent identified on Item 1.1(b) of the Disclosure Schedule; provided that such Subsidiaries shall not have any assets other than the assets identified on Item 1.1(b) of the Disclosure Schedule, and (b) after the Closing Date, any other Subsidiary, which is inactive or has immaterial assets and which has been requested in writing by the Borrower to be treated, and agreed to by the Administrative Agent, in its sole discretion, as being an “Immaterial Subsidiary.”
     “Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification (a) which is of a “going concern” or similar nature, (b) which relates to the limited scope of examination of matters relevant to such financial statement (except, in the case of matters relating to any acquired business or assets, in respect of the period prior to the acquisition by such Obligor of such business or assets), (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 8.4 or (d) which is another material qualification or exception (other than a material qualification or exception that results directly from changes promulgated by the Financial Accounting Standards Board).
     “including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.
     “Indebtedness” of any Person means, without duplication:
     (a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;
     (c) all Capitalized Lease Liabilities;
     (d) net Hedging Obligations of such Person;
     (e) whether or not so included as liabilities in accordance with GAAP, all obligations secured by any Lien on any property or assets owned or held by that Person regardless of whether the obligations secured thereby shall have been assumed by that Person or are non-recourse to the credit of that Person; provided, that the amount of any

Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (e) shall, in the event that such Indebtedness is limited recourse to such property (without recourse to such Person), for purposes of this Agreement, be equal to the lesser of the amount of such obligation and the fair market value of the property or assets to which the Lien attaches, determined in good faith by such Person;
     (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts for property or services payable in the ordinary course of business which are not overdue for a period of more than 45 days or, if overdue for more than 45 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), including obligations of such Person (“Deferred Acquisition Obligations”), whether liquidated or unliquidated, fixed or contingent, arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Capital Securities, assets or otherwise) and payable to the seller or sellers thereof, including obligations in respect of deferred purchase price or “earn-outs” or other contingent payments (whether based on revenue or otherwise);
     (g) for purposes of Section 9.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;
     (h) obligations arising under Synthetic Leases; and
     (j) all Contingent Liabilities of such Person in respect of any of the foregoing.
     The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent that such Person is not liable therefor (by contract, as a matter of law or otherwise). Notwithstanding any of the foregoing, Indebtedness shall not include operating lease obligations.
     “Indemnified Liabilities” is defined in Section 12.4.
     “Indemnified Parties” is defined in Section 12.4.
     “Initial DIP L/C Lenders” means those DIP L/C Lenders that will fund (directly or through a Related Prepetition Lender acting as a “fronting bank”) Synthetic Deposits on the Closing Date pursuant to the Interim Order.
     “Initial NM Lenders” means those Lenders that will make (directly or through a Related Prepetition Lender acting as a “fronting bank”) Initial NM Loans on the Closing Date pursuant to the Interim Order.
     “Initial NM Loan Amount” means $30,335,052.
     “Initial NM Loans” is defined in Section 2.2(a).

     “Initial Roll-Up Entitlements” is defined in Section 2.2(c).
     “Insured Peril” is defined in Section 7.4.
     “Intellectual Property” means the licenses that the Obligors own or otherwise possess the right to use along with all of the trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets, know-how, database rights, design rights and other intellectual property rights.
     “Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.6 or 2.7 and shall end on (but exclude) the day which numerically corresponds to such date one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.6 or 2.7; provided that,
     (a) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and
     (b) no Interest Period for any Loan may end later than the Maturity Date for such Loan.
     “Interest Reserve Account” means the Account referred to in Section 2.11.2.
     “Interim Order” means that certain order issued by the Bankruptcy Court in substantially the form of Exhibit J and otherwise in form and substance satisfactory to the Obligors and the Administrative Agent.
     “Investment” means, relative to any Person,
     (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person; and
     (b) any Capital Securities acquired by such Person in any other Person.
     The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.
     “Investment Period” means, relative to any Synthetic Deposits earning a Participation Fee, the period beginning on (and including) the date on which such Synthetic Deposit is deposited or on the last day of the preceding Investment Period and ending on (but excluding) the day which numerically corresponds to such date one month thereafter; provided, however, that if any such Investment Period would otherwise end on a day which is not a Business Day, such Investment Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Investment Period shall end on the next preceding Business Day.
     “ISP Rules” is defined in Section 12.9.
     “Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto.
     “Law” means, as to any Person, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case binding on such Person or to which such Person or any of its property or assets is subject.
     “Lender Assignment Agreement” means an assignment agreement in the form of Exhibit D hereto with such changes and modifications as deemed necessary or advisable by the Administrative Agent to effect assignments permitted by the terms of this Agreement, including Section 12.11 hereto.
     “Lenders” is defined in the preamble and includes each NM Lender, DIP L/C Lender, DIP Letter of Credit Issuer and Roll-Up Lender and any Person that becomes one of them pursuant to Section 12.11.
     “Lender’s Environmental Liability” means any and all, contingent or otherwise, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, indemnities, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees, disbursements and expenses reasonably incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, or asserted or awarded against, the Administrative Agent any other Agent, any Lender, the DIP Letter of Credit Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:
     (a) any Release or threatened Release of any Hazardous Material into the environment;
     (b) any investigation, claim, litigation or proceeding related to personal injury arising from exposure or alleged exposure to Hazardous Materials handled by the Borrower or any of its Subsidiaries;
     (c) any misrepresentation, inaccuracy or breach of any warranty contained or referred to in Section 6.12;

     (d) any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental Laws;
     (e) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or
     (f) the imposition of any Lien, or contract or agreement, for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries.
     “Letter of Credit” means a DIP Letter of Credit.
     “LIBO Rate” means, with respect to any LIBO Rate Loans for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in (a) NM Loans or Roll-Up Loans made in Dollars or (b) in the case of Sterling Term Loans, Pounds Sterling (in each case as set forth by the Bloomberg Information Service or any successor thereto or any other service reasonably selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), for a period equal to such Interest Period; provided that, (i) to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum reasonably determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period, and (ii) notwithstanding any term or provision hereof to the contrary, the LIBO Rate shall not be less than (A) 3.0% in the case of NM Loans, nor (B) 3.25% in the case of Roll-Up Loans, at any time regardless of any referenced or displayed rate described above.
     “LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the Adjusted LIBO Rate or the UK Adjusted LIBO Rate, as applicable.
     “LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on the Allocation Schedule hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.
     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.
     “Lien Item” is defined in Section 8.4(b).

     “Loan Documents” means, collectively, this Agreement, the Orders, any DIP Letter of Credit, the Notes, the Subsidiary Guaranty, the Collateral Documents, the Engagement Letter, the Fee Letter, the Backstop Fee Letter, the Canadian Support Agreement and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.
     “Loans” means, as the context may require, an NM Loan and/or a Roll-Up Loan.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Parent and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document, (c) the Collateral, taken as a whole or (d) the validity or enforceability of any Loan Document.
     “Maturity Date” means the earliest of: (a) the Scheduled Maturity Date, (b) the Effective Date, (c) the date of consummation of any sale of all or a material portion of the assets of the Obligors pursuant to section 363 of the Bankruptcy Code, other than (i) asset sales approved by the Required Lenders, and (ii) Permitted Asset Sales, (d) if the Final Order has not been entered, the date that is thirty (30) days after entry of the Interim Order, (e) the date of termination of the Commitments pursuant to Sections 2.5.2, 9.2 or 9.3, and (f) the date on which the Obligations become due and payable pursuant to Sections 9.2 or 9.3.
     “Milestone Date” is defined in Section 7.18.
     “Milestone Requirement” is defined in Section 7.18.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Morgan Joseph” means Morgan Joseph & Co. Inc.
     “MoJo Fee” means the “Sale Transaction Fee” as set forth in the Morgan Joseph Fee Letter, to the extent approved and allowed by the Bankruptcy Court. The amount of any such “transaction fee” shall be reduced dollar for dollar by the Borrower’s payment of any monthly fee received by Morgan Joseph prior to the date of any sale of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code.
     “Morgan Joseph Fee Letter” means the fee letter between the Borrower and Morgan Joseph, dated as of November 10, 2009.
     “Mortgage” means each mortgage, leasehold mortgage, deed of trust, leasehold deed of trust or other agreement, in any case in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by any Obligor in favor of the Collateral Agent for the benefit of the Secured Parties, pursuant to the requirements of this Agreement, under which a Lien is granted on the real property, fixtures, personal property and/or the leasehold estate described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with its terms.

     “Mortgaged Property” means all real property owned or leased by any Obligor on the Closing Date identified as “Mortgaged Property” in Item 1.1(d) of the Disclosure Schedule.
     “NAIC” means the National Association of Insurance Commissioners.
     “Net Cash Proceeds” means proceeds received by any Obligor or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents from any Disposition approved by the Required Lenders and the Bankruptcy Court net of: (a) the reasonable and customary cash costs of sale, assignment or other disposition, including, for the avoidance of doubt, any MoJo Fee, (b) taxes paid or reasonably estimated in good faith to be payable as a result thereof (provided, however, that if, after the payment of all taxes with respect to such Disposition, the amount of such estimated taxes exceeded the amount of taxes actually paid in cash in respect of such Disposition, the aggregate fixed amount of such excess shall, at such time, constitute Net Cash Proceeds), (c) any amount required by the Bankruptcy Court to be paid or prepaid on Indebtedness (other than the Obligations) secured by a perfected and unavoidable Lien on the assets subject to such Disposition, and (d) any proceeds that the DIP Approved Budget contemplates will be used to fund expenses, provided, however, that evidence of each of (a), (b) and (c) are provided to the Administrative Agent in form and substance satisfactory to the Administrative Agent.
     “Net Casualty Proceeds” means, with respect to any Casualty Event, the cash amount of any insurance proceeds (other than for business interruption) under any casualty insurance policy or condemnation awards received by the Parent or any of its Subsidiaries in connection therewith, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a Lien on the property which is the subject of such Casualty Event which Lien (a) is a Permitted Lien and (b) has priority over the Liens securing the Obligations, less reasonable and customary amounts expended by the Parent or any of its Subsidiaries on legal, accounting and other professional fees, expenses and charges incurred in connection with collecting such insurance proceeds (including in connection with the adjustment or settlement of any such claims).
     “New Collateral” is defined in Section 7.8(b).
     “NM Commitment” means, as to each Lender, its obligation to make NM Loans to the Borrower pursuant to Section 2.2 (a) and Section 2.2(b) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on the Allocation Schedule under the caption “NM Commitment” or in the Lender Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the NM Commitments as of the Closing Date is $38,000,000.
     “NM Lender Delayed Draw Commitment Amount” means $7,664,948.
     “NM Lenders” means each Lender with a NM Commitment or that holds an NM Loan and/or has a DIP Letter of Credit Participation Obligation, in each case, either directly or through a Related Prepetition Lender that is a “fronting bank.”
     “NM Loan” is defined in Section 2.2(b).

     “NM Loan Percentage” means, relative to any NM Lender, the applicable percentage relating to NM Loans set forth opposite its name on the Allocation Schedule under the NM Commitment column or set forth in a Lender Assignment Agreement under the NM Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and an Eligible Assignee and delivered pursuant to Section 12.11. An NM Lender shall not have any NM Loan Commitment if its percentage under the NM Commitment column is zero.
     “NM Note” means a promissory note of the Borrower payable to any NM Lender or its registered assigns, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such NM Lender resulting from the NM Loans made by such NM Lender.
     “Non-Domestic Credit Party” means any Credit Party that is not a “United States person,” as defined under Section 7701(a)(30) of the Code.
     “Non-Excluded Taxes” means any Taxes other than net income and franchise Taxes imposed with respect to any Credit Party by a Governmental Authority under the Laws of which such Credit Party is organized or in which it maintains its applicable lending office.
     “Non-U.S. Lender” means any Lender that is not a “United States person,” as defined under Section 7701(a)(30) of the Code.
     “Note” means, as the context may require, a NM Note and/or a Roll-Up Note.
     “Obligations” means the Loans, the DIP Letters of Credit and all other amounts, obligations, covenants and duties owing by any Obligor to the Administrative Agent or any other Agent, any Lender, any Affiliate of any of them, any Indemnified Party or any other Secured Party, of every type and description (whether by reason of an extension of credit, protective advance, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document (including the Orders), any agreement for cash management services entered into in connection with this Agreement or any other Loan Document (including the Orders), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements and other sums chargeable to the Loan Parties under this Agreement, any other Loan Document, any Rate Protection Agreement or the Orders, or any agreement for cash management services entered into in connection with this Agreement or any other Loan Document (including the Orders).
     “Obligor” means, as the context may require, the Borrower, each Guarantor and each other Person (other than a Secured Party, and other than CBS Monaco Limited and its Subsidiaries) that is a party to any Loan Document.
     “Operating Account” means the Account referred to in Section 2.11.3.

     “Orders” means the Interim Order and the Final Order, collectively.
     “Organic Document” means, relative to any Person, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, articles and memorandum of association and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of Capital Securities.
     “Other Mortgage Deliverables” means:
     (i) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of any Mortgage contemplated hereunder as may be necessary or, in the reasonable opinion of the Administrative Agent or Collateral Agent, desirable effectively to create a valid, perfected first priority Lien, subject only to Permitted Liens, against the property purported to be covered thereby;
     (ii) evidence of the payment of (or satisfactory arrangements for the payment of) all Title Policy premiums, search and examination charges and related charges, mortgage recording taxes, fees, costs and expenses of filing of each Mortgage contemplated hereunder as may be necessary in the reasonable opinion of the Administrative Agent, to create a valid, perfected super priority first Lien against the property identified in such Mortgage, subject only to Permitted Liens;
     (iii) with respect to each Mortgage contemplated hereunder, a mortgagee’s title insurance policy or signed commitment to issue such policy in favor of the Collateral Agent as mortgagee for the ratable benefit of the Secured Parties, in an amount equal to 105% of the fair market value of the property encumbered by such Mortgage, and in form and substance and issued by insurers, in each case reasonably satisfactory to the Administrative Agent, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is marketable and that the interest created by the Mortgage constitutes a valid first priority perfected Lien on such real property and fixtures described therein free and clear of all defects and encumbrances, other than Permitted Liens, such policy to include, to the extent available, a revolving credit endorsement, comprehensive endorsement, variable rate endorsement, first loss, last dollar, survey, contiguity, doing business, access and utilities endorsements, mechanic’s lien endorsement, and such other endorsements as the Administrative Agent shall reasonably request, and such policy to be accompanied by evidence of the payment in full of all premiums thereon (such policy, the “Title Policy”);
     (iv) with respect to each Mortgage contemplated hereunder, such UCC financing statements as may be necessary to perfect the Lien of the Collateral Agent for the benefit of the Secured Parties on the fixtures granted in such Mortgage;
     (v) opinions of counsel to the Obligors in each jurisdiction where the property to be encumbered by a Mortgage contemplated hereunder is located, in each case in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent;

     (vi) a survey (which may be the relevant survey previously delivered under the Prepetition Credit Agreement, unless requested by the Administrative Agent, to be a Survey) with respect to each parcel of real property to be encumbered by a Mortgage contemplated hereunder; and
     (vii) such other affidavits, certificates, approvals, opinions or documents as the Administrative Agent may reasonably request.
     “Other Taxes” means any and all stamp, documentary or similar taxes, or any other excise or property taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.
     “Participant” is defined in Section 12.11.4.
     “Participation Fees” is defined in clause (c) of Section 3.2.1.
     “Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit A to the Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with its terms.
     “PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended or otherwise modified from time to time.
     “PATRIOT Act Disclosures” means all documentation and other information which the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
     “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Parent or any corporation, trade or business that is, along with the Parent, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     “Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the UK Pensions Act.
     “Permitted Asset Sales” means the sale of those assets as set forth in Section 8.10, clauses (a), (b) and (c).
     “Permitted Lien” is defined in Section 8.3.

     “Permitted Refinancing” means, as to any Indebtedness (other than the Obligations), the incurrence of other Indebtedness (whether with the same or different lenders) to refinance such existing Indebtedness or the amendment, renewal or other modification of such existing Indebtedness; provided that, in the case of such other Indebtedness or modified Indebtedness, the following conditions are satisfied:
     (a) the weighted average life to maturity of such refinancing or modified Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced or modified, and the first scheduled principal payment in respect of such refinancing or modified Indebtedness shall not be earlier than the first scheduled principal payment in respect of the Indebtedness being refinanced or modified;
     (b) the principal amount of such refinancing or modified Indebtedness shall be less than or equal to the principal amount then outstanding of the Indebtedness being refinanced or modified;
     (c) each obligor on the refinancing or modified Indebtedness shall have been an obligor on the Indebtedness being refinanced or modified;
     (d) the security, if any, for the refinancing or modified Indebtedness shall be the same as that for the Indebtedness being refinanced or modified (except to the extent that less security is granted to holders of the refinancing Indebtedness or modified Indebtedness); and
     (e) the refinancing or modified Indebtedness is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness being refinanced or modified.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
     “Petition Date” is defined in the recitals of this Agreement.
     “Plan” means any Pension Plan or Welfare Plan.
     “Platform” is defined in clause (b) of Section 10.10.1.
     “Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, executed and delivered by an Authorized Officer of each Obligor, a copy of which is attached hereto as Exhibit G hereto, together with any supplemental Foreign Pledge Agreements delivered from time to time pursuant to any Loan Document, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with its terms.
     “Pledging Parent” is defined in Section 7.8(a).
     “Post-Carve-Out Notice Amount” is defined in the definition of Carve-Out.

     “Pounds Sterling”, “Sterling” and the sign “£” mean lawful money of the United Kingdom.
     “Pre-Carve Out Notice Amount” is defined in the definition of Carve-Out.
     “Prepetition Collateral” means the collateral (including cash collateral) securing the Prepetition Credit Agreement Obligations under the Prepetition Credit Agreement and all related documents.
     “Prepetition Collateral Trustee” means Wells Fargo Bank, N.A., and any successor thereto in such capacity.
     “Prepetition Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 7, 2006, by and among the Borrower, the Parent, various other financial institutions as the Lenders, Credit Suisse, Cayman Islands Branch, as Administrative Agent and Credit Suisse Securities (USA) LLC as Syndication Agent, Lead Arranger and Sole Book Runner, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “Prepetition Credit Agreement Agent” means any agent or trustee for the Prepetition Lenders under the Prepetition Credit Agreement.
     “Prepetition Credit Agreement Obligations” means all obligations owing by the Parent and its Subsidiaries under or in respect of the Prepetition Credit Agreement, including the loans, all contingent and reimbursement obligations in respect of letters of credit and all other amounts, obligations, covenants and duties owing by the Parent or any of its Subsidiaries party thereto to the administrative agent, any lender, any letter of credit issuer, any affiliate of any of them or any indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, or otherwise), present or future, arising under the Prepetition Credit Agreement, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, and includes all letter of credit, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees, disbursements and other sums chargeable to the Parent or any of its Subsidiaries party thereto under the Prepetition Credit Agreement, or any agreement for cash management services entered into in connection with the Prepetition Credit Agreement and all obligations of the Parent or any of its Subsidiaries party thereto to cash collateralize all contingent and reimbursement obligations in respect of letters of credit issued pursuant to the Prepetition Credit Agreement.
     “Prepetition Credit Percentage” means, as to any Prepetition Lender, the percentage of the Total Exposure Amount (as defined in the Prepetition Credit Agreement) held by such Prepetition Lender.
     “Prepetition Issuer” means the Revolving Credit Issuer and the Synthetic Issuer as defined in the Prepetition Credit Agreement.

     “Prepetition Lead Arranger and Sole Bookrunner” means Credit Suisse, Cayman Islands Branch.
     “Prepetition Lenders” means the lenders or any letter of credit issuer party to the Prepetition Credit Agreement.
     “Prepetition Loans” means loans made by the Prepetition Lenders under the Prepetition Credit Agreement.
     “Prepetition Syndication Agent” means Credit Suisse Securities (USA) LLC and includes each other person appointed as the successor Syndication Agent pursuant to the Prepetition Credit Agreement.
     “Prior GAAP Financials” is defined in Section 1.4(b).
     “Professional Expenses” is defined in the definition of Carve-Out.
     “Purchase Price” is defined in Section 12.11.10.
     “Rate Protection Agreement” means, collectively, any agreements with respect to Hedging Obligations entered into by the Borrower or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) the Administrative Agent, a Lender or an Affiliate of a Lender or an Affiliate of the Administrative Agent.
     “Reallocation Date” means such date or dates as designated by the Administrative Agent in the Closing Date Notice or at a later time, pursuant to the Closing Date Notice.
     “Reallocation Date Lender” means an Initial NM Lender or an Initial DIP L/C Lender, and/or their respective assignees who are Lenders as of each Reallocation Date immediately prior to giving effect to any assignments done pursuant to Section 12.11.10 on such Reallocation Date.
     “Register” is defined in Section 2.10(b).
     “Reimbursement Obligation” means a DIP Letter of Credit Reimbursement Obligation.
     “Related Prepetition Lender” means, with respect to any NM Lender or DIP L/C Lender: (a) any of its Affiliates, and/or (b) any other Prepetition Lender or any of its affiliates approved by the Administrative Agent as a “fronting lender” for such NM Lender or DIP L/C Lender in accordance with the procedures separately agreed among the Administrative Agent and the Initial NM Lenders and DIP L/C Lenders.
     “Release” means a “release”, as such term is defined in CERCLA, and shall include migration of Hazardous Materials.

     “Reorganization Plan” means a plan of reorganization, a plan of liquidation, or any other plan provided for a restructuring of one or more of the Debtors in any of the Cases, as confirmed by the Bankruptcy Court.
     “Replacement Lender” is defined in Section 4.11 and again in Section 12.11.
     “Replacement Notice” is defined in Section 4.11 and again in Section 12.11.
     “Repurchase Obligations” means obligations incurred pursuant to inventory repurchase agreements entered into in the ordinary course of the business of the Borrower and its Subsidiaries consistent with reasonable and customary industry practices in such business in connection with Floor-Plan Financing Lines provided by financial institutions to retailers; provided that in no event shall the terms of such obligations require the obligor thereof to make any cash payment in respect thereof until title to such inventory has been transferred to the Borrower or any such Subsidiary, as applicable.
     “Required Lenders” means, at any time, Lenders holding more than 50% of the Total Exposure Amount; provided that the Commitments and Loans of any Lender that is a Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time, and provided further that for the purposes of determining Required Lenders hereunder, the aggregate outstanding principal amount of Roll-Up Loans held by such Roll-Up Lenders shall not be included in calculating the Required Lenders.
     “Reserve Account” means the Account referred to in Section 2.11.1.
     “Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.
     “Restricted Payment” means the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of the Parent or any of its Subsidiaries or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other payment or distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of the Parent or any of its Subsidiaries or otherwise.
     “Revolving Letter of Credit Outstandings” is defined in the Prepetition Credit Agreement, but, unless the context otherwise requires, only refers to such Revolving Letter of Credit Outstandings that have become part of the Roll-Up Loans.
     “Revolving Loan” is defined in the Prepetition Credit Agreement, but, unless specifically stated to the contrary, only refers to such Revolving Loans that have become part of the Roll-Up Loans.
     “Roll-Up ABR Rate” is defined in Section 3.2.1(b).
     “Roll-Up Adjusted LIBOR Rate” is defined in Section 3.2.1(b).

     “Roll-Up Amount” means with respect to any NM Lender the amount, if any, set forth opposite such NM Lender’s name on the Allocation Schedule, as such schedule may be updated from time to time, under the caption “Roll-Up Amount”. The aggregate amount of the Roll-Up Amounts shall be: (a) as of the Closing Date, $32,335,052, and (b) as of the Final Order Entry Date, an additional $7,664,948, for a Total Roll-Up Amount of $40,000,000.
     “Roll-Up Conversion Rate” means the Spot Rate of conversion.
     “Roll-Up Entitlements” is defined in Section 2.2(c).
     “Roll-Up Lenders” means each Lender that holds a Roll-Up Entitlement or a Roll-Up Loan.
     “Roll-Up Loans” is defined in Section 2.2(c).
     “Roll-Up Note” means a promissory note of the Borrower payable to any Roll-Up Lender or its registered assigns, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Roll-Up Lender resulting from the Roll-Up Loans made by such Roll-Up Lender.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “Sale Order” is defined in Section 7.18(a).
     “Scheduled Maturity Date” means the twentieth week anniversary of the Closing Date or, if such date is not a Business Day, the preceding date that is a Business Day.
     “SEC” means the United States Securities and Exchange Commission.
     “Secured Parties” means, collectively, the Lenders, the DIP Letter of Credit Issuer, the Administrative Agent, the Collateral Agent, each other Agent and each of their respective successors, transferees and assigns.
     “Senior First Lien Loans” means the “Loans” as defined in the Prepetition Credit Agreement.
     “Spot Rate” for a currency means the rate quoted (expressed as a decimal, rounded to the fourth decimal place) to the Administrative Agent as the spot rate for the purchase of such currency with another currency through the FX Trading Office at approximately 10:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange settlement is made.
     “Stated Amount” means, on any date and with respect to any DIP Letter of Credit, the total amount then available to be drawn under such DIP Letter of Credit.
     “Stated Expiry Date” means, with respect to any DIP Letter of Credit, its date of expiration.

     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number of one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D, LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Sterling Term Loan” is defined in the Prepetition Credit Agreement, but, unless the context otherwise requires, only refers to such Sterling Term Loans that have become part of the Roll-Up Loans.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (“Other Person”) of which more than 50% of the Voting Securities of such Other Person (irrespective of whether at the time Capital Securities of any other class or classes of such Other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.
     “Subsidiary Guarantor” means each Subsidiary that has executed and delivered its Subsidiary Guaranty to the Administrative Agent.
     “Subsidiary Guaranty” means the Subsidiary Guaranty, dated as of the Closing Date, executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with its terms.
     “Superpriority Claims” means a claim against the Borrower and any Guarantor in any of the Cases which is an administrative expense of the type specified in Sections 364(c) of the Bankruptcy Code.
     “Survey” means a survey of any parcel of real property purported to be covered by any Mortgage contemplated hereunder (and all improvements thereon): (a) prepared by a surveyor or engineer licensed to perform surveys in the state where such real property, is located, (b) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (c) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the title company issuing the Title Policy specified in clause (iii) of the definition of

Other Mortgage Deliverables, (d) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (e) sufficient for the company issuing a Title Policy to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such real property and issue the endorsements of the type required by clause (iii) of the definition of Other Mortgage Deliverables, or such other survey as is in form and substance reasonably acceptable to the Administrative Agent.
     “Syndication Agent” means Credit Suisse Securities (USA) LLC and includes each other Person appointed as the successor Syndication Agent pursuant to Section 10.4.
     “Synthetic Account Balance” means, at any time, the amount on deposit in the Synthetic Deposit Account excluding any interest accrued thereon and deposited or credited therein.
     “Synthetic Deposit” is defined in Section 2.4(a).
     “Synthetic Deposit Account” means the account established by the Administrative Agent or an Affiliate thereof at Credit Suisse with the title “DIP L/C Lenders (Champion Home Builders) Credit-Linked Deposit Account” pursuant to Section 2.4.
     “Synthetic Deposit Amount” means, with respect to any DIP L/C Lender as of any date, an amount equal to the product of (a) such Lender’s Synthetic Deposit Percentage as of such date multiplied by (b) the DIP Letter of Credit Available Amount as of such date.
     “Synthetic Deposit Percentage” means, relative to any DIP L/C Lender, the applicable percentage relating to Synthetic Deposits set forth opposite its name on the Allocation Schedule under the Synthetic Deposit column or set forth in a Lender Assignment Agreement under the Synthetic Deposit column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to Section 12.11.
     “Synthetic Deposit Return” is defined in clause (d) of Section 2.4.
     “Synthetic Deposit Sub-Account” is defined in Section 2.4.
     “Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
     “Synthetic Letter of Credit Outstandings” is defined in the Prepetition Credit Agreement, but, unless the context otherwise requires, only refers to such Synthetic Letter of Credit Outstandings that have become part of the Roll-Up Loans.
     “Taxes” means any and all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected,

withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
     “Term Loan” means, as the context may require, any: (a) NM Loan, or (b) US Term Loan, or Sterling Term Loan that forms a part of the Roll-Up Loans hereunder.
     “Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 C.F.R.), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 C.F.R.), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the C.F.R.), (e) the PATRIOT Act, (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts and acts of war.
     “Third Party Liens” means those existing liens set out in Item 1.1(f) to the Disclosure Schedule, but only to the extent validly perfected and unavoidable and senior to the liens of the Prepetition Lenders.
     “Title Policy” is defined in clause (iii) of the definition of Other Mortgage Deliverables.
     “Total Exposure Amount” means, on any date of determination, the sum of (a) the outstanding principal amount of all Loans, plus (b) the unused amount of the NM Commitment, plus (c) the DIP Letter of Credit Available Amount, in each case, as of such date.
     “Total Facility Amount” means $40,000,000.
     “Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form of Exhibit B to any Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with its terms.
     “Transactions” means the transactions contemplated under this Agreement.
     “Trustee” means the United States Trustee for the District of Delaware.
     “Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

     “UK Adjusted LIBO Rate” means, with respect to any Sterling Term Loan for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period plus (b) the UK Mandatory Costs, if any.
     “UK Collateral Documents” means, (a) the fixed and floating first priority charge granted by CBS Monaco Limited to secure its intercompany note obligations to CHB Holdings B.V., executed and delivered by an Authorized Officer of CBS Monaco Limited, (b) the fixed and floating second priority charge granted by Caledonian Building Systems Limited, to secure its inter-company note obligations to the Borrower, executed and delivered by an Authorized Officer of Caledonian Building Systems Limited, substantially in the form of Exhibit M hereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with its terms, (c) the share charge with respect to the Capital Securities of CBS Monaco Limited, executed and delivered by an Authorized Officer of the CHB Holdings B.V., each of the foregoing, substantially in the forms attached as Exhibit M hereto, as such may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with their terms.
     “UK Mandatory Cost” means, with respect to Sterling Term Loans which form part of the Roll-Up Loans, the percentage rate per annum calculated by the Administrative Agent as set forth on Schedule III.
     “UK Pensions Act” means the Pensions Act 2004, as amended from time to time and in effect in the United Kingdom.
     “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
     “U.S Guarantor” means: (a) each Domestic Subsidiary that becomes a party to the Subsidiary Guaranty, (b) the Parent, and (c) each other Domestic Subsidiary of the Borrower that on the Petition Date was a guarantor under the Prepetition Credit Agreement. The U.S. Guarantors as of the Closing Date are listed on Schedule IV. It is understood and agreed that such schedule shall include Champion Development Corp., HomePride Finance Corp. and MHCDC, LLC.
     “US Term Loan” is defined in the Prepetition Credit Agreement, but, unless specifically stated to the contrary, only refers to such US Term Loans that have become part of the Roll-Up Loans.
     “UST Guidelines” means U.S. Department of Justice, Office of the U.S. Trustee, District of Delaware Operating Guidelines for Chapter 11 Cases.
     “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote (that is, not contingent on the happening of any event) for the election of directors, managers or other voting members of the governing body of such Person.
     “Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA.

     “wholly owned Subsidiary” refers to any Subsidiary all of the outstanding common stock (or similar equity interest) of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Parent.
     SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule, and each notice and other communication delivered from time to time in connection with any Loan Document.
     SECTION 1.3. Cross-References. Unless otherwise specified, references in a Loan Document to any Schedule, Article or Section are references to such Schedule, Article or Section of such Loan Document, and references in any Schedule, Article, Section or definition to any clause are references to such clause of such Schedule, Article, Section or definition.
     SECTION 1.4. Accounting and Financial Determinations; Time. (a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.4 and the definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Parent and its Subsidiaries, in each case without duplication.
     (b) If the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VII or VIII or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII or VIII or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. In the event of any such notification from the Borrower or the Administrative Agent and until such notice is withdrawn or such covenant is so amended, the Borrower will furnish to each Lender and the Administrative Agent, in addition to the financial statements required to be furnished pursuant to Section 7.1 (the “Current GAAP Financials”), (i) the financial statements described in such Section based upon GAAP as in effect at the time such covenant was agreed to (the “Prior GAAP Financials”) and (ii) a reconciliation between the Prior GAAP Financials and the Current GAAP Financials.
     (c) Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York, New York time.

ARTICLE II
COMMITMENTS AND CREDIT EXTENSIONS
     SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement, the NM Lenders and the DIP Letter of Credit Issuer severally agree to make Credit Extensions as set forth below.
     SECTION 2.2. The NM Loans and the Roll-Up Loans.
          (a) The Initial NM Loans. Subject to the terms and conditions set forth herein and in the Interim Order, each Initial NM Lender agrees, severally and not jointly, to make a Term Loan (the “Initial NM Loans”) in Dollars to the Borrower on the Closing Date, equal to such Initial NM Lender’s NM Loan Percentage of the aggregate amount of the Initial NM Loan Amount, less an original issue discount of 3.00%. As of the Closing Date, the principal amount of the Initial NM Loans (before applying the foregoing original issue discount) of each Initial NM Lender is set forth opposite such Initial NM Lender’s name on the Allocation Schedule under the caption “Initial NM Loans”. The proceeds of the Initial NM Loans shall, on the Closing Date, be deposited by the Initial NM Lenders into the Reserve Account.
          (b) The Additional NM Loans. Subject to the terms and conditions set forth herein and in the Orders, each NM Lender agrees, severally and not jointly, to make an additional Term Loan (the “Additional NM Loans” and, together with the Initial NM Loans, the “NM Loans”) in Dollars to the Borrower on the Final Order Entry Date (or, if not practicable, on the following Business Day), equal to such Lender’s NM Loan Percentage of the aggregate amount of the NM Lender Delayed Draw Commitment Amount, less an original issue discount of 3.00%. Any unused NM Commitments shall terminate within three (3) Business Days following the occurrence of the Final Order Entry Date. The proceeds of the Additional NM Loans shall, on the Final Order Entry Date, be deposited by the NM Lenders into the Reserve Account.
          (c) The Roll-Up Loans. Subject to the terms and conditions set forth herein and in the Orders, Prepetition Loans and letters of credit under the Prepetition Credit Agreement held by the Roll-Up Lenders shall be substituted and exchanged for roll-up loans and roll-up letters of credit (collectively, hereinafter, the “Roll-Up Loans”) as follows:
               (i) On the Closing Date, each Initial NM Lender and/or Related Prepetition Lender is entitled to roll up an aggregate principal amount of Senior First Lien Loans held by such Initial NM Lender and/or Related Prepetition Lender, as the case may be, equal to the aggregate principal amount of such Initial NM Lender’s and/or Related Prepetition Lender’s Initial NM Loans and DIP Letter of Credit Participation Obligations with respect to the DIP Letter of Credit Available Amount, into Roll-Up Loans hereunder (collectively, with respect to such Initial NM Lender or each such Related Prepetition Lender, such Person’s “Initial Roll-Up Entitlements”). For the purpose of determining the principal amount of Sterling Term Loans which comprise part of the Senior First Lien Loans to be rolled up hereunder, such Sterling Term Loan amounts shall be converted by the Administrative Agent into U.S. Dollar amounts in accordance with the Roll-Up Conversion Rate.

               (ii) On the Final Order Entry Date, each NM Lender and/or Related Prepetition Lender thereof shall become entitled to roll up an aggregate principal amount of Senior First Lien Loans held by such NM Lender and/or Related Prepetition Lender as the case may be, equal to the amount of such NM Lender’s and/or Related Prepetition Lender’s NM Lender Delayed Draw Commitment Amount into Roll-Up Loans with an aggregate principal amount equal to the amount of such NM Lender’s NM Lender Delayed Draw Commitment Amount (the “Additional Roll-Up Entitlements” and, together with the Initial Roll-Up Entitlements, the “Roll-Up Entitlements”). For the purpose of determining the principal amount of Sterling Term Loans which comprise part of the Senior First Lien Loans to be rolled up hereunder, such Sterling Term Loan amounts shall be converted by the Administrative Agent into U.S. Dollar amounts in accordance with the Roll-Up Conversion Rate.
               (iii) On the Closing Date or the Final Order Entry Date (as the case may be), each NM Lender and/or Related Prepetition Lender is entitled to roll up an aggregate principal amount of the Revolving Letter of Credit Outstandings and the Synthetic Letter of Credit Outstandings held by such NM Lender and/or Related Prepetition Lender as the case may be, under the Prepetition Credit Agreement, equal to the balance, if any, after giving effect to paragraphs (i) or (ii) above, as applicable, of the aggregate principal amount of such NM Lender’s and/or Related Prepetition Lender’s Initial NM Loans and/or Additional NM Loans and DIP Letter of Credit Participation Obligation with respect to the DIP Letter of Credit Available Amounts on the Closing Date or the Final Order Entry Date (as the case may be) for which there has not been a corresponding roll-up of Senior First Lien Loans into Roll-Up Loans hereunder; provided that on the Closing Date or the Final Order Entry Date (as the case may be), the aggregate principal amount outstanding of such NM Lender’s Roll-Up Loans does not exceed the aggregate principal amount of such NM Lender’s NM Loans and DIP Letter of Credit Participation Obligation with respect to the DIP Letter of Credit Available Amount.
          (d) Designation of Roll-Up Loans. Subject to the terms and conditions set forth herein and in the Orders, on the Closing Date and the Final Order Entry Date (as the case may be), and without any further action by any party to this Agreement, each NM Lender’s or DIP Letter of Credit Issuer’s Roll-Up Amount shall be administered, and shall from and after such date be designated, as Roll-Up Loans hereunder. The Administrative Agent shall, and each NM Lender and the DIP Letter of Credit Issuer authorizes the Administrative Agent to, promptly notify Credit Suisse AG, Cayman Islands Branch or its successor as administrative agent under the Prepetition Credit Agreement of the amount of each NM Lender’s and/or DIP Letter of Credit Issuer’s Roll-Up Loans so that Credit Suisse AG, Cayman Islands Branch or such successor administrative agent under the Prepetition Credit Agreement may update the register of the Senior First Lien Loans to reflect the transactions described in this Section 2.2 (c) and (d) (it being understood and agreed that the Administrative Agent shall have no liability for providing such information, absent gross negligence or willful misconduct).
          (e) Certain Matters Relating to Roll-Up Loans. By becoming a party to this Agreement, including by executing this Agreement or a Lender Assignment Agreement or by rolling up Senior First Lien Loans and, if applicable, Revolving Letter of Credit Outstandings and Synthetic Letter of Credit Outstandings under Section 2.2(c), each Roll-Up Lender represents and warrants that its Roll-Up Amount as of the Closing Date does not exceed the aggregate principal amount of the Senior First Lien Loans and Revolving Letter of Credit

Outstandings and the Synthetic Letter of Credit Outstandings held of record by such Roll-Up Lender as of the Closing Date.
          (f) Amounts borrowed (or, in the case of Roll-Up Loans, rolled up) under this Section 2.1 and repaid or prepaid may not be reborrowed.
     SECTION 2.3. DIP Letters of Credit. From time to time on any Business Day occurring from the Closing Date but thirty (30) days prior to the Maturity Date, the DIP Letter of Credit Issuer agrees that it will, to the extent requested by the Borrower, (a) issue one or more synthetic letters of credit (its “DIP Letter of Credit”) for the account of the Borrower or any Subsidiary Guarantor in the Stated Amount requested by the Borrower on such day or (b) extend the Stated Expiry Date of an existing DIP Letter of Credit issued hereunder. The Stated Expiry Date of each DIP Letter of Credit shall be no later than a date mutually agreed with the DIP Letter of Credit Issuer. The DIP Letter of Credit Issuer shall not be required to issue any DIP Letter of Credit if, after giving effect thereto: (i) the aggregate amount of all DIP Letter of Credit Outstandings would exceed the DIP Letter of Credit Available Amount, (ii) the sum of the aggregate amount of all DIP Letter of Credit Outstandings would exceed the amount on deposit in the Synthetic Deposit Account; or (iii) the sum of (A) the aggregate amount of all DIP Letter of Credit Outstandings, and (B) the sum of all NM Loans, would exceed the Total Facility Amount.
     SECTION 2.4. Synthetic Deposit Account.
          (a) On or prior to the Closing Date, the Administrative Agent shall establish the Synthetic Deposit Account. The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each DIP L/C Lender in the Synthetic Deposit Account (the interest of each DIP L/C Lender in the Synthetic Deposit Account, as evidenced by such records, being referred to as such Lender’s “Synthetic Deposit Sub-Account”). The Administrative Agent shall establish such additional Synthetic Deposit Sub-Accounts for assignee Lenders as shall be required pursuant to Section 12.11. No Person (other than the Administrative Agent or any of its sub-agents) shall have the right to make any withdrawals from the Synthetic Deposit Account or exercise any other right or power with respect thereto, except as expressly provided herein. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that no amount on deposit at any time in the Synthetic Deposit Account (i) shall be the property of any Secured Party (other than the Administrative Agent for the benefit of the DIP Letter of Credit Issuer) and (ii) shall constitute Collateral under the Loan Documents other than in favor of the DIP Letter of Credit Issuer in respect of DIP Letter of Credit Participation Obligations. In addition, each DIP L/C Lender hereby grants to the Administrative Agent for the benefit of the DIP Letter of Credit Issuer a security interest in its rights and interests in such DIP L/C Lender’s Synthetic Deposit to secure the obligations of such DIP L/C Lender hereunder. Each DIP L/C Lender agrees that its right, title and interest with respect to the Synthetic Deposit Account shall be limited to the right to require amounts in its Synthetic Deposit Sub-Account to be used as expressly set forth herein and that it will have no right to require the return of its Synthetic Deposit other than as expressly provided herein (each DIP L/C Lender hereby acknowledging that its Synthetic Deposit constitutes payment for its DIP Letter of Credit Participation Obligations and that the DIP Letter of Credit Issuer will be issuing, amending, renewing and extending DIP Letters of Credit in reliance on the availability of such

Lender’s Synthetic Deposit to discharge such Lender’s obligations in accordance with clause (c) of this Section 2.4 and Section 2.9.3). The funding of the Synthetic Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements solely among the Administrative Agent, the DIP Letter of Credit Issuer and the DIP L/C Lenders with respect to the funding and reimbursement obligations of the DIP L/C Lenders under this Agreement, and do not constitute loans, extensions of credit or other financial accommodations to any Obligor.
          (b) On the Closing Date, each DIP L/C Lender shall deposit in the Synthetic Deposit Account an amount in Dollars equal to such Lender’s Synthetic Deposit Amount less an original issue discount of 3.00%; (each amount so deposited, such Lender’s “Synthetic Deposit”); provided, however, that an amount equal to the foregoing amount of original issue discount shall, immediately upon the occurrence of the Closing Date, be funded into the Synthetic Deposit Account from the NM Loans funded on the Closing Date into the Reserve Account and deemed to be a Synthetic Deposit of the DIP L/C Lenders who received such original issue discount for all purposes hereunder, and after the Closing Date treated the same as all other Synthetic Deposits of such DIP L/C Lenders.
          (c) Each DIP L/C Lender irrevocably and unconditionally agrees that its Synthetic Deposits in the Synthetic Deposit Account shall be withdrawn and distributed as follows:
     (i) In the event the Borrower does not reimburse the DIP Letter of Credit Issuer pursuant to Section 2.9.3, the Administrative Agent shall withdraw from the Synthetic Deposit Account the amount of such unreimbursed Disbursement (and debit the Synthetic Deposit Sub-Account of each DIP L/C Lender in the amount of such DIP L/C Lender’s Synthetic Deposit Percentage of such unreimbursed Disbursement) and make such amount available to the DIP Letter of Credit Issuer and the DIP Letter of Credit Available Amount shall be reduced by such amount.
     (ii) In the event the Borrower voluntarily decides to permanently reduce the DIP Letter of Credit Available Amount, the Administrative Agent will, subject to payment of the Exit Fee, withdraw from the Synthetic Deposit Account an amount equal to such reduction, and pay to each DIP L/C Lender an amount equal to the product of (A) such Lender’s Synthetic Deposit Percentage multiplied by (B) the aggregate amount of such reduction. In no event shall the DIP Letter of Credit Available Amount be reduced to an amount that is less than the aggregate amount of the DIP Letter of Credit Outstandings.
     (iii) Concurrently with the effectiveness of any assignment by any DIP L/C Lender of all or any portion of its Synthetic Deposit, the corresponding portion of the assignor’s Synthetic Deposit Sub-Account shall be transferred from the assignor’s Synthetic Deposit Sub-Account to the assignee’s Synthetic Deposit Sub-Account in accordance with Section 12.11 and, if required by Section 12.11, the Administrative Agent shall close such assignor’s Synthetic Deposit Sub-Account.

     (iv) Upon the occurrence of the Maturity Date (other than the return of the portion of the Synthetic Deposit of each DIP L/C Lender on deposit in the Synthetic Deposit Account), in the event that all DIP Letters of Credit have been returned, replaced, cancelled or Cash Collateralized (other than with Synthetic Deposits), all amounts remaining in the Synthetic Deposit Account shall be returned to the DIP L/C Lenders based on such DIP L/C Lender’s Synthetic Deposit Percentage.
          (d) On each day on which Participation Fees are required to be paid with respect to all or any portion of the Synthetic Deposits pursuant to clause (c) of Section 3.2.1, the Administrative Agent shall pay to each DIP L/C Lender an amount (the “Synthetic Deposit Return”) equal to (i) the Base Return for the relevant Investment Period less an amount equal to 0.10% per annum on such Synthetic Deposits multiplied by (ii) such DIP L/C Lender’s Synthetic Deposit Percentage. Any amounts earned and received with respect to Synthetic Deposits during any applicable Investment Period in excess of the Base Return shall be for the account of the Administrative Agent. No Person other than the Administrative Agent shall have any obligation under or in respect of this clause.
          (e) Notwithstanding anything to the contrary in this Agreement, the Borrower shall not be liable for any losses due to (i) the misappropriation of any Base Return or Synthetic Deposit or (ii) the failure of the Administrative Agent to pay the Synthetic Deposit Return to any DIP L/C Lender (it being understood and agreed for greater certainty that this clause shall not limit any obligation of the Borrower hereunder to pay any Participation Fee). Neither the Administrative Agent, the DIP Letter of Credit Issuer nor any other Person guarantees any rate of return on the investment of any Synthetic Deposit held in the Synthetic Deposit Account.
          (f) Notwithstanding any other provision of this Agreement, no DIP Letter of Credit shall be issued nor any Stated Amount of any DIP Letter of Credit increased, if, after giving effect thereto, the DIP Letter of Credit Outstandings would exceed the Synthetic Account Balance.
          (g) If the DIP Letter of Credit Issuer is enjoined from taking any action referred to in clause (d) of this Section 2.4, or if the DIP Letter of Credit Issuer reasonably determines that, by operation of law, it may reasonably be precluded from taking any such action, or if any Obligor or DIP L/C Lender challenges in any legal proceeding any of the acknowledgements, agreements or characterizations set forth in clause (a) of this Section 2.4, then, in any such case (and so long as such event or condition shall be continuing), and notwithstanding anything contained herein to the contrary, the DIP Letter of Credit Issuer shall not be required to issue, renew or extend any DIP Letter of Credit.
          (h) In the event any payment of a DIP Letter of Credit Reimbursement Obligation shall be required to be refunded by the DIP Letter of Credit Issuer to the Borrower after the return of the Synthetic Deposits to the DIP L/C Lenders as permitted hereunder, each DIP L/C Lender agrees to acquire and fund a participation in such refunded amount equal to the lesser of its Synthetic Deposit Percentage thereof and the amount of its Synthetic Deposit that shall have been so returned.

     SECTION 2.5. Reduction of the Commitment Amounts. The Commitment Amounts of each NM Lender and DIP Letter of Credit Issuer are subject to reduction from time to time pursuant to this Section.
     SECTION 2.5.1. Optional Reductions. Subject to the payment of the Exit Fee under Section 3.3.1, the Borrower may, from time to time on any Business Day occurring on and after the Closing Date or the Final Order Entry Date (as the case may be), voluntarily reduce the amount of any Commitment Amount on the Business Day so specified by the Borrower; provided, however, that all such reductions shall require at least three Business Days’ prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000.
     SECTION 2.5.2. Termination, Reduction of Commitments. Each NM Lender’s Commitment Amount shall be automatically and permanently reduced on each date on which a Borrowing is made under Section 2.2 by an aggregate amount equal to such NM Lender’s ratable portion of the Borrowing made on such date and all Commitment Amounts shall automatically and permanently terminate at the end of the third (3rd) Business Day following the Final Order Entry Date.
     SECTION 2.6. Borrowing Procedures.
     SECTION 2.6.1. NM Loans. By delivering a Borrowing Request to the Administrative Agent on or before 12:00 noon on the Business Day following each of the entry of the Interim Order and the Final Order, the Borrower may irrevocably request, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice (which notice requirements may be waived by the Administrative Agent in its sole discretion), that a Borrowing be made, in the case of either LIBO Rate Loans or Base Rate Loans, (a) in a minimum amount of $1,000,000, or (b) in the unused amount of the applicable NM Commitment, in each case to the extent permitted by the Interim Order or the Final Order, as applicable. Each such irrevocable request shall be made by telephone confirmed promptly by hand delivery or facsimile to the Administrative Agent of the applicable Borrowing Request. On the terms and subject to the conditions of this Agreement, each Borrowing shall comprising the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 1:00 p.m. on such Business Day, each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to such time that such Lender will not make such deposit, the Administrative Agent may assume that such Lender has made such deposit on such Business Day and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made such deposit, then the applicable Lender and the Borrower each agrees to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A)(1) the Federal Funds Effective Rate, and (2) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the Adjusted Base Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower pays such amount to the Administrative Agent, then such amount shall constitute a reduction of such Borrowing. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.
     SECTION 2.6.2. Synthetic Deposits. In the case of any Synthetic Deposits, the Borrower may irrevocably request that Synthetic Deposits be made by the applicable Lender by delivering a Borrowing Request to the Administrative Agent on or prior to the Closing Date or the Final Order Entry Date (as the case may be).
     SECTION 2.7. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 12:00 noon on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than ten Business Days’ notice, that all, or any portion in an aggregate minimum amount of (i) in the case of NM Loans or Roll-Up Loans that are US Term Loans or Revolving Loans, $1,000,000 and (ii) in the case of Roll-Up Loans that are Sterling Term Loans £1,000,000, be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than ten Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided; however, that (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders that have made such Loans, and (b) no portion of the outstanding principal amount of any Loans, other than the Roll-Up Loans that are Sterling Term Loans, may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing. Each such irrevocable election shall be made by telephone confirmed promptly by hand delivery or facsimile to the Administrative Agent of the applicable Continuation/Conversion Notice.
     SECTION 2.8. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank Eurodollar market.
     SECTION 2.9. DIP Letter of Credit Issuance Procedures. By delivering to the Administrative Agent an Issuance Request on or before 12:00 noon on a Business Day, the Borrower may from time to time irrevocably request on not less than two (nor more than ten Business Days’ notice, in the case of the initial issuance of a DIP Letter of Credit) and not less than two Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date (in each case, unless a shorter period is agreed to by the DIP Letter of Credit Issuer, in its sole discretion) that such DIP Letter of Credit Issuer issue, or extend the Stated Expiry Date of, a DIP Letter of Credit in such form as may be requested by the Borrower and approved by such DIP Letter of Credit Issuer, solely for the purposes described in Section 6.24. Each DIP Letter of Credit Issuer will make available to the beneficiary thereof the original of the DIP Letter of Credit which it issues. The Borrower shall only request a DIP Letter of Credit under this Section 2.9 if such letter of credit is included in the DIP Approved Budget.
     SECTION 2.9.1. Other Lenders’ Participation. Upon the issuance of each DIP Letter of Credit or an increase in the Stated Amount thereof, and without further action, each DIP L/C Lender shall be deemed to have irrevocably purchased, to the extent of its Synthetic Deposit Percentage, a participation interest in such DIP Letter of Credit, including any Contingent Liability or DIP Letter of Credit Reimbursement Obligation created as a result of any issuance thereof or Disbursement with respect thereto (each, a “DIP Letter of Credit Participation Obligation”). Each DIP L/C Lender’s DIP Letter of Credit Participation Obligation shall be Cash Collateralized (as provided in Section 2.4), in favor of the DIP Letter of Credit Issuer, by such DIP L/C Lender’s Synthetic Deposit. Such DIP L/C Lender’s Synthetic Deposit shall be available for withdrawal by the Administrative Agent, in the amounts contemplated by and otherwise in accordance with clause (c)(i) of Section 2.4, to reimburse the DIP Letter of Credit Issuer for DIP Letter of Credit Reimbursement Obligations.
     SECTION 2.9.2. Disbursements. The DIP Letter of Credit Issuer will promptly notify the Borrower and the Administrative Agent by telephone (confirmed by facsimile) of the presentment for payment of any DIP Letter of Credit issued by such DIP Letter of Credit Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such DIP Letter of Credit and this Agreement, the applicable DIP Letter of Credit Issuer shall make such payment to the beneficiary (or its designee) of such DIP Letter of Credit. Prior to 1:00 p.m. on the first Business Day following the Disbursement Date, the Borrower will reimburse the Administrative Agent for the account of the DIP Letter of Credit Issuer for all amounts which such DIP Letter of Credit Issuer has disbursed under such DIP Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for the NM Loans that are Base Rate Loans pursuant to Section 3.2.1(a) for the period from the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any DIP Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the applicable DIP Letter of Credit Issuer upon each

Disbursement of a DIP Letter of Credit, and it shall be deemed to be the Obligor for purposes of each such DIP Letter of Credit issued hereunder (whether the account party on such DIP Letter of Credit is the Borrower or a Subsidiary Guarantor).
     SECTION 2.9.3. Reimbursement. The obligation (a “DIP Letter of Credit Reimbursement Obligation” in the case of a drawing under a DIP Letter of Credit) of the Borrower under Section 2.9.2 to reimburse, without duplication, the applicable DIP Letter of Credit Issuer and applicable Lenders with respect to each Disbursement (including interest thereon), and the right of the DIP Letter of Credit Issuer to be paid with amounts on deposit in the Synthetic Deposit Account, pursuant to clause (c) of Section 2.4, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender may have or have had against such DIP Letter of Credit Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable DIP Letter of Credit (if, in such DIP Letter of Credit Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its DIP Letter of Credit Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against such DIP Letter of Credit Issuer for any wrongful Disbursement made by such DIP Letter of Credit Issuer under a DIP Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such DIP Letter of Credit Issuer.
     SECTION 2.9.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default:
     (i) the aggregate Stated Amount of all DIP Letters of Credit shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the applicable DIP Letter of Credit Issuer of such DIP Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed);
     (ii) the Borrower shall be immediately obligated to reimburse such DIP Letter of Credit Issuer for the amount deemed to have been paid or disbursed by such DIP Letter of Credit Issuer; and
     (iii) the Borrower shall be immediately obligated to deposit with (or for the benefit of) such DIP Letter of Credit Issuer an amount equal to 5% of the amount deemed to have been paid or disbursed by such DIP Letter of Credit Issuer pursuant to the preceding clause (i).
Amounts payable by the Borrower pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations. When all of the Events of Default giving rise to the deemed disbursements under this Section have been cured or waived, the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative

Agent pursuant to this Section (together with any interest accrued thereon) which have not been applied to the satisfaction of the Reimbursement Obligations.
     SECTION 2.9.5. Nature of Reimbursement Obligations. The Borrower, each other Obligor and, to the extent set forth in Section 2.9.1, each DIP L/C Lender, shall assume all risks of the acts, omissions or misuse of any DIP Letter of Credit by the beneficiary thereof. No DIP Letter of Credit Issuer (except to the extent of its own gross negligence or willful misconduct) shall be responsible for:
          (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any DIP Letter of Credit or any document submitted by any party in connection with the application for and issuance of a DIP Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
          (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a DIP Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
          (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a DIP Letter of Credit;
          (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or
          (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a DIP Letter of Credit.
None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any DIP Letter of Credit Issuer or any DIP L/C Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by a DIP Letter of Credit Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each such Secured Party, and shall not put such DIP Letter of Credit Issuer under any resulting liability to any Obligor or any Secured Party, as the case may be.
     SECTION 2.10. Register; Notes. The Register shall be maintained on the following terms:
          (a) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (c) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any Obligations of any Obligor.
          (b) The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitments, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 12.11. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement duly executed by the assignor thereof and the compliance by the parties thereto with the other requirements of Section 12.11. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.
          (c) The Borrower agrees that, upon the request of any Lender, the Borrower will execute and deliver to such Lender, as applicable, a Note evidencing the Loans made by such Lender. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any Obligations of any Obligor. A Note and the Obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 12.11.
     SECTION 2.11. Accounts. On or prior to the Closing Date, the Borrower shall establish the following Accounts (it being understood that the Borrower may use its current cash management system pursuant to Section 7.11 and is not required to establish new Accounts so long as the Borrower’s accounts operate in the manner described in this Section 2.11 and the Accounts are secured by a valid and fully perfected first priority lien, subject only to the Carve-Out, in favor of the Administrative Agent).
     SECTION 2.11.1. Reserve Account. (a) On the Closing Date and/or the Final Order Entry Date (as the case may be), subject to the terms and conditions hereof, an amount as set forth in the Funds Flow Memorandum, or such lesser amount as approved by the Bankruptcy Court under the terms of the Interim Order or the Final Order (as the case may be), shall be deposited by the NM Lenders into the Reserve Account. Amounts on deposit in the Reserve Account may be withdrawn only with the consent of the Administrative Agent.
     (b) On the Closing Date and the Final Order Entry Date (as the case may be), subject to the terms and conditions hereof, the amount shown on the Funds Flow Memorandum or such lesser amount approved by the Bankruptcy Court under the terms of the Interim Order or the Final Order (as the case may be), shall be withdrawn from the Reserve Account and deposited into the Interest Reserve Account.
     (c) Amounts in the Reserve Account may be withdrawn for deposit into the Operating Account on any Business Day of the first calendar week of each calendar month (or, if in respect of the first withdrawal from the Reserve Account following the Closing Date, the first Business Day following the deposit of the proceeds into the Reserve Account) (each withdrawal, a “Monthly Allocation”) only if: (i) no Default has occurred and is continuing, provided that amounts can be disbursed, notwithstanding a Default, if such disbursement is permitted under Sections 2.11.4 or 2.11.6, and (ii) such amounts are necessary to satisfy: (A) the permitted expenses in the DIP Approved Budget for such month, including permitted variances under such DIP Approved Budget (or the balance of the month, if in respect of the initial withdrawal from the Reserve Account)(taking into account the then existing balance of the Operating Account and the other Accounts of the Borrower exclusive of the Reserve Account, the Interest Reserve Account and the Carve-Out Account), and (B) all other payments and reimbursements due to the Agents and the Lenders under the Loans other than interest and fee payments to be funded out of the Interest Reserve Account pursuant to Section 2.11.2. Other than as necessary to comply with Sections 2.11.4 and 2.11.6, a Monthly Allocation shall not be deposited to the Operating Account unless within three (3) Business Days prior to each Monthly Allocation (or one (1) Business Day, if in respect of the first withdrawal from the Reserve Account) the Borrower makes a request for disbursement in a form acceptable to the Administrative Agent (which form of disbursement request must specifically tie the amount of each request to specific line items in the DIP Approved Budget) and simultaneously represents in writing to the Administrative Agent that (x) no Material Adverse Effect has occurred since the Closing Date or the Final Order Entry Date (as the case may be), (y) no Default by the Borrower has occurred and is continuing, and (z) the Borrower reaffirms the truth and accuracy, as of the date of the request, of the representations and warranties in Loan Documents, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

     SECTION 2.11.2. Interest Reserve Account. Funds deposited into the Interest Reserve Account as provided in Section 2.11.1(b) may be withdrawn by the Administrative Agent for the purpose of making monthly interest payments and other fees due to the Lenders, including with respect to the DIP Letter of Credit Facility, and until the Maturity Date no funds in the Interest Reserve Account shall be withdrawn for the purpose of making payments of the incremental interest comprising default interest in accordance with Section 3.2.2.
     SECTION 2.11.3. Operating Account. The Operating Account shall be funded out of the Reserve Account in accordance with the provisions of Section 2.11.1. Provided no Default has occurred and is continuing, funds in the Operating Account may be disbursed at the direction of the Borrower to other Accounts or directly to the applicable recipient through the Borrower’s cash management system, for the payment by the Borrower of permitted expenses, all in accordance with the DIP Approved Budget. The Borrower shall not be permitted to disburse funds from the Operating Account unless, on the first and fifteenth day of each month, the Borrower represents in writing to the Administrative Agent that: (a) no Material Adverse Effect has occurred since the Closing Date or the Final Order Entry Date (as the case may be), and (b) no Default has occurred and is continuing. Notwithstanding the foregoing, funds may be disbursed from the Operating Account, whether or not a Default exists and is continuing, to the extent necessary to comply with Sections 2.11.4 and 2.11.6.
     SECTION 2.11.4. Carve-Out Account. (a) On any Business Day of the first calendar week of each calendar month following the Closing Date (or, if in respect of the first withdrawal from the Reserve Account or Operating Account following the Closing Date, the first Business Day following the deposit of the proceeds into the Reserve Account), an amount shall be withdrawn by the Borrower from the Reserve Account and/or Operating Account (and, if insufficient, funded out of receivables collected by the Debtors) and deposited by the Borrower into the Carve-Out Account for the purpose of paying accrued but unpaid Professional Expenses, budgeted to be paid for such Calendar Month in the DIP Approved Budget, payable to the extent later authorized or allowed to be paid by the Bankruptcy Court. Such amounts periodically deposited in the Carve-Out Account shall not be available to pay any Professional Expenses incurred after a Carve-Out Event.
      (b) Following the occurrence of a Carve-Out Event that is not waived or otherwise cured, the Post-Carve Out Notice Amount shall be withdrawn by the Borrower from the Reserve Account and/or Operating Account (and, if insufficient, funded out of receivables collected by the Debtors) and deposited into the Carve-Out Account, for the purpose of paying Professional Expenses incurred by the Borrower after the Carve-Out Event to the extent allowed or authorized by the Bankruptcy Court.
     (c) If a sale of the assets of the Debtors occurs via a credit bid under Section 363 of the Bankruptcy Code, an amount, equal to the MoJo Fee, if any, shall be withdrawn by the Borrower from the Reserve Account and/or Operating Account of the Borrower and deposited as required under the terms of the Morgan Joseph Fee Letter. If a cash sale of the assets of the Debtors occurs under Section 363 of the Bankruptcy Code, an amount, equal to the MoJo Fee, if any, shall be payable to Morgan Joseph, without duplication, from the Net Cash Proceeds of such sale.
     SECTION 2.11.5. General Requirements for the Accounts. Each of the above-mentioned Accounts shall at all times be: (a) held as collateral for the Obligations but subordinated to the Carve-Out, (b) held at a financial institution selected by the Administrative Agent from a list of approved financial institutions published by the Trustee, and (c) subject to an effective Control Agreement in favor of the Collateral Agent (for the benefit of the Lenders) in form and substance satisfactory to the Collateral Agent and in which the Collateral Agent (for the benefit of the Lenders) has a perfected first priority Lien subordinated only to the Carve-Out, with all rights and remedies in respect thereto as shall be set forth in the Loan Documents. The Borrower and its Subsidiaries may not open new Accounts or any other account at a financial institution without the prior written consent of the Administrative Agent, which consent may be withheld in the Administrative Agent’s sole discretion. Upon the acceleration of the Loans and the demand for the repayment thereof, the Administrative Agent may withdraw and apply, without notice or demand to the Borrower, all funds in every Account for the repayment of the Obligations in such order and priority as the Administrative Agent may determine, subject to the Carve-Out and Section 2.11.6.
     SECTION 2.11.6. Utilization of Funds in the Operating Account and/or Reserve Account. Notwithstanding anything to the contrary contained in this Section 2.11, the Borrower shall be permitted to withdraw funds in either the Operating Account or the Reserve Account in an amount of up to $3,000,000 in the aggregate, whether or not a Default has occurred, provided that: (a) such funds are used by the Borrower solely to pay unpaid employee salaries that have been properly incurred prior to the occurrence of a Default, and (b) such application of proceeds is in accordance with the DIP Approved Budget.
     SECTION 2.11.7. Receivables. The Borrower shall deposit, immediately upon receipt, any and all collections of any type, including without limitation any and/all proceeds of the Collateral, into its concentration or main operating account existing on the Petition Date consistent with the Borrower’s cash management system as in effect prior to the Petition Date and in accordance with the terms of Section 7.11.
     SECTION 2.12. Allocation Mechanism with respect to NM Loans and DIP Letters of Credit.
          (a) On the Exchange Date, the Lenders party to each of the NM Commitments, the NM Loans, the DIP Letter of Credit Commitment or the DIP Letter of Credit Outstandings shall automatically and without further act (and without regard to the provisions of Section 12.11 (but which such provisions shall remain applicable following such exchange)) be deemed to have exchanged interests in the NM Commitments, the NM Loans, the DIP Letter of Credit Commitment and the DIP Letter of Credit Outstandings, such that in lieu of the interest of each Lender in such NM Commitments, the NM Loans, the DIP Letter of Credit Commitment and DIP Letter of Credit Outstandings in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Loan Party in respect thereof), such Lender shall instead hold an interest in every one of the NM Commitments, the NM Loans, the DIP Letter of Credit Commitment and the DIP Letter of Credit Outstandings (including the Obligations of each Loan Party in respect thereof), whether or not such Lender shall previously have participated therein, equal to such Lender’s Allocation Percentage thereof. It is understood and agreed that each Exchange, in itself, will not affect the aggregate amount of the Obligations owing by each of the Obligors on the Exchange Date. Each Lender and each Obligor hereby consents and agrees to the Exchange, and each Lender agrees that the Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any NM Commitments, NM Loans, DIP Letter of Credit Commitment or DIP Letter of Credit Outstandings. Each Obligor agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its NM Commitments, NM Loans, DIP Letter of Credit Commitment or DIP Letter of Credit Outstandings hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the NM Commitments, NM Loans, DIP Letter of Credit Commitment or DIP Letter of Credit Outstandings so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the Exchange.
          (b) As a result of the Exchange, upon and after the Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations and each distribution made by the Administrative Agent pursuant to any Collateral Document in respect of the Obligations to the Lenders under the NM Commitments, NM Loans, DIP Letter of Credit Commitment or DIP Letter of Credit Outstandings, shall be distributed to the Lenders under such NM Commitments, NM Loans, DIP Letter of Credit Commitment or DIP Letter of Credit Outstandings, as applicable, pro rata in accordance with their respective Allocation Percentages. Any direct payment received by a Lender on or after the Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
     SECTION 3.1. Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.
     SECTION 3.1.1. Repayments and Prepayments. The Borrower shall repay in full in cash to the Administrative Agent for the ratable account of the Lenders the unpaid principal amount of each Loan and all accrued but unpaid interest thereon upon the Maturity Date, or earlier, if otherwise required by the terms hereof, together with any fees payable therewith as provided hereunder. Prior thereto, payments and prepayments of the Loans shall or may be made as follows:

          (a) From time to time on any Business Day, the Borrower may make, upon notice to the Administrative Agent, a voluntary prepayment, in whole or in part, of the outstanding principal amount of any NM Loans; provided that (A) any prepayment of the NM Loans is to be applied pro rata among the NM Loans so prepaid of the same type and, if applicable, having the same Interest Period of all NM Lenders that have made such NM Loans (to be applied as set forth in Section 3.1.2); (B) all such voluntary prepayments shall require at least one but no more than five Business Days’ (and at least three Business Days’ in the case of LIBO Rate Loans) prior telephonic notice (promptly confirmed by facsimile) to the Administrative Agent; (C) all such voluntary partial prepayments of any Loans shall be in an aggregate minimum amount of $1,000,000; and (D) the Exit Fee is paid as provided hereunder; provided, further, that no voluntary prepayment of Roll-Up Loans may be made until all NM Loans and other Obligations existing in respect thereof have been paid in full in cash and the NM Commitments have terminated. Each such notice shall specify the date and amount of such prepayment and the type of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment of the NM Loans delivered by the Borrower may state that such notice is conditional upon the effectiveness of another financing and such notice may (subject to the payment of any customary breakage costs) be revoked by the Borrower (by written notice to the Administrative Agent a reasonable time prior to the specified effective date) if such condition is not satisfied. Each prepayment of principal of, and interest on, the NM Loans shall be made in Dollars.
          (b) From time to time on any Business Day, the Borrower may cause the Synthetic Deposits to be returned to the DIP L/C Lender by reducing the DIP Letter of Credit Facility Available Amount; provided that (A) all such voluntary reductions shall require at least one but no more than five Business Days’ prior telephonic notice (promptly confirmed by facsimile) to the Administrative Agent; and (B) all such voluntary partial returns shall be in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000.
          (c) On each date when the aggregate amount of all DIP Letter of Credit Outstandings exceeds the DIP Letter of Credit Available Amount, the Borrower shall Cash Collateralize all DIP Letter of Credit Outstandings in an aggregate amount equal to such excess.
          (d) In the event the DIP Letter of Credit Issuer has made a withdrawal from the Synthetic Deposit Account to repay unreimbursed DIP Reimbursement Obligations, the Borrower shall make a mandatory deposit in the Synthetic Deposit Account equal to such amount.
          (e) (i) Upon receipt by any Obligor or any of its Subsidiaries of any Net Cash Proceeds (other than any Net Cash Proceeds from a Disposition under Section 8.10(a)), or Net Casualty Proceeds, the Borrower shall deliver to the Administrative Agent a calculation of such proceeds and immediately make a mandatory prepayment of the Obligations hereunder in an amount equal to 100% of such Net Cash Proceeds or Net Casualty Proceeds (as the case may be), subject to Section 2.11.4(c).
               (ii) Immediately upon any acceleration of the Maturity Date of any Loans pursuant to Section 9.2 or Section 9.3, the Borrower shall repay all of the Loans.
Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, other than the payment of an Exit Fee pursuant to Section 3.3.1 and as may be required by Section 4.4. The Borrower shall give prior telephonic notice (promptly confirmed by facsimile) to the Administrative Agent of any mandatory prepayment required under this Section 3.1.1 (including the date, an estimate of the aggregate amount of such mandatory prepayment and a description of the events giving rise to such prepayment at least five (5) Business Days prior thereto); provided that the failure to give such notice shall not relieve the Borrower of its obligation to make such mandatory prepayments on or prior to the dates set forth in this Section 3.1.1 and the Borrower shall be permitted to make such mandatory prepayments on or prior to such dates.
     SECTION 3.1.2. Application of Proceeds from Mandatory Prepayment Events or Voluntary Prepayments.
          (a) Amounts to be applied in connection with the prepayment of Loans pursuant to Section 3.1.1 (other than Section 3.1.1(e)(i)) shall be applied in accordance with Section 4.7 and Section 4.8; provided that each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans.
          (b) Amounts to be applied in connection with the prepayment of Loans pursuant to Section 3.1.1(e)(i)) shall be applied as follows:
     (i) First, to pay all amounts with respect to the Obligations under DIP Loan Facility that represent the reasonable and necessary costs and expenses of preserving the asset that is disposed of and that are senior to any Third Party Liens encumbering such asset;
     (ii) Second, to pay any obligations secured by Third Party Liens encumbering the asset sold (unless otherwise subject to bona fide dispute);
     (iii) Third, to pay any fees, expenses and accrued interest under the DIP Loan Facility; and
     (iv) Fourth, to prepay amounts (without penalty, but subject to customary breakage costs and the Exit Fee payable) outstanding under the DIP Loan Facility;
provided that, each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans; provided, further, that each prepayment of principal or interest of the Loans pursuant to this Section 3.1.1 shall be applied (i) first, pro rata to the repayment of, or interest or Participation Fees with respect to, the New Money Loans and DIP Letter of Credit Participation Obligations and (ii) second, once all DIP Loans have been repaid in full, pro rata to the repayment of any outstanding Roll-Up Loans and all uncured but unpaid fees with respect thereto, including, for the avoidance of doubt, the fees due and payable pursuant to Section 3.3.6.
     SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.
     SECTION 3.2.1. Rates; Fees. (a) New Money Loans. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, interest on the NM Loans will be payable by the Borrower on the last Business Day of each fiscal month, at a rate per annum equal to, at the Borrower’s option depending upon whether it has selected LIBO Rate Loans or Base Rate Loans, respectively, in accordance with the requirements of this Agreement: (i) 10.00% per annum, plus the Adjusted LIBO Rate, or (ii) 9.00% per annum plus the greater of (A) the Adjusted Base Rate from time to time in effect, or (B) the Adjusted LIBO Rate (the rate described in this sub paragraph (ii), the “ABR Rate”). Interest shall be payable by the Borrower from and including the first Business Day of the calendar month to (but not including) the last Business Day of each calendar month at the interest rate as determined in this subparagraph.
     (b) Roll-Up Loans. Interest on any Roll-Up Loan (all of which shall be paid in kind and added to the principal amount of the Roll-Up Loan) will be payable by the Borrower on the last Business Day of each fiscal month, at a rate per annum equal to, at the Borrower’s option (i) 8.50% per annum (of which all shall be paid in kind and added to the principal amount outstanding of the Roll-Up Loans) (the “Applicable LIBOR Margin”), plus the Adjusted LIBO Rate (and with respect to any Sterling Term Loan, any UK Mandatory Costs) (collectively, the “Roll-Up Adjusted LIBOR Rate”), or (ii) 7.50% per annum (of which all shall be paid in kind and added to the principal amount outstanding of the Roll-Up Loans), plus the greatest of: (A) the Adjusted Base Rate and (B) the Adjusted LIBO Rate (collectively, the “Roll-Up ABR Rate”), provided that the option under sub-paragraph (ii) shall not be available to the Borrower with respect to the Sterling Term Loans. Interest shall be payable by the Borrower from and including the first Business Day of the fiscal month to (but not including) the last Business Day of each fiscal month at the interest rate as determined above.
     (c) Upon the deposit of the Synthetic Deposits in the Synthetic Deposit Account, the fees (“Participation Fees”) relative to the Synthetic Deposits shall accrue at a rate per annum equal to the sum of the Adjusted LIBO Rate for the relevant Investment Period plus an applicable margin of 10.00%; provided that the amount due and payable by the Borrower under this clause shall be the amount set forth above less the Synthetic Deposit Return payable by the Administrative Agent to the Synthetic Lenders pursuant to clause (c) of Section 2.4 for the applicable period. All Synthetic Deposits shall accrue fees at all times that they are on deposit in the Synthetic Deposit Account.
     SECTION 3.2.2. Post-Default Rates. Notwithstanding the rates of interest specified in Section 3.2.1 or elsewhere herein, effectively immediately upon the occurrence of a Default, the principal amount of all Loans and the Synthetic Deposits shall bear interest at a rate which is two percent (2%) per annum in excess of, with respect to the NM Loans and Synthetic Deposits, the ABR Rate and with respect to the Roll-Up Loans, the Roll-Up ABR Rate, except that the interest rate applicable to any Sterling Term Loan shall be the Roll-Up Adjusted LIBO Rate (the “Default Rate”). Such interest shall be payable on demand. The incremental interest attributable to the Default Rate, if in effect, shall not be paid by the Borrower out of proceeds in the Interest Reserve Account.
     SECTION 3.2.3. Payment Dates. (a) Interest accrued (including, without limitation, any payment of in-kind interest) on each Loan shall be payable, without duplication:
     (i) on the Maturity Date;
     (ii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on any Loan on the principal amount so paid or prepaid;
     (iii) on that portion of any Loans the Maturity Date of which is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration; and
     (iv) on the last Business Day of each calendar month, and provided that sufficient amounts are held in the Interest Reserve Account (other than payment of in-kind interest and any Default Interest), by the Borrower out of the Interest Reserve Account.
     Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
     (b) Participation Fees accrued on each Synthetic Deposit shall be payable, without duplication:
     (i) on the Maturity Date;
     (ii) on the date of any return of a Synthetic Deposit pursuant to this Agreement, on the amount of such Synthetic Deposits so returned; and
     (iii) on each monthly interest payment date occurring after the Closing Date beginning with November 30, 2009.

     SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     SECTION 3.3.1. Exit Fees. On any date on which any Loans are prepaid or repaid (including, for the avoidance of doubt, on the Maturity Date), the Borrower shall pay to each Lender its pro rata share of the Exit Fee applicable to such prepayment or repayment of the Loans.
     SECTION 3.3.2. Arranger’s Fees; Prepetition Lender Fees. The Borrower agrees to pay to: (a) Credit Suisse and Credit Suisse Securities (USA) LLC, for their own account, the fees in the amounts and on the dates set forth in the Engagement Letter and Fee Letter, and (b) the Prepetition Lenders who provide the NM Money Loans and the DIP Letter of Credit Facility on the Closing Date and the Final Order Entry Date, the fees in the amounts and on the dates set forth in the Backstop Fee Letter.
     SECTION 3.3.3. Consent Fee. The Borrower agrees to pay, on the Closing Date, the consent fee in the manner set forth in Section 5.1.23.
     SECTION 3.3.4. Defaulting Lender Fees. Notwithstanding anything to the contrary contained in this Section 3.3, the Administrative Agent may withhold any fees payable to a Lender pursuant to this Section 3.3 in its sole discretion for so long as such Lender remains a Defaulting Lender.
     SECTION 3.3.5. Fees for Roll-Up of Revolving Letter of Credit Outstandings and/or Synthetic Letter of Credit Outstandings. The Borrower agrees to pay, to the Roll-Up Lenders who roll up any Revolving Letter of Credit Outstandings and Synthetic Letter of Credit Outstandings hereunder, such fees as were applicable to such Revolving Letter of Credit Outstandings and Synthetic Letter of Credit Outstandings under the Prepetition Credit Agreement, with, for the purposes of clarity, the “Applicable Margin” and the “Participation Fees” (each, as defined in the Prepetition Credit Agreement) being equal to 8.50%. All such fees shall be payable by the Borrower in kind by capitalizing all such fees and adding them to the Revolving Letter of Credit Outstandings or Synthetic Letter of Credit Outstandings, as applicable, for the purpose of accruing further fees prior to the Maturity Date. All accrued but unpaid fees under this Section 3.3.5 shall be due and payable by the Borrower in cash on the Maturity Date pursuant to the order specified in Sections 4.7 or 4.8, as applicable.
     SECTION 3.3.6. Other Costs and Expenses. The Borrower agrees to pay, on the Closing Date and from time to time upon demand, all outstanding fees, costs and expenses payable pursuant to Section 12.3 hereof and Section 12.3 of the Prepetition Credit Agreement.
ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS
     SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, after the Closing Date, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, after the determination thereof, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.
     SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that:
          (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or
          (b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans;
then, upon notice by telephone or facsimile from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.6 and Section 2.7 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
     SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender and each DIP Letter of Credit Issuer for any increase in the cost to such Lender or such DIP Letter of Credit Issuer of, or any reduction in the amount of any sum receivable by such Credit Party in respect of, such Credit Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) or such Credit Party’s Synthetic Deposit that arises in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for (i) such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively, and (ii) increased costs which are already included in the determination of the Statutory Reserve Rate. Each affected Credit Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required to fully compensate such Credit Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Credit Party within ten days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. Such notice shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.
     SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of
          (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;
          (b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor;
          (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor; or
          (d) any LIBO Rate Loans not being prepaid in accordance with any notice delivered pursuant to Section 3.1.1 (as a result of a revocation of such notice or as a result of such payment not being made), but in each case other than due to such Lender’s failure to fulfill its obligations hereunder, then, upon the written notice of such Lender to the Borrower, the Borrower shall, within ten days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.
     SECTION 4.5. Increased Capital Costs. If, after the Closing Date, any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Credit Party or any Person controlling such Credit Party, and such Credit Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Credit Party is reduced to a level below that which such Credit Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then, upon notice from time to time by such Credit Party to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to such Credit Party additional amounts sufficient to compensate such Credit Party or such controlling Person for such reduction in rate of return. A statement of such Credit Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Credit Party may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. Such statement shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein. Failure or delay on the part of any Lender to demand compensation pursuant to Section 4.3 or 4.4 or this 4.5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to such Sections for any increased costs incurred more than 90 days prior to the date that such Lender notifies the Borrower of the change giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided further that, if the change giving rise to such increased costs is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. If a Lender demands compensation under Sections 4.3 or 4.4 or this Section 4.5 with respect to LIBO Rate Loans, the Borrower may, upon at least three Business Days’ notice to the Lender (with a copy of such notice to the Administrative Agent), elect that, until the circumstances causing such demand for compensation no longer apply to such Lender, all LIBO Rate Loans that would otherwise be made by such Lender as part of any Borrowing shall be made instead as Base Rate Loans and all payments of principal of and interest on such Base Rate Loans shall be made at the same time as payments on the LIBO Rate Loans otherwise constituting part of such Borrowing. Each Lender will use all reasonable efforts to give prompt notice to the Borrower of the event giving rise to any such demand for compensation.
     SECTION 4.6. Taxes. The Borrower covenants and agrees as follows with respect to Taxes.
          (a) Any and all payments by any Obligor or the Administrative Agent under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes, except to the extent any Taxes are imposed by law. In the event that any Taxes are required by law to be deducted or withheld from any payment required to be made by any Obligor or the Administrative Agent to or on behalf of any Credit Party under any Loan Document, then:
     (i) subject to clause (g), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Non-Excluded Taxes, in an amount that is not less than the amount provided for in such Loan Document (and for the avoidance of doubt, it shall be the sole responsibility of the Borrower to pay such increased amounts without regard to whether such Taxes are imposed on the Borrower or another party); and
     (ii) each Obligor or Administrative Agent, as the case may be, shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i), if applicable) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

          (b) In addition, the Borrower shall pay any and all Other Taxes imposed on or with respect to a Credit Party to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.
          (c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within forty-five (45) days of any such payment, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof), or if obtaining such receipt or copy is impractical, other documentation necessary for purposes of claiming a foreign tax credit evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.
          (d) Subject to clause (g), the Borrower shall indemnify each Lender, within thirty (30) days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes withheld by the Administrative Agent with respect to any and all payments of the Synthetic Deposit Return to the Lenders (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.6), whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of the applicable Lender, shall be conclusive absent manifest error. If the Lender or Administrative Agent, as applicable, fails to give notice to the Borrower of the imposition of any Non-Excluded Taxes or Other Taxes within one hundred and twenty (120) days following its receipt of actual written notice of the imposition of such Non-Excluded Taxes or Other Taxes, there will be no obligation for the Borrower to pay interest or penalties attributable to the period beginning after such 120th day and ending seven (7) days after the Borrower receives notice from the Lender or Administrative Agent, as applicable. In addition, the Borrower will not be obligated to pay interest or penalties attributable to any Non-Excluded Taxes or Other Taxes if such interest or penalties resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender.
          (e) Subject to clause (g), the Borrower shall indemnify each Credit Party for any Non-Excluded Taxes and Other Taxes levied, imposed, assessed on or actually paid by or on behalf of such Credit Party (whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority). Promptly upon having actual knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Credit Party, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority. In addition, the Borrower shall indemnify each Credit Party for any incremental Taxes that are paid or payable by such Credit Party as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes, provided that if the Lender or Administrative Agent, as applicable, fails to give notice to the Borrower of the imposition of any Non-Excluded Taxes or Other Taxes within 120 days following its receipt of actual written notice of the imposition of such Non-Excluded Taxes or Other Taxes, there will be no obligation for the Borrower to pay interest or penalties attributable to the period beginning after such 120th day and ending 7 days after the Borrower receives notice from the Lender or Administrative Agent, as applicable. In addition, the Borrower will not be obligated to pay interest or penalties attributable to any Non-Excluded Taxes or Other Taxes if such interest or penalties resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Credit Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Credit Party makes written demand therefor. The Borrower acknowledges that any payment made to any Credit Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause (e) shall apply.
          (f) Each Non-Domestic Credit Party, on or prior to the date on which such Non-Domestic Credit Party becomes a Credit Party hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such Non-Domestic Credit Party is legally entitled to do so), shall deliver to the Borrower and the Administrative Agent either
     (i) two properly completed and duly executed copies of Internal Revenue Service Form W-8BEN or W-8ECI or an applicable successor form; or
     (ii) in the case of a Non-Domestic Credit Party that is not legally entitled to deliver either form listed in clause (f)(i), (x) a certificate of a duly authorized officer of such Non-Domestic Credit Party to the effect that such Non-Domestic Credit Party is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two properly completed and duly executed copies of Internal Revenue Service Form W-8BEN or W-8ECI or applicable successor form.
          (g) The Borrower shall not be obligated to gross up any payments to any Credit Party pursuant to clause (a)(i), or to indemnify any Credit Party pursuant to clause (d) or clause (e), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Credit Party to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Credit Party, pursuant to clause (f), (ii) the information or certifications made therein by the Credit Party being untrue or inaccurate on the date delivered in any material respect, or (iii) the Credit Party designating a successor lending office at which it maintains its Loans which has the effect of causing such Credit Party to become obligated for Tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to gross up any payments to any such Credit Party pursuant to clause (a)(i), and to indemnify any such Credit Party pursuant to clause (d) and clause (e), in respect of United States federal withholding Taxes if (A) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a partial or complete exemption from U.S. federal withholding Tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date on which such Credit Party became a Credit Party hereunder, which change rendered such Credit Party no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding Tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (B) the redesignation of such Credit Party’s lending office was made at the request of the Borrower or (C) the obligation to gross up payments to any such Credit Party pursuant to clause (a)(i) or to indemnify any such Credit Party pursuant to clause (d) or clause (e) is with respect to an assignee Credit Party as a result of an assignment made at the request of the Borrower.
     SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 1:00 p.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on Dollar-denominated LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan calculated at other than the Federal Funds Effective Rate, 365 days or, if appropriate, 366 days). Except as otherwise set forth herein, payments due on a day other than a Business Day shall be made on the preceding Business Day. Except as otherwise set forth in any Loan Document, all payments made under any Loan Document shall be applied upon receipt in the following order: (a) first, to payment of that portion of the payment Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including the fees and expenses of counsel to the Administrative Agent) payable to the Administrative Agent or the Collateral Agent in its capacity as such; (b) second, to payment of that portion of the payment Obligations constituting fees (including any Exit Fee), indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause second payable to them; (c) third, to payment of that portion of the payment Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause third payable to them; (d) fourth, to payment of that portion of the payment Obligations constituting unpaid principal of the Loans and the aggregate Reimbursement Obligations then owing (and each DIP L/C Lender shall be entitled to receive amounts in the Synthetic Deposit Account to the extent such amounts are not being used, after giving effect to this clause fourth, to cash collateralize DIP Letters of Credit Outstandings), ratably among the Secured Parties in proportion to the respective amounts described in this clause fourth held by them; (e) fifth, to the payment of all other payment Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date, and (f) last, the balance, if any, after all the payment Obligations have been paid in full in cash, following the Maturity Date, to the Borrower, or any other Person lawfully entitled to receive such surplus pursuant to an order of a Governmental Authority, provided that, no payments shall be made to Roll-Up Lenders in respect of Roll-Up Loans or other Obligations related thereto pursuant to clause third, fourth or fifth above until (x) all Obligations in respect of the NM Loans and the DIP Letter of Credit Facility (including the termination of any letters of credit outstanding thereunder pursuant to the terms thereof) have been paid in full and (y) the NM Commitments and the DIP Letter of Credit Commitments have been terminated. The Administrative Agent is hereby authorized to charge any Account (other than the Carve-Out Account) for any amounts due and owing under this Agreement or the other Loan Documents.
     SECTION 4.8. Sharing of Payments. If any Credit Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Section 4.3, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Credit Parties, such Credit Party shall purchase from the other Credit Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Credit Party to share the excess payment or other recovery ratably (to the extent such other Credit Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Credit Party, the purchase shall be rescinded and each Credit Party which has sold a participation to the purchasing Credit Party shall repay to the purchasing Credit Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Credit Party’s ratable share (according to the proportion of (a) the amount of such selling Credit Party’s required repayment to the purchasing Credit Party to (b) the total amount so recovered from the purchasing Credit Party) of any interest or other amount paid or payable by the purchasing Credit Party in respect of the total amount so recovered. The Borrower agrees that any Credit Party purchasing a participation from another Credit Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Credit Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Credit Party receives a secured claim in lieu of a setoff to which this Section 4.8 applies, such Credit Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Credit Parties entitled under this Section 4.8 to share in the benefits of any recovery on such secured claim.
     SECTION 4.9. Setoff. Subject to the provisions of Sections 9.2 and 9.3, each Credit Party, upon the occurrence and during the continuance of a Default is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, but subject to the Carve-Out and Section 2.11.6, to set off and apply any and all deposits at any time held and other indebtedness at any time owing by the Administrative Agent and each such Lender to or for the credit or the account of the Borrower or any Obligor against any and all of the obligations of the Borrower or Obligor now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may not have been accelerated; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Credit Party agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Credit Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Credit Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Credit Party may have.
     SECTION 4.10. Change of Lending Office. Each Credit Party agrees that if it makes any demand for payment under Section 4.3, 4.5 or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will, if requested by the Borrower, file a certificate or document reasonably requested by the Borrower and/or use reasonable efforts (in either case, consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the filing of such certificate or document or the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.3, 4.5 or 4.6, or would eliminate or materially reduce the effect of any adoption or change described in Section 4.1; provided, however, that nothing in this Section 4.10 shall affect or postpone any of the Obligations of the Borrower or the right of any Credit Party provided in Section 4.1, 4.3, 4.5 or 4.6.
     SECTION 4.11. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or other Loan Document that requires the consent of the Required Lenders, or of a greater percentage of Lenders than the Required Lenders, and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders or (b) makes a demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6 (and the payment of such amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders), or (c) gives notice pursuant to Section 4.1 requiring a conversion of such Affected Lender’s LIBO Rate Loans to Base Rate Loans or suspending such Lender’s obligation to make Loans as, or to convert Loans into, LIBO Rate Loans, or (d) becomes a Defaulting Lender, then, upon the occurrence of any of the events set forth in clauses (a), (b), (c) or (d), the Borrower may, within 30 days following such failure to consent or receipt by the Borrower of such demand or notice, as the case may be, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all or any portion of its Loans, Commitments, Notes and/or Synthetic Deposit to another financial institution or other Person (a “Replacement Lender”) designated in such Replacement Notice; provided, however, that no Replacement Notice may be given by the Borrower if (i) such replacement conflicts with any applicable law or regulation, (ii) any Event of Default shall have occurred and be continuing at the time of such replacement or (iii) prior to any such replacement, such Lender shall have taken any necessary action under Section 4.5 or 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.5 or 4.6. If the Administrative Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Borrower and such Affected Lender in writing that the Replacement Lender is satisfactory to the Administrative Agent (such consent not to be unreasonably withheld or delayed and not being required where the Replacement Lender is already a Lender), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 12.11, the portion of its Commitments, Loans and/or Notes (if any), Synthetic Deposits and other rights and obligations under this Agreement and all other Loan Documents (including

Reimbursement Obligations, if applicable) designated in the replacement notice to such Replacement Lender; provided, however, that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (ii) the purchase price paid by such Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice, Synthetic Deposits and/or its Percentage of outstanding Reimbursement Obligations, as applicable, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Affected Lender hereunder and (iii) the Borrower shall pay to the Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Affected Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 12.11). Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.
     SECTION 4.12. Application to Participation Fees. The foregoing provisions of this Article IV shall apply, mutatis mutandis, to Participation Fees as if Participation Fees were interest on Loans and to Synthetic Deposits as if Synthetic Deposits were LIBO Rate Loans.
     SECTION 4.13. Payment of Obligations. Subject to the provisions of Section 9, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.
     SECTION 4.14. No Discharge; Survival of Claims. Each of the Obligors agrees that: (i) its Obligations shall not be discharged by the entry of an order confirming a Reorganization Plan (and each Obligor, pursuant to section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge of such outstanding Obligations) and (ii) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and described in Section 6.27 and the Liens granted to the Administrative Agent pursuant to the Orders and described in Section 6.27 shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.
ARTICLE V
CONDITIONS TO CLOSING
     SECTION 5.1. Initial Credit Extension. The obligations of the Lenders and the DIP Letter of Credit Issuer to make any Loans and issue any DIP Letter of Credit requested to be made by it on the Closing Date are subject to the satisfaction or waiver of all of the following conditions precedent.

          SECTION 5.1.1. Resolutions, etc. The Administrative Agent shall have received from each Obligor, as applicable, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to:
     (a) resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;
     (b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and
     (c) the full force and validity of each Organic Document of such Person and copies thereof, upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.
     SECTION 5.1.2. Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated the Closing Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties in all material respects of the Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct in all material respects (it being understood that the Borrower shall not have to certify as to any matter set forth in this Agreement to the extent that the determination thereof is to be made (as expressly provided for in this Agreement) by the Administrative Agent or any Lender). All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.
     SECTION 5.1.3. Material Adverse Change. Evidence that, except for the commencement of the Cases and as caused by such commencement and except as may otherwise be disclosed in writing to the Administrative Agent and the Lenders prior to the Closing Date, there has not occurred any event, change or condition since July 4, 2009 that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
     SECTION 5.1.4. Consummation of Transactions. (a) Each of the Loan Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and each such Loan Document shall have been duly executed and delivered by each party thereto and shall be in full force and effect; (b) all other conditions set forth in the Loan Documents shall have been satisfied or the fulfillment of any such conditions shall have been waived with the written consent of the Administrative Agent; and (c) after giving effect to the transactions contemplated hereby, the Debtors shall have no outstanding Indebtedness or preferred stock other than (i) the Loans under this Agreement, (ii) Indebtedness of the Debtors incurred prior to the Petition Date, and (iii) Indebtedness permitted under Section 8.2.
     SECTION 5.1.5. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note in writing three Business Days prior to the Closing Date, such Lender’s Notes duly executed and delivered by an Authorized Officer of the Borrower.
     SECTION 5.1.6. Arranger’s Fees, Closing Fees, Expenses, etc. Simultaneously with the funding of the Loans on the Closing Date, the Borrower shall have paid: (i) to the Administrative Agent any and all fees and expenses of the Agents or any Lender that are then due and owing or accrued and not yet paid under or in connection with the Loan Documents or as required under the Engagement Letter, the Fee Letter and the Backstop Fee Letter, and (ii) to the appropriate Persons (including legal and financial advisors) any and all outstanding fees and expenses incurred by the Agents through to the Closing Date in connection with the negotiation, drafting and execution of the Loan Documents.
     SECTION 5.1.7. Financial Information. The Administrative Agent shall have received:
     (a) on or prior to the Closing Date, in form and substance satisfactory to the Administrative Agent and the Administrative Agent’s counsel, and in sufficient copies for each of the Administrative Agent and each Lender, an operating budget, which shall be attached hereto as Exhibit N for the Obligors and their Subsidiaries setting forth the projected financial operations of the Obligors and their Subsidiaries on a line by line basis for a twenty (20) week period commencing on November 16, 2009 (the “DIP Budget”), which budget shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders (upon such approval, the “DIP Approved Budget”) and shall in any event include such line items as: (i) “net operating cash flow,” (ii) “cash advance from/to Canada”, (iii) “cash advance from/to UK” and, (iv) “professional fees.” The DIP Approved Budget shall be updated and replaced from time with approval from the Required Lenders as provided herein;
     (b) evidence satisfactory to the Administrative Agent and Collateral Agent of the establishment of a secure cash management system (including cash dominion) with respect to all cash flows; and
     (c) unaudited consolidated balance sheets and related statements of income, and cash flows of the Parent and its Subsidiaries for (a) the Fiscal Quarter ending July 4, 2009, and (b) management reports only for each fiscal month after the most recent Fiscal Quarter for which financial statements were received by the

Administrative Agent as described above and ending forty (40) days before the Closing Date, together with all supporting documentation for any of the foregoing reasonably requested by the Administrative Agent, which financial statements shall not be materially inconsistent with the financial statements previously provided to the Administrative Agent.
     SECTION 5.1.8. Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Closing Date and addressed to the Administrative Agent and all Lenders, from:
     (a) Pachulski Stang Ziehl & Jones LLP, Delaware counsel to the Obligors with respect to the entry of the Interim Order, in form and substance reasonably satisfactory to the Administrative Agent;
     (b) Dykema Gossett PLLC, Michigan counsel to Borrower and the Parent, in form and substance reasonably satisfactory to the Administrative Agent; and
     (c) Canadian, Dutch and UK counsel to the Obligors or the Secured Parties, in form and substance, and from counsel, in each case reasonably satisfactory to the Administrative Agent; provided, however, that if any of the Canadian Collateral Documents, Dutch Collateral Documents or UK Collateral Documents are deferred by the Administrative Agent to a post-closing period, the opinion with respect to such Loan Documents shall also be deferred until such time.
     SECTION 5.1.9. Subsidiary Guaranty. The Administrative Agent shall have received the Subsidiary Guaranty, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of each Subsidiary Guarantor.
     SECTION 5.1.10. Collateral Documents. The Administrative Agent shall have received (unless the Administrative Agent in its sole discretion shall have otherwise agreed to in writing, which writing shall be deemed a Loan Document for purposes hereof, to waive, modify or defer such requirements to a post-closing period):
     (a) the Pledge and Security Agreement, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of the Parent, the Borrower and each Subsidiary Guarantor party thereto (including, for the avoidance of doubt, the U.S. Guarantors and CHB Holdings B.V.), together with:
     (i) the certificates evidencing all of the issued and outstanding shares of Capital Securities pledged pursuant to the Pledge and Security Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any such shares of Capital Securities pledged pursuant to the Pledge and Security Agreement are uncertificated securities, the Collateral Agent shall have obtained “control” (as defined in the UCC) over such shares of Capital Securities and such other instruments and documents as shall be necessary in the reasonable opinion of the Administrative

Agent under applicable law to perfect (subject to certain Permitted Liens) the first priority security interest of the Collateral Agent in such shares of Capital Securities;
     (ii) executed copies of UCC financing statements (Form UCC-1) naming each such Obligor executing the Pledge and Security Agreement as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary in the reasonable opinion of the Administrative Agent and its counsel, to perfect the security interests of the Collateral Agent pursuant to the Pledge and Security Agreement; and
     (iii) certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party reasonably acceptable to the Administrative Agent, dated a date reasonably near to the Closing Date, listing effective financing statements which name such Obligor executing the Pledge and Security Agreement (under its present name and certain of its previous names) as the debtor and which are filed in certain of the jurisdictions in which filings are to be made pursuant to clause (ii) above, together with copies of such financing statements;
     (b) [Reserved];
     (c) each of the Dutch Collateral Documents, dated as of the Closing Date, duly executed by an Authorized Officer of the Obligors party thereto and any, share certificates, instruments, financing statements or other documents as may be necessary, in the reasonable opinion of the Administrative Agent and its counsel, to perfect the security interests of the Administrative Agent and/or Collateral Agent pursuant to the Dutch Collateral Documents;
     (d) each of the UK Collateral Documents, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of the Obligors party thereto and any, share certificates, instruments, financing statements or other documents as may be necessary, in the reasonable opinion of the Administrative Agent and its counsel, to perfect the security interests of the Administrative Agent and/or Collateral Agent pursuant to the UK Collateral Documents; provided, however that, with respect to any UK Collateral Documents encumbering the assets of Caledonian Building Systems Limited, the Borrower shall only be required to exercise reasonable commercial efforts to deliver such UK Collateral Documents within 15 Business Days after the Closing Date, as such period may be extended in the sole discretion of the Administrative Agent;
     (e) the Canadian Collateral Documents, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of the Obligors party thereto and any, share certificates, instruments, financing statements or other documents as may be necessary, in the reasonable opinion of the Administrative Agent and its counsel, to perfect the security interests of the Administrative Agent and/or Collateral Agent pursuant to the Canadian Collateral Documents;

     (f) the Administrative Agent shall have received fully executed Control Agreements with respect to the Accounts, each of which is in form and substance reasonably satisfactory to the Administrative Agent.
     SECTION 5.1.11. Filing Agent, Collateral, etc. All UCC financing statements (Form UCC-1) or other similar financing statements and UCC termination statements (Form UCC-3) required pursuant to the Loan Documents (collectively, the “Filing Statements”) shall have been delivered to Corporation Service Company or another similar filing service company acceptable to the Administrative Agent (the “Filing Agent”). The Obligors shall have taken or caused to be taken such actions in such a manner directed by the Collateral Agent to create a valid and perfected first priority Lien on and in the Collateral of each Obligor in which a security interest can be granted and perfected under the UCC or other Law to the extent required by the Pledge and Security Agreement or other applicable Collateral Documents.
     SECTION 5.1.12. [Reserved].
     SECTION 5.1.13. Insurance. The Administrative Agent shall have received certificates of the liability, property insurance and any other insurance policies required by the Administrative Agent, from one or more insurance companies reasonably satisfactory to the Administrative Agent, evidencing coverage required to be maintained pursuant to each Loan Document, together with endorsements naming: (A) the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as applicable under all liability policies maintained by each Obligor; and (B) the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as applicable under all insurance policies maintained with respect to the properties of each Obligor.
     SECTION 5.1.14. [Reserved].
     SECTION 5.1.15. PATRIOT Act Disclosures. The Administrative Agent and each Lender shall have received all PATRIOT Act Disclosures requested by them prior to execution of this Agreement.
     SECTION 5.1.16. Approvals. All governmental, shareholder and third party consents and approvals that are necessary or advisable in connection with this Agreement and the Transactions contemplated hereby shall have been duly obtained (without the imposition of any conditions that are not reasonably acceptable to the Administrative Agent), and no law or regulation shall be applicable in the judgment of the Administrative Agent that restrains, prevents or imposes materially adverse conditions upon the Loans or the transactions contemplated hereby. All such foregoing consents shall be satisfactory to the Administrative Agent in its sole and absolute discretion
     SECTION 5.1.17. Interim Order. The Bankruptcy Court shall have entered the Interim Order, after notice given and a hearing conducted in accordance with Bankruptcy Rule 4001(c), certified by the clerk of the Bankruptcy Court as having been duly entered, within five (5) days after the Petition Date, in form and substance satisfactory to the

Administrative Agent, and entered with notice to such parties as may be satisfactory to the Administrative Agent, (a) authorizing and approving the transactions contemplated by the documents evidencing the DIP Loan Facility and expressly approving all Roll-Up Loans as contemplated herein; (b) approving the payment by the Debtors of all of the fees provided for herein, in any other Loan Document or in any separate fee letter, including the Engagement Letter, the Fee Letter and the Backstop Fee Letter, which may be filed under seal by the Bankruptcy Court; (c) finding that the Lenders are extending credit to the Debtors in good faith within the meaning of Bankruptcy Code section 364(e); (d) granting (w) super-priority status to the Obligations pursuant to section 364(c)(1) of the Bankruptcy Code, (x) Liens in all unencumbered assets of the Borrower and the Guarantors pursuant to section 364(c)(2) of the Bankruptcy Code, (y) junior liens on all encumbered assets of the Borrower and the Guarantors pursuant to section 364(c)(3) of the Bankruptcy Code, and (z) priming Liens on all assets of the Borrower and the Guarantors, that is subject to a perfected lien or security interest securing the Prepetition Credit Agreement, pursuant to section 364(d)(1) of the Bankruptcy Code (the preceding clauses (w), (x), (y) and (z), in each case, subject only to (i) the payment of the Carve-Out, (ii) the extent of any valid, perfected and unavoidable first priority right of consignment under applicable law, and (iii) with respect to clause (z) only, any Third Party Liens); (e) lifting or modifying the automatic stay under section 362 of the Bankruptcy Code to permit the Borrower and the Guarantors to perform their obligations and the Lenders to exercise their rights and remedies with respect to the DIP Loan Facility; (f) authorizing the use of cash collateral pursuant to section 363(c) of the Bankruptcy Code; and (g) providing adequate protection to the Prepetition Lenders pursuant to sections 361(a), 362(d), 363(c) and 364(d)(1) of the Bankruptcy Code and authorizing the granting of Adequate Protection Obligations, which Interim Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent. The Interim Order shall also include such other terms and conditions as are customary for transactions of this type, as determined by the Obligors and the Administrative Agent and in any event shall (a) approve the Borrower’s and Guarantors’ waiver of any and all claims and causes of action against the Prepetition Lenders, including, but not limited to, claims for preference, fraudulent conveyance or other claims arising under the Bankruptcy Code and claims regarding the validity, priority, perfection or avoidability of the secured claims of the Prepetition Lenders and the Prepetition Credit Agreement Agent, subject to the right of the Committee (and in the event that no Committee is appointed, any party in interest (other than the Borrower or the Guarantors)) to pursue such claims, (b) establish a deadline of the earlier of (i) seventy-five (75) days from the Petition Date and (ii) sixty (60) days from the appointment of a Committee (and in the event that no Committee is appointed, any party in interest (other than the Borrower and the Guarantors)) to bring any cause of action against the Prepetition Lenders based on the Prepetition Credit Agreement, or any acts or omissions of the Prepetition Lenders that occurred prior to the Petition Date (a “Challenge”), (c) effective upon entry of the Final Order, approve the waiver by the Borrower and the Guarantors of all surcharge claims under section 506(c) or section 552(b) of the Bankruptcy Code or otherwise and (d) effective upon entry of the Final

Order, provide for a Lien on the proceeds of avoidance actions under chapter 5 of the Bankruptcy Code.
     SECTION 5.1.18. Other Documents to Bankruptcy Court. All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with this Agreement and the approval thereof shall be in form and substance satisfactory to the Administrative Agent, and the Administrative Agent shall be satisfied with the form and amount of the Adequate Protection Obligations.
     SECTION 5.1.19. First Day Orders. All material, operational First Day Orders and related orders (other than the Interim Order) sought to be entered by the Bankruptcy Court at the time of the commencement of the Cases, and all related orders and the motions in support thereof, shall be in form and substance satisfactory to the Administrative Agent.
     SECTION 5.1.20. Waivers. Evidence of a waiver (which may be set forth in the Interim Order) by the Obligors and their bankruptcy estates of any and all claims and causes of action arising from, related to or against the Lenders’ and Prepetition Lenders’ claims, liens, priority, actions or inactions, including without limitation, waiving any right to challenge the validity, perfection, priority, extent or enforceability of the DIP Loan Facility or the Prepetition Loans or the liens on or security interests in the assets of the Obligors securing the DIP Loan Facility or the Prepetition Loans, including without limitation seeking to equitably subordinate or avoid the liens securing the Prepetition Credit Agreement Obligations (except to the extent set forth in the Final Order). The foregoing waivers shall be in a form satisfactory to the Administrative Agent under the Prepetition Credit Agreement in its sole discretion. The foregoing waivers are subject only to the right of any Committee (and in the event that no Committee is appointed, any party in interest (other than the Obligors)), to bring a Challenge in accordance with the terms of the Final Order.
     SECTION 5.1.21. Canadian Guarantors. (a) Evidence to the satisfaction of the Administrative Agent of any release and removal of record of all material liens (other than Permitted Liens) on the assets of the Canadian Guarantors, and (b) the execution and delivery of a credit support agreement (the “Canadian Support Agreement”) between the Borrower and the Guarantors, in form and substance satisfactory to the Administrative Agent, providing for, among other things, the ability of the Canadian Guarantors to offset any payments actually made to the Secured Parties under the Canadian Guaranty following the exercise of remedies thereunder against inter-company advances owing to the Borrower or any Guarantor other than the Canadian Guarantors, and acknowledging the direct benefits of the DIP Loan Facility to the ongoing business and viability of the Canadian Subsidiaries, including without limitation by enabling the Canadian Guarantors to obtain financing.
     SECTION 5.1.22. DIP Loan Facility Documentation. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and its counsel, and in sufficient copies for the Administrative Agent and each Lender:
     (a) all Loan Documents (including all Guarantees and related Collateral Documents, and the filing of all perfection filings required by the Administrative Agent, unless such documents or evidence of perfection filings were provided to the Administrative Agent under Section 5.1.10);
     (b) evidence of due authorization of the commencement of the Cases;
     (c) a copy of the Corporate Chart dated as of the Closing Date and a certificate of an Authorized Officer of the Borrower certifying that such Corporate Chart is true, correct, complete and current as of the Closing Date;
     (d) a funds flow memorandum, dated as of the Closing Date and executed by the Borrower (the “Funds Flow Memorandum”) specifying: (i) the amounts to be paid on the Closing Date or the Final Order Entry Date (as the case may be) from the proceeds of the Borrowing and any amounts to be withdrawn on a monthly basis from the Reserve Account or Operating Account and deposited into the Carve-Out Account to pay Professional Expenses and (ii) the wiring or other payment instructions in respect of such payments; and
     (e) such other certificates, documents, agreements and information in respect of any Obligor as any Lender through the Administrative Agent may request.
     SECTION 5.1.23. Consent Fee. On the Closing Date, the Eighth Amendment Fee (as defined, and on the terms set forth, in the Eighth Amendment, Consent and Direction Agreement dated as of November 8, 2009 to the Prepetition Credit Agreement, hereinafter, the “Eighth Amendment to the Prepetition Credit Agreement”) shall have accrued, and such amount added to the principal amount of the relevant Prepetition Lender’s loans under the Prepetition Credit Agreement.
     SECTION 5.1.24. Amendment to Prepetition Credit Agreement. As of the Closing Date, the Eighth Amendment to the Prepetition Credit Agreement shall be effective.
     SECTION 5.2. All Credit Extensions. The obligation of each Lender and each DIP Letter of Credit Issuer to make any Credit Extension (including without limitation, any Credit Extension on the Final Order Entry Date), shall be subject to the satisfaction or waiver of each of the conditions precedent set forth below.
     SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both immediately before and immediately after giving effect to any Credit Extension, the following statements shall be true and correct:
          (a) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct (i) in the case of representations and warranties not qualified by references to “materiality” or a Material Adverse Effect, in all material respects, and (ii) otherwise, in all respects, in each case with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and
          (b) no Default shall have then occurred and be continuing.
     SECTION 5.2.2. Credit Extension Request, etc. The Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct in all material respects.
     SECTION 5.2.3. No Legal Impediments. The making of the Loans on such date (a) does not violate any Law applicable to any Obligor on the date of or immediately following the making of such Loan, and (b) is not enjoined temporarily, preliminarily or permanently.
     SECTION 5.2.4. Compliance with DIP Approved Budget. The making of such Loan complies with the DIP Approved Budget.
     SECTION 5.2.5. Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender or the Administrative Agent may reasonably request.
     Each submission by the Borrower to the Administrative Agent of a Borrowing Request and the acceptance by the Borrower of the proceeds of each Loan requested therein shall be deemed to constitute a making of the representations and warranties by the Borrower as to the matters specified in this Section 5.2 on the date of the making of such Loan.
     SECTION 5.3. NM Lender Delayed Draw Commitment Amount Availability. The obligation of each NM Lender to make the NM Lender Delayed Draw Commitment Amount available, shall be subject to the satisfaction or waiver of the condition precedent set forth below (in addition to the conditions precedent set forth in Section 5.2):
     SECTION 5.3.1. Entry of Final Order. After the Closing Date, but no later than thirty (30) days from the Petition Date, the Bankruptcy Court shall have entered the Final Order, in form and substance satisfactory to the Administrative Agent, certified by the Clerk of the Bankruptcy Court as having been duly entered, and the Final Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Administrative Agent.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     In order to induce the Credit Parties to enter into this Agreement and to make Credit Extensions hereunder, each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Lenders that, on and as of the date hereof, and on and as of the Closing Date and the Final Order Entry Date (as the case may be) after giving effect to the making of the Loans and other financial accommodations on the Closing Date and the Final Order Entry Date (as the case may be), and on any Milestone Date:
     SECTION 6.1. Organization, etc. Each Obligor (i) is validly incorporated or organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, (ii) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and (iii) has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it except, in the case of clauses (ii) and (iii) above, where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document, and the execution, delivery and performance by the Borrower or (if applicable) any other Obligor of the agreements executed and delivered by it in connection with this Agreement, are in each case within each such Person’s powers, have been duly authorized by all necessary action, and do not:
          (a) contravene or require any consent under any (i) Organic Documents of any Obligor, (ii) contractual restriction binding on or affecting any Obligor (other than any such contractual restriction that shall have been waived on or prior to the Closing Date), (iii) court decree or order (including without limitation, the Orders and all orders of the Bankruptcy Court) binding on or affecting any Obligor, or (iv) Law or governmental regulation binding on or affecting any Obligor; or
          (b) result in, or require the creation or imposition of, any Lien on any property of any Obligor (except as permitted or required by this Agreement or granted as adequate protection pursuant to this Agreement and the Orders).
     SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than the Bankruptcy Court) is required for the consummation of the Transactions contemplated by this Agreement or the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party. None of the Parent, the Borrower or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 6.4. Validity, Enforceability, etc. Subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order, this Agreement is and each Loan Document to which any Obligor is a party will be when delivered hereunder, the legal, valid and binding obligation of such Obligor, as the case may be, enforceable against such Obligor in accordance with its respective terms.
     SECTION 6.5. Financial Information. (a) The financial information of the Parent and its Subsidiaries furnished to the Administrative Agent and each Lender pursuant to Section 5.1.7), has been prepared in accordance with GAAP consistently applied, and fairly presents in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
          (a) All balance sheets, all statements of operations, shareholders’ equity and cash flow, and all other financial information (other than projections) of each of the Parent and its respective Subsidiaries furnished pursuant to Section 7.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
          (b) There are no material liabilities of any Obligor of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities provided for or disclosed in the financial statements or the notes thereto referred to in paragraph (a) above, (ii) liabilities that have been disclosed in the Disclosure Schedule or that could not reasonably be expected to have a Material Adverse Effect, and (iii) liabilities associated with any litigation, action, proceeding, application, petition to deny, complaint, investigation or labor controversy not required to be set forth on Items 6.7(a) and (b) and Items 6.17(a) and (b) of the Disclosure Schedule in order for the representation and warranty set forth in Section 6.7 and Section 6.17 to be true and correct.
          (c) The initial DIP Approved Budget is attached hereto as Exhibit N. The current DIP Approved Budget has been prepared by the Borrower in light of the past operations, but including future payments of known contingent liabilities, and reflects projections for the period beginning on the Petition Date on a week-by-week basis and ending on the Maturity Date. The current DIP Approved Budget reasonably presents, in all material respects, the projected financial operations of Parent and its Subsidiaries for the period set forth in such DIP Approved Budget and such projections are, in the view of management of the Borrower, reasonably achievable based upon the estimates and assumptions stated therein, all of which the Borrower believed at the time of delivery to be reasonable in light of current conditions and current facts known to the Borrower as of such delivery date.
     SECTION 6.6. No Material Adverse Change. Other than the commencement of the Cases and as reasonably expected to be caused by such commencement, there has been no material adverse change in the business, assets, liabilities, operations, condition (financial or otherwise), operating results, or prospects of the Parent and its Subsidiaries, taken as a whole, since July 4, 2009.

     SECTION 6.7. Litigation, Labor Controversies, etc. Other than the Cases, there is no pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy:
          (a) except as disclosed in Item 6.7(a) of the Disclosure Schedule, affecting the Parent or any of its Subsidiaries or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in such Item 6.7(b) of the Disclosure Schedule; or
          (b) that purports to affect the legality, validity or enforceability of any Loan Document or the Transactions contemplated hereby.
     SECTION 6.8. Subsidiaries. Neither the Parent nor the Borrower have any Subsidiaries, except those Subsidiaries existing on the Closing Date which are identified in Items 6.8(a) and 6.8(b) of the Disclosure Schedule. Item 6.8(c) of the Disclosure Schedule (a) lists, with respect to each Subsidiary of the Parent, (i) the correct name of each Subsidiary, the state or jurisdiction of such Subsidiary’s incorporation or organization and (ii) the percentage of shares or interests of the Capital Securities of such Subsidiary owned by the Parent or another Subsidiary, (b) identifies each Subsidiary of the Parent which is a Foreign Subsidiary and (c) identifies each Immaterial Subsidiary. The Capital Securities of the Parent and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Item 6.8(d) of the Disclosure Schedule, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Parent or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Securities of the Parent or any of its Subsidiaries outstanding upon which conversion or exchange would require, the issuance by the Parent or any of its Subsidiaries of any additional membership interests or other Capital Securities of the Parent or any of its Subsidiaries or other Capital Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Securities of the Parent or any of its Subsidiaries. Each Obligor has good title to all of the shares it purports to own of the Capital Securities of each of its respective Subsidiaries, free and clear in each case of any Lien (except as permitted by this Agreement). The Corporate Chart of the Parent and its Subsidiaries as of the Closing Date is as set forth in Item 6.8(c) of the Disclosure Schedule.
     SECTION 6.9. Ownership of Properties. The Parent and each of its Subsidiaries owns (i) in the case of owned real property, good and marketable fee title to (or easements or other limited property interests in), and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased or licensed real or personal property, valid and enforceable leasehold interests or license rights (as the case may be) in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Permitted Liens, and except where the failure to do so with respect to any such property could not reasonably be expected to interfere in any material respect with the value or use of such property. Each Obligor has paid or discharged, and has caused each Subsidiary to pay and discharge, all lawful claims arising after the Closing Date which, if unpaid, could reasonably be expected to interfere in any material respect with the value or use of such property or become a Lien against any properties of such Obligor that is not permitted by this

Agreement, except to the extent such claim is being (in the sole discretion of the Administrative Agent) properly contested, or except otherwise expressly provided in the DIP Orders. The Liens granted to the Collateral Agent pursuant to the Collateral Documents and/or the Interim and/or Final Order are first priority Liens, subject only to those Liens that are expressly permitted by the terms of this Agreement. The Parent and each of its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Parent and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Parent, the Borrower or any Subsidiary has received any notice of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation that remains unresolved. None of the Parent, the Borrower or any Subsidiary is obligated under any right of first refusal, option or other contractual right to directly or indirectly sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 8.10 of this Agreement.
     SECTION 6.10. Taxes; Other Laws. Each of the Parent and its Subsidiaries has filed all Federal, State and other material Tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges thereby shown to be due and owing except any such Taxes or charges that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Parent and its Subsidiaries have complied with all applicable laws, rules, regulations and orders (other than any relating to the payment of Taxes covered by the previous sentence), except to the extent that failure to comply with all such laws, rules and regulations and orders would not result in a Material Adverse Effect.
     SECTION 6.11. ERISA Matters. During the 12-consecutive-month period prior to the Petition Date and prior to the date of any Credit Extension hereunder, (i) there has been no ERISA Event and no ERISA Event is reasonably expected to occur with respect to any Plan, (ii) each Plan is in material compliance with ERISA and the Internal Revenue Code; (iii) no Plan had an accumulated or waived funding deficiency or permitted decrease that would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, or (iv) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Plan. No condition exists or event or transaction has occurred with respect to any Pension Plan that might result in the incurrence by the Parent, the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, none of the Parent, the Borrower or any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA. None of the Parent or any member of the Controlled Group has (x) incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any member of the Controlled Group may in the future incur any such withdrawal liability, (y) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (z) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (aa) engaged in a transaction within the meaning of Section 4069 of ERISA or (bb) incurred any liability to the PBGC that remains outstanding other than the payment of premiums, and there are no premium payments that have become due which are unpaid.
     SECTION 6.12. Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule:
     (a) all facilities and property (including underlying groundwater) owned or leased by the Parent, the Borrower or any of their respective Subsidiaries have been, and continue to be, owned or leased by the Parent, the Borrower and their respective Subsidiaries in material compliance with all Environmental Laws;
     (b) there have been no past, and there are no pending or threatened (in writing), (i) claims, complaints, notices or requests for information received by the Parent, the Borrower or any of their respective Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Parent, the Borrower or any of their respective Subsidiaries regarding potential liability under any Environmental Law, except, in the case of clauses (i) and (ii) of this Section 6.12(b), where the existence of any of the foregoing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
     (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Parent, the Borrower or any of their respective Subsidiaries that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;
     (d) the Parent, the Borrower and each of their respective Subsidiaries have been issued and are in compliance in all material respects with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters;
     (e) no property now or previously owned or leased by the Parent, the Borrower or any of their respective Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;
     (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Parent, the Borrower or any of their respective Subsidiaries that individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;
     (g) none of the Parent, the Borrower or any of their respective Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which, to the Borrower’s knowledge, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Parent, the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;
     (h) there are no polychlorinated biphenyls, asbestos, radioactive materials, septic tanks or waste disposal pits present at any property now or previously owned or leased by the Parent, the Borrower or any of their respective Subsidiaries that, individually or in the aggregate, have or could reasonably be expected to have, a Material Adverse Effect;
     (i) no conditions exist at, on or (to the Borrower’s knowledge), under any property now or previously owned or leased by the Parent, the Borrower or any of their respective Subsidiaries which, with the passage of time or the giving of notice or both, would give rise to liability under any Environmental Law that has, or could reasonably be expected to have, a Material Adverse Effect; and
     (j) to the Borrower’s knowledge, no conditions (including wetlands, endangered species, environmental easements, etc.) exist at, on or under any property for which the Parent, the Borrower or any of their respective Subsidiaries owns or has the option to purchase which could give rise to development restrictions or delays or other liability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect. Since January 1, 2007, neither the Parent, the Borrower nor any of their Subsidiaries has retained or assumed any liabilities (contingent or otherwise) that have, or could reasonably be expected to have, a Material Adverse Effect in respect of liability under Environmental Law, either: (x) under the terms of any contract or agreement currently in effect or (y) by operation of law as a result of the sale of assets or stock.
     SECTION 6.13. Accuracy of Information; Projections. (a) None of the information (other than any projections and forward-looking industry data) heretofore or contemporaneously furnished, when furnished, to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby, contains any untrue statement of a material fact, or omitted to state any material fact necessary to make such information not misleading in light of the circumstances under which furnished on the date such information was furnished, and no other information (other than any projections and forward-looking industry data) hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party, will contain any untrue statement of a material fact or will omit to state any material fact necessary to make such information not misleading in light of the circumstances under which furnished on the date as of which such information is dated or certified.
     (b) Any projections or forward-looking industry data furnished in connection with any Loan Document have been prepared in good faith based upon (other than in the case of forward-looking industry data) accounting principles consistent with the historical audited financial statements of the Parent and upon assumptions that are reasonable at the time made.
     SECTION 6.14. Regulations T, U and X. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of

Regulation U of the Federal Reserve Board), and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Federal Reserve Board.
     SECTION 6.15. [Reserved].
     SECTION 6.16. Accounts and Cash Management Accounts. Set forth on Item 6.16 of the Disclosure Schedule is a complete and accurate list, as of the Closing Date, of all Accounts of each Obligor.
     SECTION 6.17. Labor Matters. (a) Except as set forth in Item 6.17(a) of the Disclosure Schedule, none of the Parent, the Borrower or any of their respective Subsidiaries is a party to any material labor dispute and there are no strikes or walkouts relating to any labor contracts to which such Person is a party or is otherwise subject; (b) there is no unfair labor practice complaint pending against the Parent, the Borrower or any of their respective Subsidiaries or, to the knowledge of the Parent or the Borrower, threatened against any of them, before the National Labor Relations Board that could reasonably be expected to have a Material Adverse Effect; (c) there is no grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement pending against the Parent, the Borrower or any of their respective Subsidiaries or, to the knowledge of the Parent or the Borrower, threatened in writing against any of them that could reasonably be expected to have a Material Adverse Effect; (d) no slowdown or stoppage is pending against the Parent, the Borrower or any of their respective Subsidiaries, or to the knowledge of the Parent or the Borrower, threatened against the Parent, the Borrower or any of their respective Subsidiaries, that could reasonably be expected to have a Material Adverse Effect; (e) none of the Parent, the Borrower or any of their respective Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect; and (f) except as set forth in Item 6.17(b), of the Disclosure Schedule (none of which items disclosed therein, individually or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect), there are no pending or threatened in writing claims, complaints, notices, inquiries or requests for information received by the Parent, the Borrower or any of their respective Subsidiaries with respect to any alleged violation of, or potential liability under, any law relating to employee health and safety (including the Occupational Safety and Health Act, 29 U.S.C.A. § 651 et seq.) which could reasonably be expected to result in a. Material Adverse Effect. As of the Closing Date, other than as set forth in Item 6.17(c) of the Disclosure Schedule, no Obligor is a party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other labor or worker representative organization of the Obligors and their Subsidiaries.
     SECTION 6.18. UK Pension Matters. Except for the Caledonian Mining Company Limited No. 1 Retirement Benefits Scheme and the Caledonian Mining Company Limited No. 2 Retirement Benefits Scheme:
          (a) neither CBS Monaco Limited nor any of its Subsidiaries is or, to the knowledge of either the Parent or the Borrower, has at any time been an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993, as amended from time to time and in effect in the United Kingdom); and
          (b) neither CBS Monaco Limited nor any of its Subsidiaries is or has at any time since April 27, 2004, been “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the UK Pensions Act) such an employer.
     SECTION 6.19. UK Financial Assistance. No Obligor or the UK Subsidiary is required to follow the procedures set out in Sections 151 to 158 of the UK Companies Act 1985 in connection with the execution and delivery of any of the UK Transaction Documents to which it is a party and to perform its obligations thereunder.
     SECTION 6.20. Intellectual Property.
          (a) Item 6.20 of the Disclosure Schedule lists all material Intellectual Property of such Obligor on the Closing Date, separately identifying that owned by such Obligor and that licensed to such Obligor. If before the Obligations shall have been irrevocably paid in full in cash, any Obligor shall obtain rights to any Intellectual Property not listed on Item 6.20(a) of the Disclosure Schedule such Obligor, within thirty (30) days after obtaining such rights, shall update Item 6.20(a) and provide Administrative Agent written notice thereof. The Intellectual Property set forth on the Disclosure Schedule for such Obligor constitutes all of the material Intellectual Property rights used, or necessary to conduct its business as currently conducted or as proposed to be conducted, and such Obligor owns, possesses or has a valid license to use such Intellectual Property.
          (b) All Intellectual Property owned by such Obligor is in material compliance with all formal legal requirements (including the payment of filing, examination, annuity and maintenance fees and proofs of use), is valid, subsisting, unexpired and enforceable, has not been adjudged invalid and has not been abandoned and the use thereof in the business of such Obligor or the operation of the business of each Obligor as currently conducted or currently contemplated to be conducted and does not, to the Borrower’s best knowledge, infringe upon, misappropriate, dilute, conflict with or otherwise violate any Intellectual Property or other rights of any other Person or constitute unfair competition or trade practices under the laws of any jurisdiction.
          (c) Except as set forth in Item 6.20(c) of the Disclosure Schedule, on the Closing Date, none of the Intellectual Property owned by such Obligor is the subject of any licensing or franchise agreement pursuant to which such Obligor is the licensor or franchisor.
          (d) Each Obligor has used, and for the duration of this Agreement will continue to use, proper statutory notice where appropriate in connection with the use of Intellectual Property.
          (e) Each Obligor has used, and for the duration of this Agreement, will continue to use consistent standards of quality in its manufacture of products sold under the trademarks owned by or licensed to an Obligor.
          (f) No Person has asserted or threatened to assert in writing any claims (A) contesting the right of any Obligor to use, exercise, sell, license, transfer or dispose of any material Intellectual Property or any products, processes or materials covered thereby in any manner; or (B) challenging the ownership, validity or enforceability of any material Intellectual Property owned by an Obligor.
          (g) No holding, decision or judgment has been rendered by any Governmental Authority against any Obligor or any Subsidiary of an Obligor that would limit, cancel or question the validity of, or such Obligor’s rights in, any Intellectual Property.
          (h) No claim, action or proceeding seeking to limit, cancel or question the validity of any Intellectual Property owned by such Obligor or such Obligor’s ownership interest therein is on the Closing Date pending against any Obligor or any Subsidiary of a Obligor or, to the knowledge of such Obligor, threatened. There are no claims, judgments or settlements to be paid by such Obligor relating to the Intellectual Property.
          (i) To the knowledge of the Obligors, none of the activities of any employees who are providing services to any Obligor in connection with the Intellectual Property is violating any agreement between any such employees and their former employers.
          (j) The Obligors have not received any opinion of counsel regarding the validity, infringement or enforceability of any third party Intellectual Property or any owned Intellectual Property.
          (k) The Obligors have complied with their obligations under 37 CFR § 1.56(a) to disclose to the United States Patent and Trademark Office, during the pendency of any United States patent application comprising the Intellectual Property. None of the Intellectual Property is involved in any interference, opposition or reexamination or other administrative or judicial proceeding, and no such proceeding is being threatened with respect to any of the Intellectual Property.
          (l) To the extent that any material Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for an Obligor, or is incorporated into any of the Obligor’s products, the Obligor has a written agreement with such independent contractor or third party and the Obligor thereby has obtained exclusive or joint ownership of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment, or has acquired rights sufficient to use such Intellectual Property in the business of the Obligors as currently conducted and as contemplated to be conducted by virtue of a license, and have obtained a waiver of moral rights from any independent contractor or third party in any Intellectual Property, where appropriate.
     SECTION 6.21. Insurance. The Administrative Agent shall have received certificates of all policies of insurance of any kind or nature of each Obligor and any of its Subsidiaries, including policies of life, fire, theft, environmental, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, each of which is in full force and effect, and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of the insured. Item 6.21 of the Disclosure Schedule lists all insurance policies of any nature maintained, as of the Closing Date, by each Obligor, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy. No Obligor nor any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).
     SECTION 6.22. [Reserved].
     SECTION 6.23. [Reserved].
     SECTION 6.24. Use of Proceeds. The proceeds of the Loans are being used by the Borrower (and, to the extent provided to them by the Borrower, each other Obligor) solely as follows:
          (a) with respect to the Initial NM Loans drawn on the Closing Date, to the extent authorized by the Bankruptcy Court pursuant to the First Day Orders and with respect to the Additional NM Loans drawn on the Final Order Entry Date, pursuant to the Final Order: (i) to fund a Reserve Account which in turn will be used to fund: (A) on a monthly basis, an Operating Account, pursuant to the DIP Approved Budget, (B) an Interest Reserve Account, and (C) a Carve-Out Account as provided under Section 2.11.4. Proceeds from the Operating Account will be used by Borrower to the extent set forth in the DIP Approved Budget (including permitted variances under such DIP Approved Budget) and in accordance with the terms of the Orders, for working capital, capital expenditures and other general corporate purposes of the Obligors (including, without limitation to fund intercompany transfers by the Borrower to fund the operating expenses of certain Subsidiaries (other than Immaterial Subsidiaries)) not in contravention of any Law or the Loan Documents and to pay certain costs and expenses of administration of the Case, including professional fees in accordance with the terms to be specified in the Orders. Proceeds in the Interest Reserve Account will be used by Borrower to fund payments of interest and Participation Fees under the DIP Loan Facility;
          (b) with respect to the DIP Letter of Credit Facility and the Synthetic Deposit Account, to fund DIP Letters of Credit, upon an Issuance Request from the Borrower and to the extent required hereunder, to cash collateralize the DIP Letters of Credit issued and then outstanding under this Agreement; and
          (c) No portion of the Loans, the Accounts, the Collateral or the Carve-Out are to be used to: (i) challenge the validity, perfection, priority, extent or enforceability of Prepetition Credit Agreement Obligations or the liens on or security interests in the assets of the Obligors securing the Loans or the Prepetition Credit Agreement Obligations, or (ii) investigate any other claims or causes of action against (A) the Lenders, the Administrative Agent, the Collateral Agent, any other Agent or the DIP Letter of Credit Issuer, or (B) the Prepetition Lenders or the Administrative Agent, any Prepetition Issuer, the Prepetition Syndication Agent, the Prepetition Collateral Trustee, the Prepetition Lead Arranger and Sole Book Runner; provided that the Committee may expend up to $25,000 in fees and expenses in investigating the foregoing solely with respect to the Prepetition Credit Agreement Obligations (as opposed to filing a claim or challenge under subparagraphs (c)(i) or (ii) above).
     SECTION 6.25. Waiver of any Priming Rights. Upon the Closing Date, and on behalf of itself and its estates, and for so long as any Obligations shall be outstanding, the Obligors hereby irrevocably waive any right, pursuant to sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Lien securing the Obligations, or to approve a claim of equal or greater priority than the Obligations except as provided in Section 6.28.
     SECTION 6.26. Milestones. As of each Milestone Date, the Borrower shall be in compliance with all Milestone Requirements then applicable to such Milestone Date. The Administrative Agent, with the consent of the Required Lenders, which consent may be withheld in their sole discretion, may waive in writing any or all Milestone Requirements applicable to any Milestone Date (unless the consent of the Administrative Agent is required to waive such milestone, in which case the Administrative Agent may waive in writing such Milestone Requirement applicable to such Milestone Date).
     SECTION 6.27. Secured, Super-Priority Obligations.
          (a) On and after the Closing Date, the provisions of the Loan Documents and the Orders are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests (having the priority provided for herein and in the Orders) in all right, title and interest in the Collateral, enforceable against each Obligor that owns an interest in such Collateral.
          (b) All Obligations and all other amounts owing by the Borrower hereunder and under the other Loan Documents and by the Guarantors under the Guaranty in respect thereof (including, without limitation, all principal and accrued interest, costs, fees and expenses and any exposure of a Lender or any of its affiliates in respect of cash management or hedging transactions incurred on behalf of any Obligor ) will be secured:
     (i) pursuant to section 364(c)(2) of the Bankruptcy Code and the Orders, by a valid, binding, continuing, enforceable and first priority fully perfected senior security interest in and Lien on, and mortgage against, all unencumbered property and assets of each of the Obligors and (if applicable) their estates of every kind or type whatsoever, tangible, intangible, real, personal and mixed, whether now owned or existing or hereafter acquired or arising and regardless of where located, whether within the United States or in other locations, and including, without limitation, all Capital Securities and all property of the estates of each of the Obligors (if applicable) within the meaning of section 541 of the Bankruptcy Code, all proceeds, rents and products of all of the foregoing and all distributions thereon that are unencumbered as of the Petition Date and all unencumbered Capital Securities of a Subsidiary of an Obligor, subject only to the Carve-Out and to any valid, perfected and unavoidable first priority right of consignment under applicable law;

     (ii) pursuant to Section 364(c)(3) of the Bankruptcy Code and the Orders, by a valid, binding, continuing, enforceable and fully perfected junior security interest in, and mortgage against, all property and assets of each Obligor and (if applicable) their estates of every kind or type whatsoever (other than property described in clauses (b)(i) and (iii), as to which the liens and the security interests in favor of the Administrative Agent and the Lenders will be described in such clauses) that is subject only to (A) any valid, perfected and unavoidable first priority right of consignment under applicable law and (B) valid, perfected and non-avoidable liens in existence on the Closing Date, which security interests and liens in favor of the Administrative Agent and the Lenders are junior to the Carve-Out; and
     (iii) pursuant to section 364(d)(1) of the Bankruptcy Code and the Orders, by a valid, binding, continuing, enforceable and fully perfected first priority, senior priming security interest in, and senior priming Lien on, all property and assets of each of the Obligors and (if applicable) their estates of every kind or type whatsoever, whether tangible, intangible, real, personal and mixed, whether now owned or existing or hereafter acquired or arising and regardless of where located, whether within the United States or in other locations, and including, without limitation, all property of the estates of each of the Obligors (if applicable) within the meaning of section 541 of the Bankruptcy Code, and all proceeds thereof that are subject to valid and perfected Liens in existence on the Petition Date or to valid Liens in existence on the Petition Date that are perfected subsequent to such date as permitted by subsection 546(b) of the Bankruptcy Code; provided, however, that such Liens and security interests granted to the Administrative Agent and the Lenders shall be subject to: (A) the Carve-Out, (B) any valid, perfected and unavoidable first priority right of consignment under applicable law, and (C) any Third Party Liens.
          (c) Pursuant to section 364(c)(1) of the Bankruptcy Code and the Orders, all Obligations and other amounts owing by the Borrower hereunder and under the other Loan Documents and by the Guarantors under the Guaranty in respect thereof (including, without limitation, any exposure of a Lender in respect of cash management or hedging transactions incurred on behalf of any Obligor) at all times will constitute allowed super-priority administrative expense claims in the Case having priority over any and all administrative expenses of the kind specified in sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provisions of the Bankruptcy Code, subject only to the Carve-Out.
          (d) The Orders and the transactions contemplated hereby and thereby, are in full force and effect and have not been vacated, reversed, modified, amended or stayed without the prior written consent of the Lenders.
          (e) Notwithstanding anything to the contrary in this Section 6.28, all liens granted under the Orders to the Administrative Agent and the Lenders to secure the Obligations under the NM Loans and the DIP Letter of Credit Facility shall be senior in priority to all liens granted under the Orders to the Administrative Agent and the Lenders to secure the Obligations under the Roll-Up Loans.
ARTICLE VII
AFFIRMATIVE COVENANTS
     Each of the Parent and the Borrower covenants and agrees with each Lender, each DIP Letter of Credit Issuer and the Administrative Agent that until the Maturity Date has occurred, and all Obligations have been paid in full, the Parent and the Borrower will, and will cause their respective Subsidiaries to, perform or cause to be performed the obligations set forth below.
     SECTION 7.1. Financial Information, Financing Reporting, Notices, etc. The Parent will furnish the Administrative Agent with copies of the following financial statements (which shall be prepared on a consolidating and consolidated basis), reports, notices and other information:
          (a) Weekly Statement. As soon as available and in any event not later than the third Business Day of each week, (i) an updated 13-week rolling cash flow statement, in form and substance satisfactory to the Lenders, setting forth all receipts and disbursements on a weekly basis for the next succeeding 13-week period, including a line item specifying the projected amount of cash and outstanding Loans as of the end of each week covered thereby, and the related variance report (such cash flow statement to include a breakdown of both “Beginning Cash” and “Ending Cash” under the column “Week 1” by cash in each country where the Parent and the Subsidiaries have operations); (ii) a progress report setting forth an update on capital raising and restructuring efforts and discussions and the then current plans for debt retirement; and (iii) a complete copy of the Borrower’s sales and backlog flash reports provided to management during the preceding week, such reports to contain the same information as supplied to management of the Parent and its Subsidiaries;
          (b) Monthly Reports. Within ten (10) Business Days after the end of each fiscal month in each Fiscal Year, financial information regarding the Parent, the Borrower and its Subsidiaries consisting of: (i) the unaudited consolidated balance sheet as at the end of each calendar month of the Borrower and its Subsidiaries, together with the related unaudited consolidated statement of income, and unaudited consolidated statement of cash flows of each for such month and for the period from the Petition Date to the end of such month, all prepared in accordance with GAAP by business segment, (ii) a comparison of the actual cash flows since the Petition Date to the corresponding figures from the DIP Approved Budget on a weekly and aggregate running basis since the Petition Date for operating and capital budget expenditures, (iii) a narrative report describing the consolidated operations of the Borrower and its Subsidiaries, taken as a whole, in the form prepared for presentation to senior management for such month and for the period from the Petition Date to the end of such month, including disclosure of any Material Adverse Effect (the reports under clauses (i) and (ii) above shall be in reasonable detail and accompanied by a certificate from the chief executive officer and the chief financial officer (or other principal financial officer) of the Borrower certifying that the financial statements fairly present, in all material respects, the consolidated financial condition of the Borrower and its respective Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes), (iv) monthly operating reports required under the UST Guidelines (at the times otherwise filed in the Cases consistent with applicable rules), and (v) a monthly summary of payments to and receipts from related parties, (vi) an update to the DIP Approved Budget required under Section 7.17 which update shall be in form and substance acceptable to the Administrative Agent and Required Lenders.
          (c) Quarterly Reports. As soon as available and in any event within forty-five 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year-to-date portion of, the immediately preceding Fiscal Year, certified as complete and correct in all material respects, by the chief financial officer or chief accounting officer of the Parent (subject to normal year-end adjustments).
          (d) Annual Reports. As soon as available and in any event within ninety 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheets of the Parent and its Subsidiaries, and the related consolidated statements of income and cash flow of the Parent and its respective Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent.
          (e) Accountants’ Reports. Promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to the Borrower and its respective Subsidiaries by a national independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Borrower and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit.
          (f) Compliance Certificate. (i) Concurrently with the delivery of the financial information pursuant to clauses (c) and (d), a Compliance Certificate, executed by the chief financial officer or chief accounting officer of the Parent, showing compliance with the financial covenants set forth in Section 8.4 and stating that no Default (other than as a consequence to the Cases and with respect to claims subject to the jurisdiction of the Bankruptcy Court) has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Parent, the Borrower or an Obligor has taken or proposes to take with respect thereto), and (ii) stating that no Subsidiary has been formed or acquired, and no Immaterial Subsidiary has, other than for de minimis amounts, acquired any assets or liabilities or has had any revenue or incurred expenses (except for expenses associated with the windup, dissolution or liquidation under applicable law) since becoming an Immaterial Subsidiary (or, if a Subsidiary has been formed or acquired, or a Subsidiary has acquired any assets or liabilities or has had any revenue or incurred expenses, since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied in all material respects with Section 7.8).

          (g) Notices of Default. As soon as possible and in any event within two (2) Business Days after the Parent, the Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Parent setting forth details of such Default and the action which the Parent, the Borrower or such Obligor has taken or proposes to take with respect thereto.
          (h) Notices of Litigation, Material Adverse Effect, Material Contracts. As soon as possible and in any event within two (2) Business Days after the Parent, the Borrower or any other Obligor obtains knowledge of, since the date of entry of the Interim Order: (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding, labor controversy or labor agreement, (ii) the commencement of any material litigation, action, proceeding or labor controversy, (iii) any changes in senior management, (iv) material changes to material contracts with suppliers and other customers, including new material contracts and contract renewals, or (v) the occurrence of a Material Adverse Effect, the relevant Obligor will notify the Administrative Agent in writing and provide such documents or other information as the Administrative Agent or Lender shall request.
          (i) ERISA Notices. Promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan that could result in the incurrence by any Obligor of any material liability, fine or penalty, or notice thereof and copies of all documentation relating thereto.
          (j) Management Letters. Promptly upon receipt thereof, copies of all “management letters” submitted to the Parent, the Borrower, or any other Obligor by the independent public accountants in connection with each audit made by such accountants.
          (k) PATRIOT Act Notices. Promptly (i) if the Parent or the Borrower obtains knowledge that one or more of the Parent, the Borrower or any Person which owns, directly or indirectly, any Capital Securities of the Parent or the Borrower or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, the Parent or the Borrower, as applicable, will notify the Administrative Agent and (ii) upon the request of any Lender, the Parent and the Borrower will provide any information such Lender believes is reasonably necessary to be delivered to comply with the PATRIOT Act.
          (l) Other Information, Meetings, Borrower’s Availability, Notices Such other financial and other information as any Lender or DIP Letter of Credit Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may reasonably request with respect to the terms of and information provided pursuant to the Compliance Certificate). Representatives of the Borrower shall make themselves available to discuss financial issues and the Transactions contemplated by this Agreement with the Administrative Agent and the Lenders on a bi-weekly basis. In addition, at least once per calendar month, or more frequently at the request of the

Administrative Agent, management of the Borrower shall provide a dial-in number and host a telephone conference call with the Lenders for the purpose of providing the Lenders with a meaningful update on the Cases and the Transactions and to answer any questions Lenders may have with respect thereto or to the most recent financial statements provided to the Lenders.
          (m) Press Releases. Promptly upon their becoming available, drafts of all press releases and other statements to be made by the Borrower to the public concerning developments in the business of the Borrower.
Each notice delivered pursuant to this Section 7.1 shall be accompanied by a written statement of an Authorized Officer of the Obligor: (a) which provides the Section of this Agreement that such notice is being delivered pursuant to, and (b) which sets forth details of the occurrence referred to therein and states what action the Obligor has taken and proposes to take with respect thereto.
     SECTION 7.2. Maintenance of Existence; Compliance with Contracts, Laws, etc. Each of the Parent and the Borrower will, and will cause each of their respective Subsidiaries to:
          (a) preserve and maintain its legal existence and qualification in each jurisdiction where the nature of its business or the location of its assets requires it to be so qualified (except in the case of any Immaterial Subsidiary);
          (b) perform in all material respects their obligations under material agreements to which the Parent, the Borrower or any of their Subsidiaries is a party;
          (c) comply in all material respects with all applicable Laws, rules, regulations and orders, including the payment (before the same become delinquent) of all Taxes, imposed upon the Parent, the Borrower or a Subsidiary or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Parent, the Borrower or a Subsidiary, as applicable; and
          (d) ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws, and take all necessary action to comply with all Terrorism Laws with respect thereto.
     SECTION 7.3. Maintenance of Properties. Each of the Parent and the Borrower will, and will cause each of their respective Subsidiaries to, (a) maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Parent, the Borrower and their respective Subsidiaries may be properly conducted at all times and (b) maintain and preserve all rights, permits, licenses, approvals and privileges necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate material filings with, and give all required material notices to, Government Authorities; provided, however, that (i) no repairs, renewals, replacements, alterations or additions shall materially reduce the fair market value of any such properties or materially impair the usefulness of such properties, (ii) any and all repairs, renewals, replacements, alterations or additions shall be effected with due diligence and in a good an workmanlike manner and in compliance with all applicable laws and policies of insurance. No property shall be Disposed of unless the Disposition of such property is otherwise permitted by Section 8.10.
     SECTION 7.4. Insurance. Each of the Parent and the Borrower will, and will cause each of their respective Subsidiaries (other than any Immaterial Subsidiary) to, maintain:
          (a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Parent, the Borrower and their respective Subsidiaries; and
          (b) all worker’s compensation, employer’s liability or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business, provided that, in any event, the Parent and the Borrower each will maintain at a minimum (with respect to itself and each of its Subsidiaries) insurance (including loss of use of operating facilities and business interruption insurance) against loss (including loss of profits) and damage covering substantially all of the tangible real and personal property and improvements of the Parent and each of its Subsidiaries by reason of any Insured Peril (as defined below), as shall be reasonable and customary and sufficient to prevent the insured named therein from becoming a co-insurer of any loss under such policy. For purposes hereof, the term “Insured Peril” means, collectively, all risks (as such term is customarily used in the market for insurance) of physical loss including flood, earthquake and windstorm in the jurisdictions where the properties owned or operated by the Parent, the Borrower or any of their respective Subsidiaries are located.
     Without limiting the foregoing, all insurance policies of the Obligors required pursuant to this Section 7.4 shall (i) name the Collateral Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty (30) days’ prior written notice to the Collateral Agent and the Administrative Agent, and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents. If at any time the area in which any parcel of real property encumbered by a mortgage (including, without limitation, a Mortgage) pursuant to the terms of this Agreement Premises is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Parent and the Borrower shall obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
     SECTION 7.5. Books and Records; Inspections. Each of the Parent and the Borrower will, and will cause each of their respective Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect in all material respects all of its business affairs and transactions and permit the Administrative Agent, from time to time, as often as may be reasonably requested, upon prior notice to any Borrower, to visit and inspect the properties of the Borrower and each of the other Obligors, conduct appraisals of the Borrower’s properties, inspect, audit and make extracts from the Borrower’s and the other Obligors’ books and records, and discuss with their officers, employees and independent accountants, the Borrower’s and other Obligor’s business, financial condition, business prospects and results of operations. Representatives of the Borrower (including the Borrower’s accountants) shall be authorized to accompany the Administrative Agent (or representative thereof) on any such visit or inspection, but such authorization shall in no respect be deemed to be a requirement or condition of the Administrative Agent’s visits or inspections, and to the extent any of the Borrower’s representatives accompany the Administrative Agent on any visit or audit, such Persons shall in no manner hinder or delay the audits or inspections of the Administrative Agent. Representatives of each Lender shall be authorized to accompany the Administrative Agent on each such visit and inspection and to participate with the Administrative Agent therein at the Borrower’s expense. Neither the Administrative Agent nor any Lender shall have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or its delay in conducting any such inspection. The Borrower shall pay any fees incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section 7.5.
     SECTION 7.6. Environmental Laws. Each of the Parent and the Borrower will, and will cause each of their respective Subsidiaries to:
          (a) exercise all due diligence in order to comply and cause (i) all tenants or subtenants under any leases or occupancy agreements affecting the real property Collateral, (ii) all contractors, engineers, architects and similar vendors and contractors, and (iii) all other Persons on or occupying the real property Collateral, to comply with all Environmental Laws and Governmental Authorities, except for any such noncompliance which could not reasonably be expected to cause a Material Adverse Effect;
          (b) from time to time, at the Administrative Agent’s request, retain at the Borrower’s expense an independent professional consultant to review any report relating to Hazardous Materials prepared by or for the Borrower and to conduct their own investigation (the scope of which investigation shall be reasonable based upon the circumstances and shall not be duplicative of existing work product when feasible) of any real property asset currently owned, leased, operated or used by the Obligors if: (i) a Default shall have occurred and be continuing, or (ii) the Administrative Agent reasonably believes (A) that an occurrence relating to such real property asset is likely to give rise to an environmental claim or an environmental liability, or (B) that a violation of an Environmental Law on or around such real property asset has occurred or is likely to occur, which could, in either such case, reasonably be expected to result in a Material Adverse Effect. The Borrower shall use its best efforts to obtain for the Administrative Agent and its agents, employees, consultants and contractors the right, upon reasonable notice, to enter into or onto the real property assets currently owned, leased, operated or used by the Obligors to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any real property asset shall be conducted, unless otherwise agreed to by the Borrower and the Administrative Agent, during normal business hours and, shall be conducted so as not to unreasonably interfere with the ongoing operations at any such real property asset or to cause any damage or loss to any property at such real property asset. The Borrower and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent pursuant to this Section will be obtained and shall be used by the Administrative Agent and the Lenders for the purposes of the Lenders’ internal credit decisions, to monitor and police the Loans and to protect the Lenders’ security interests created by the Loan Documents. The Administrative Agent agrees to deliver a copy of any such report to the Borrower with the understanding that the Borrower acknowledges and agrees that (I) it will indemnify and hold harmless the Administrative Agent and each Lender from any costs, losses or liabilities relating to the Borrower’s use of or reliance on such report, (II) neither the Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (III) by delivering such report to the Borrower, neither the Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report; and
          (c) promptly advise the Administrative Agent in writing and in reasonable detail of (i) any release or threatened release of any Hazardous Materials, or to the Borrower’s knowledge, any tenants under any leases or occupancy agreements affecting any portion of any real property asset, to any federal, state, local or foreign governmental or regulatory agency under any applicable Environmental Laws, in each case, that could reasonably be expected to cause a Material Adverse Effect, (ii) any and all material written communications with respect to any pending or threatened environmental claims and any and all material written communications with respect to any release or threatened release of Hazardous Materials the existence of which has a reasonable possibility of resulting in a material environmental liability, (iii) any cleanup performed by the Borrower or any other Person in response to any Hazardous Materials on, under or about any real property asset, the existence of which has a reasonable possibility of resulting in a material environmental liability, (iv) the Borrower’s discovery of any occurrence or condition on any property that could cause any real property asset to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (v) any written request for information from any Governmental Authority that suggests such agency is investigating whether the Obligors may be potentially responsible for a release or threatened release of Hazardous Materials that has a reasonable possibility of giving rise to a material environmental liability.
Without limiting the obligations under paragraphs (a) to (c) of this Section 7.6, the Borrower will, and will cause each Subsidiary to, conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of its facilities or real properties, to the extent any such actions are required for material compliance with Environmental Laws or to correct or resolve a material environmental claim to the extent required for compliance with applicable Environmental Laws.
     SECTION 7.7. Use of Proceeds. The Borrower (and, to the extent distributed to them by the Borrower, each of the other Obligors) shall use the proceeds of the Loans solely as provided in Section 6.25.
     SECTION 7.8. Subsidiary Guarantors, Security, Further Assurances, etc. (a) No new Subsidiaries shall be formed by the Obligors and no Person shall be acquired by the Obligors in any manner (including, without limitation, by merger, consolidation or otherwise) without the prior written approval of the Administrative Agent. Notwithstanding the foregoing, in the event that any Person becomes a Subsidiary of the Obligors, the Borrower will promptly notify the Administrative Agent of that fact and, cause such Subsidiary (other than an Immaterial Subsidiary) on or prior to the time it becomes a Subsidiary to execute and deliver to the Administrative Agent and the Collateral Agent a counterpart of any Subsidiary Guaranty and to take all such further action and execute all such further documents and instruments (including, without limitation, with respect to any real property, a Mortgage in form for recording in the recording office of each political subdivision where such real property is located, together with the Other Mortgage Deliverables) as may be required to grant and perfect in favor of the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien in all of the: (i) personal property assets of such Subsidiary; (ii) real property assets owned by such Subsidiary; and (iii) leasehold interests owned by such Subsidiary. In addition, the Borrower shall pledge (if it is the direct owner of Capital Securities of such Subsidiary) or shall cause each of the applicable Obligors to pledge (if any of such other Obligors is the direct owner of Capital Securities of such new Subsidiary)(each such owner, whether the Borrower or any of the other Obligors, the “Pledging Parent”) all of the Capital Securities of such Pledging Parent’s Subsidiary to the Collateral Agent pursuant to the applicable Collateral Documents and to take all such further action and execute all such further documents and instruments as may be reasonably required or advisable to grant and perfect in favor of the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien in such Capital Securities. The Borrower shall deliver to the Administrative Agent, together with such Loan Documents, in the case of each such Subsidiary that is required to be a party to any Loan Document: (A) certified copies of such Subsidiary’s organizational certificate together, if applicable, with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, formation or organization, as applicable, each to be dated a recent date prior to their delivery to the Administrative Agent, (B) a copy of such Subsidiary’s Organic Documents, certified by its secretary or an assistant corporate secretary (or Person holding an equivalent title or having equivalent duties and responsibilities) as of a recent date prior to their delivery to the Administrative Agent, (C) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to: (x) the incumbency and signatures of the officers of such Subsidiary executing such Subsidiary Guaranty, the Collateral Documents and the other Loan Documents to which such Subsidiary is a party, and (y) the fact that the attached authorizations of such Subsidiary authorizing the execution, delivery and performance of such Subsidiary Guaranty, such Collateral Documents and such other Loan Documents are in full force and effect and have not been modified or rescinded, and (D) a favorable opinion of counsel to such Subsidiary, that is reasonably satisfactory to the Collateral Agent and its counsel, as to (x) the due organization and good standing of such Subsidiary, (y) the due authorization, execution and delivery by such Subsidiary of such Subsidiary Guaranty, the Collateral Documents and any other Loan Documents to which it is a party, (z) the enforceability of such Subsidiary Guaranty and such Collateral Documents against such Subsidiary, (aa) the validity and perfection of the security interests granted by such Subsidiary (and by the Pledging Parent of such Subsidiary in respect of the Capital Securities of such Subsidiary) in favor of the Collateral Agent pursuant to the Collateral Documents, and (bb) such other matters as any Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent, the Collateral Agent and their counsel.

          (b) If any Obligor acquires any property (including any real property) after the Closing Date as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected first priority Lien on the Closing Date (such assets, “New Collateral”), then the Borrower shall promptly (i) notify the Administrative Agent of that fact, (ii) execute and deliver (or cause to be executed and delivered (and, in the case of any documents, instruments or consents to be executed by a Person that is not an Obligor or any Affiliate thereof, use commercially reasonable efforts to obtain)) to the Administrative Agent and the Collateral Agent, such amendments to the applicable Loan Documents, and take all such further action and execute all such further documents and instruments (including, without limitation, with respect to any real property, a Mortgage in form for recording in the recording office of each political subdivision where such real property is located, together with the Other Mortgage Deliverables) as any Agent may deem reasonably necessary or advisable to grant and perfect in favor of the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien in such New Collateral. If, and to the extent requested by the Administrative Agent or the Collateral Agent, the Borrower shall deliver to the Administrative Agent and the Collateral Agent, together with such Loan Documents, a favorable opinion of counsel to the Obligors, that is reasonably satisfactory to the Administrative Agent, Collateral Agent and their counsel, as to (A) the valid existence and good standing of such Obligor, (B) the due authorization, execution and delivery by such Obligor of such Collateral Documents to which it is a party, (C) the enforceability of such Collateral Documents against such Obligor, (D) the validity and perfection of the security interests granted by such Obligor in favor of the Collateral Agent pursuant to the Collateral Documents, and (E) such other matters as any Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent, the Collateral Agent and their counsel.
          (c) At any time or from time to time upon the request of the Administrative Agent or the Collateral Agent, the Borrower will, at its expense, promptly execute, acknowledge and deliver (or cause the applicable Obligor to execute, acknowledge and deliver) such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents, the Interim Order and the Final Order approving the DIP Loan Facility and to provide for payment of the Obligations in accordance with the terms of this Agreement and the other Loan Documents (including, without limitation, within 100 days following the Closing Date, with respect to any real property, promptly execute, acknowledge and deliver a Mortgage in form for recording in the recording office of each political subdivision where such real property is located, together with the Other Mortgage Deliverables). In furtherance and not in limitation of the foregoing, the Borrower shall take, and cause each of the other Obligors to take, such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, landlord’s consents and estoppels, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, title insurance and land surveys with respect to any of the foregoing that relates to an interest in real property, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the Obligations are guaranteed by the Guarantors and are secured by first priority Liens on the Collateral (subject to Third Party Liens and the Carve-Out).

     SECTION 7.9. Maintenance of Corporate Separateness. Each of the Parent and the Borrower will, and will cause each of their respective Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings and the maintenance of corporate offices and records. None of the Parent, the Borrower or any of their respective Subsidiaries shall knowingly take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of any Subsidiary Guarantor which is a direct Subsidiary of the Parent, the Borrower or any Subsidiary which is not a Subsidiary Guarantor being ignored by any court of competent jurisdiction, or in the assets and liabilities of the Parent, the Borrower or any Subsidiary which is not a Subsidiary Guarantor being substantively consolidated with those of any Subsidiary Guarantor in a bankruptcy, reorganization or other insolvency proceeding.
     SECTION 7.10. Rating of Loans. Each of the Parent and the Borrower will obtain by no later than twenty (20) Business Days following the Closing Date, a senior secured credit rating with respect to the NM Loans from either S&P or Moody’s.
     SECTION 7.11. Cash Management. Except as set forth in the proviso to this Section, the Borrower will, and will cause each Subsidiary Guarantor to, deposit, or cause to be deposited, promptly, and in any event no later than the end of the Business Day immediately following receipt thereof, all of such Person’s Collections into Deposit Accounts and/or Securities Accounts that are subject to a Control Agreement; provided that at no time shall more than $2,000,000 in the aggregate of the cash and Cash Equivalent Investments of the Obligors be held other than in Deposit Accounts and/or Securities Accounts that are subject to a Control Agreement.
     SECTION 7.12. Post-Closing Requirements.
     SECTION 7.12.1. Control Agreements. Except to the extent otherwise agreed to in writing in the sole discretion of the Administrative Agent, promptly, but no later than 15 Business Days, after the Closing Date, all “securities accounts” and “deposit accounts” (as such terms are defined in the UCC and, in the case of a Canadian Guarantor, the Personal Property Security Act in the relevant Canadian province (the “PPSA”)) of any Obligor that is a U.S. Guarantor or a Canadian Guarantor shall be subject to effective Control Agreements (or such analogous document under the PPSA) in favor of the Collateral Agent and in form and substance satisfactory to the Collateral Agent.
     SECTION 7.12.2. Mortgage Obligations. Within one hundred (100) days following the Closing Date (or such longer time period as may be granted by the Administrative Agent in its sole discretion), each of the Parent and the Borrower will cause the applicable Obligors to duly execute and deliver to Administrative Agent a Mortgage with respect to each Mortgaged Property, in each case in form for recording in the recording office of each political subdivision where such Mortgaged Property is located, so as to grant and perfect in favor of the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien, against the Mortgaged Property purported to be covered thereby, together with each of the following:

          (a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent or Collateral Agent, desirable effectively to create a valid, perfected first priority Lien, subject only to Permitted Liens, against the Mortgaged Property purported to be covered thereby;
          (b) evidence of the payment of (or satisfactory arrangements for the payment of) all mortgage recording taxes, fees, costs and expenses of filing of each Mortgage as may be necessary in the reasonable opinion of the Administrative Agent, to create a valid, perfected super priority first Lien against the Mortgaged Property identified in such Mortgage, subject only to Permitted Liens; and
          (c) any Other Mortgage Deliverables with respect thereto as may be requested by the Administrative Agent in its sole and absolute discretion.
     SECTION 7.13. UK Pension Matters. The Parent and the Borrower shall ensure that all pension schemes operated by or maintained for the benefit of CBS Monaco Limited and its Subsidiaries and any of their employees are funded in accordance with the minimum funding requirement under Section 56 of the Pensions Act 1995 or the statutory funding objective under Section 222 of the UK Pensions Act and that no action or omission is taken by CBS Monaco Limited or any of its Subsidiaries in relation to such a pension scheme that has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or the UK Subsidiary ceasing to employ any member of such a pension scheme).
     (a) Except for the Caledonian Mining Company Limited No. 1 Retirement Benefits Scheme and the Caledonian Mining Company Limited No. 2 Retirement Benefits Scheme, the Parent and the Borrower shall ensure that neither CBS Monaco Limited nor any of its Subsidiaries is or will become an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1.993) or “connected” with or an “associate” of (as those terms are in Sections 39 or 43 of the UK Pensions Act) such an employer.
     (b) The Parent, the Borrower or CBS Monaco Limited shall deliver to the Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to CBS Monaco Limited), actuarial reports in relation to all pension schemes mentioned in clause (a) above.
     (c) The Parent, the Borrower or CBS Monaco Limited shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in clause (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
     (d) The Parent, the Borrower or CBS Monaco Limited shall immediately notify the Agent of any investigation or proposed investigation by the Pensions Regulator (that any of them become aware of) which may lead to the issue of a Financial Support Direction or a Contribution Notice to the UK Subsidiary.
          (e) The Parent, Borrower or CBS Monaco Limited shall immediately notify the Agent if CBS Monaco Limited receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
          SECTION 7.14. [Reserved].
          SECTION 7.15. Financial Consultant. The Borrower shall retain and maintain at all times (on behalf of the Administrative Agent and the Secured Parties) a financial consultant, reasonably acceptable to the Administrative Agent, which financial consultant shall review the weekly cash flow projections provided pursuant to paragraph (a) of Section 7.1, monitor the Borrower’s performance against such projections and prepare reports related thereto upon reasonable request by the Administrative Agent. All costs and expenses of such financial consultant shall be for the account of the Borrower. The Borrower agrees to cooperate in good faith with such financial consultant.
     SECTION 7.16. Entry of the Final Order. The Borrower shall deliver to the Administrative Agent for further distribution to each Lender: (a) as soon as practicable in advance of filing with the Bankruptcy Court or delivering to the Committee appointed in the Cases or to the Trustee, as the case may be, the Final Order (which must be in form and substance satisfactory to the Lenders), all other proposed orders and pleadings related to the DIP Loan Facility (which must be in form and substance reasonably satisfactory to the Required Lenders), any Reorganization Plan and/or any disclosure statement related thereto, and (b) substantially simultaneously with the filing with the Bankruptcy Court or delivering to the Committee appointed in the Cases or to the Trustee, as the case may be, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Parent or any of its Subsidiaries or other Indebtedness of the Obligors that may be filed with the Bankruptcy Court or delivered to the Committee appointed in the Cases or to the Trustee.
     SECTION 7.17. Updated DIP Approved Budget. The Obligors shall not incur or pay any expenses unless contemplated in the DIP Approved Budget. Notwithstanding the foregoing sentence: (a) the Borrower shall not be required to pay any expenses, charges or fees to parties other than the Agents and Lenders the nonpayment of which is permitted by the Bankruptcy Code and (b) on or before the tenth (10th) Business Day of each calendar month, the Borrower shall deliver an updated DIP Budget (for the period from such month to twenty weeks thereafter) to the Administrative Agent. Each such updated DIP Budget provided to the Administrative Agent shall be of no force and effect unless and until it is approved in writing by the Required Lenders, provided that the prior DIP Approved Budget shall remain in effect pending approval by the Administrative Agent and the Required Lenders. Such proposed DIP Budget, upon the written approval of the Required Lenders, shall become, as of the date of such approval, the DIP Approved Budget, and shall prospectively replace the prior DIP Approved Budget. Regardless of whether an updated budget has been delivered to the Administrative Agent, the Borrower shall comply at all times with the then-existing DIP Approved Budget on a line-item basis (subject to the variances permitted by Section 8.4), measured on a cumulative basis. Each updated DIP Budget submitted to the Administrative Agent pursuant to this Section 7.17 shall account for any expense variations in the preceding month. If and to the extent any Obligor is required, by the terms of this Agreement, to incur any fees, costs, or expense for the benefit of the Collateral Agent or the Administrative Agent, the DIP Approved Budget shall be deemed amended to permit such expenditure.
     SECTION 7.18. Certain Milestones. Within the time periods set forth below, perform each action with respect to the Cases set forth below:
          (a) The Debtors shall have: (i) filed a motion, in form and substance acceptable to the Administrative Agent, to sell substantially all of their assets (on terms and other documentation in form and substance acceptable to the Administrative Agent and the Required Lenders), by no later than thirty-seven (37) days from the Petition Date, (the “Sale Motion Milestone”), (ii) by no later than sixty (60) days from the Petition Date, obtained an entry of an order of the Bankruptcy Court, in form and substance acceptable to the Administrative Agent (the “Bidding Procedures Order”), approving bidding procedures with respect to such sale, (iii) by no later than ninety (90) days from the Petition Date, conducted an auction pursuant to the Bidding Procedures Order, (iv) by no later than one hundred (100) days from the Petition Date, obtained entry of an order approving a sale of substantially all of the Debtors’ assets, in form and substance acceptable to the Administrative Agent (the “Sale Order”), and (v) by no later than one hundred and ten (110) days from the Petition Date, consummated the sale approved by the Sale Order.
          Each of the foregoing requirements contained in paragraph (a) above shall be referred to as “Milestone Requirements” and the applicable deadlines shall be referred to as “Milestone Dates.”
          (b) In addition, the following general requirements shall be applicable to all Milestone Dates: (i) as of each Milestone Date, no Default has occurred; and (ii) as of each Milestone Date, all of the representations and warranties in the Loan Documents shall be true and accurate.
          (c) The Administrative Agent may waive in writing any or all of the Milestone Requirements or Milestone Dates, except those set forth above that expressly require the consent of the Required Lenders, in which case the consent of the Required Lenders shall also be required for such waiver.
     SECTION 7.19. Payment Obligations. In accordance with the Bankruptcy Code and subject to any required approval by an applicable order of the Bankruptcy Court and without any further application to the Bankruptcy Court, timely pay, discharge or otherwise satisfy as the same shall become due and payable: (a) all its material post-petition taxes (other than the tax matters set forth on the Disclosure Schedule) and other material obligations of whatever nature that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases, except, so long as no material property (other than money for such obligation and the interest or penalty accruing thereon) of any Obligor is in danger of being lost or forfeited as a result thereof, no such obligation need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Obligor; and (b) all material obligations arising from Obligations entered into after the Petition Date or from Obligations entered into prior to the Petition Date and assumed and which are permitted to be paid post-petition.
ARTICLE VIII
NEGATIVE COVENANTS
     Each of the Parent and the Borrower covenants and agrees with each Lender, each DIP Letter of Credit Issuer and the Administrative Agent that until the Maturity Date has occurred and all Obligations have been paid in full, the Parent and the Borrower will, and will cause their respective Subsidiaries to, perform or cause to be performed the obligations set forth below.
     SECTION 8.1. Business Activities. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably related thereto.
     SECTION 8.2. Indebtedness. After the Petition Date, the Parent and the Borrower will not directly or indirectly, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:
          (a) Indebtedness in respect of the Obligations;
          (b) Indebtedness identified in Item 8.2 of the Disclosure Schedule;
          (c) Indebtedness (i) with respect to trade payables incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, in the case of the Debtors to the extent contemplated in the DIP Approved Budget, (ii) in respect of performance bonds, workers’ compensation claims, surety, statutory, bid or appeal bonds, completion guarantees or reimbursement obligations with respect to self-insurance or similar obligations, in connection with the development of the real property Collateral and in each case incurred in the ordinary course of business and, with respect to the Debtors, as contemplated in the DIP Approved Budget, and (iii) in respect of reimbursement or indemnification obligations owed to (including in respect of letters of credit obtained for the benefit of) any Person with respect to (x) workers’ compensation, health, disability or other employee benefits or (y) property, casualty or liability insurance provided by such Person to the Borrower or any of its Subsidiaries, in each case incurred in the ordinary course of business and, with respect to the Debtors, as contemplated in the DIP Approved Budget;
          (d) Indebtedness of the Borrower or any of its Subsidiaries after the Petition Date, incurred in respect of Capitalized Lease Liabilities, provided that the aggregate amount of such Indebtedness under such Capital Lease is contemplated in the DIP Approved Budget;
          (e) Indebtedness arising from intercompany loans and other intercompany cash transfers to the extent permitted in the DIP Approved Budget;
          (f) Repurchase Obligations of the Obligors under Floor-Plan Financing Lines in the ordinary course of business and consistent with past practices; provided, however, that any such Repurchase Obligations that are not Contingent Liabilities shall not exceed $5,000,000 at any one time;
          (g) Contingent Liabilities permitted under Section 8.22;
          (h) Hedging Obligations, if any, of the Borrower or any of its Subsidiaries in respect of the Credit Extensions or otherwise entered into by the Borrower or such Subsidiary to hedge against interest rate or currency exchange rate fluctuations, in each case arising in the ordinary course of business of the Borrower and its Subsidiaries, consistent with prudent business practice and not for speculative purposes, and in accordance with the DIP Approved Budget;
          (i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts so long as such Indebtedness is covered within five (5) Business Days;
          (j) Indebtedness, in accordance with the DIP Approved Budget, in respect of the working capital line provided by Bank of Scotland to CBS Monaco Limited and its subsidiaries in an amount not to exceed £3,500,000; and
          (k) Permitted Refinancings of the Indebtedness listed above (other than Indebtedness of the type permitted under clause (a) hereof);
provided, however, that no Indebtedness otherwise permitted by the foregoing clauses (d), (f) and (j) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.
     SECTION 8.3. Liens. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets (including any document or instrument in respect of goods or accounts receivable), whether now owned or hereafter acquired, except (solely, other than with respect to clause (a) below, in the case of the Borrower and its Subsidiaries) the following (each, a “Permitted Lien”):
          (a) Liens securing payment of the Obligations to the extent provided in the Loan Documents;
          (b) Third Party Liens existing as of the Closing Date;
          (c) Liens securing Indebtedness of the type permitted under clause (d) of Section 8.2;
          (d) Liens securing Indebtedness of the type permitted under clause (f) of Section 8.2, provided that the fair market value of the property encumbered by Liens described in this clause (d), and the Indebtedness and other obligations secured thereby, does not exceed $2,000,000;

          (e) Liens in favor of carriers, warehousemen, mechanics, material men and landlords granted in the ordinary course of business for amounts not overdue or not yet subject to penalties for nonpayment, or that are being diligently contested in good faith by appropriate proceedings, and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
          (f) Liens incurred or deposits made in the ordinary course of business in connection with employment/worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Liens under ERISA), or to secure performance of or in connection with tenders, statutory obligations, bids, self-insurance arrangements, surety bonds, statutory or appeal bonds, performance bonds, contested taxes or import duties, leases or similar obligations (other than for borrowed money), entered into in the ordinary course of business;
          (g) judgment Liens which: (i) are being contested in good faith, (ii) are adequately bonded and appropriate legal proceedings have been initiated for the review of such judgment, and (iii) which do not otherwise result in an Event of Default under Section 9.1.6;
          (h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title, encroachments, encumbrances disclosed by surveys, and other similar encumbrances not interfering in any material respect with the value, marketability or use of the property to which such Lien is attached;
          (i) Liens for Taxes that are: (i) specified on Item 8.3(i) of the Disclosure Schedule, or (ii) extinguished within thirty (30) days of notice of their existence or not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
          (j) leases, subleases, licenses and sublicenses of real property or Intellectual Property granted to third parties in the ordinary course of business, in each case not interfering in any material respect with the operations or business of the Borrower and its Subsidiaries or materially impairing the value, marketability or use of any property subject thereto;
          (k) landlord Liens arising under any lease contracts entered into by the Borrower or any of its Subsidiaries in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
          (l) statutory Liens of depository or collecting banks on items in collection and any accompanying documents or the proceeds thereof;
          (m) Liens securing Indebtedness of the type permitted by clauses (h) and (j) of Section 8.2;
          (n) Liens arising from precautionary UCC financing statement filings regarding operating leases and for bailments or consignments arising in the ordinary course of business;

          (o) extensions, renewals and replacements of the foregoing Liens to the extent and for so long as the Indebtedness secured thereby remains outstanding;
          (p) undetermined and inchoate liens and charges in favor of a governmental Authority arising under statute in the ordinary course of business and which relate to obligations not due or delinquent;
          (q) customary rights of setoff upon deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business;
          (r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (s) Liens securing reimbursement obligations under commercial letters of credit permitted hereunder and issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business; provided that such Liens secure solely the assets whose purchase the applicable Letter of Credit is supporting; and
          (t) the reservations, limitation provisos and conditions, if any, expressed in any original grants from the Crown of any real estate situated in Canada.
The prohibitions provided for in this Section 8.3 specifically include, without limitation, any effort by the Borrower, any Committee, or any other party-in-interest in the Cases to create priming, pari passu or junior liens or interests on or in any Collateral (other than for the benefit of the Agents, the DIP Letter of Credit Issuer and the Lenders) irrespective of whether the Agents, DIP Letter of Credit Issuer’s and Lenders’ liens or interests on or in such Collateral may be “adequately protected.”
     SECTION 8.4. Financial Covenants. The Parent and the Borrower will not permit:
          (a) Minimum Liquidity. As of the close of Business on the last Business Day of each week, the sum of the Debtors’ and their Subsidiaries, cash and Cash Equivalent Investments (excluding amounts contained in the Reserve Account and Operating Account) as of the end of each week to be less than an amount equal to the greater of: (i) the total ending operating cash projected in the DIP Approved Budget less $2,500,000; and (ii) $4,500,000 (it being understood and agreed that failure to maintain such minimum amount shall constitute an immediate Event of Default).
          (b) Deviation from DIP Approved Budget. Commencing with respect to the third week after the Closing Date, the cumulative deviations with respect to the sum of each of the line items in the DIP Approved Budget (each a “Line Item”) labeled: (i) “net operating cash flow”, (ii) “cash advance from/to Canada”, (iii) “cash advance from/to UK” and (iv) “professional fees”, to be in excess of the aggregate amount of anticipated expenditures for all such Line Items as set forth in the DIP Approved Budget for that week, by an amount exceeding $2,500,000.

     SECTION 8.5. Investments. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:
          (a) Investments identified in Item 8.5 of the Disclosure Schedule;
          (b) Investments in cash and Cash Equivalent Investments;
          (c) Investments directly related to the Transactions to the extent expressly contemplated in the DIP Approved Budget;
          (d) Investments permitted as Indebtedness pursuant to Section 8.2 or Contingent Liabilities pursuant to Section 8.22 and (iii) Restricted Payments pursuant to Section 8.6;
          (e) Investments by any Obligor in any other Obligor;
          (f) Investments in respect of prepaid expenses, negotiable instruments held for collection or lease, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business, to the extent expressly contemplated in the DIP Approved Budget and consistent with past practice;
          (g) Investments provided for in the DIP Approved Budget;
          (h) Investments constituting non-cash consideration received by the Borrower or other Obligor in connection with a Disposition permitted hereunder; and
          (i) Investments made in the ordinary course in connection with the purchase of assets pursuant to Repurchase Obligations.
     SECTION 8.6. Restricted Payments, etc. Except as permitted in the DIP Approved Budget, or as specified in Item 8.6 of the Disclosure Schedule, the Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to directly or indirectly declare, order, pay, make or set apart any Restricted Payment, or make any deposit for any Restricted Payment, except that any Obligor (other than the Parent) may declare and pay dividends to the holders of its equity securities if such entity is an Obligor.
     SECTION 8.7. [Reserved].
     SECTION 8.8. Issuance of Capital Securities. Except as expressly provided for in the DIP Approved Budget, the Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, issue any Capital Securities (whether for value or otherwise) to any Person: (a) unless such issuance is approved in writing by the Administrative Agent; or (b) such issuance of Capital Securities is by a Subsidiary to an Obligor.
     SECTION 8.9. Consolidation, Merger and Other Fundamental Changes. The Parent and the Borrower will not, and will not permit their respective Subsidiaries to: (a) merge with any Person, (b) consolidate with any Person, (c) acquire all or substantially all of the Capital

Securities of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit or operation of any Person, (e) enter into any joint venture or partnership with any Person, or (f) acquire or create any Subsidiary.
     SECTION 8.10. Permitted Dispositions. Without the prior written consent of the Administrative Agent after having received the consent of the Required Lenders, which consent may be withheld in their sole discretion and the consent of the Bankruptcy Court, the Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, Dispose of any of the Parent’s, the Borrower’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or a series of transactions. Notwithstanding the foregoing, the following Dispositions shall be permitted: (a) sales of inventory in the ordinary course of business, (b) sales of obsolete, worn out or excess equipment of less than $500,000 in a single transaction, but no more than $1,000,000 in the aggregate, and (c) Dispositions otherwise expressly permitted by the DIP Approved Budget, which as of the Closing Date are listed on Item 8.10 of the Disclosure Schedule. Except as otherwise expressly provided herein, the consent of the Administrative Agent after receiving the consent of the Required Lenders, which consent may be withheld in their sole discretion, shall be required in connection with any Disposition of Collateral not otherwise permitted under the terms of this Agreement. The Net Cash Proceeds from Dispositions permitted under this Section 8.10 (other than Dispositions under paragraphs (a), (b) and (c) of this Section 8.10 that shall be applied in accordance with the DIP Approved Budget) shall be deposited, promptly upon receipt by the Borrower, into the Reserve Account and thereafter applied by the Borrower in accordance with Section 3.1.2.
     SECTION 8.11. Modification of Certain Agreements. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:
          (a) the Canadian Support Agreement;
          (b) the Organic Documents of the Parent, the Borrower or any of their respective Subsidiaries, if the result would have an adverse effect on the rights or remedies of any Secured Party; and
          (c) any Order, if the result would have any adverse effect on any rights or remedies of any Secured Party.
     SECTION 8.12. Transactions with Affiliates. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, except as otherwise expressly permitted herein, do any of the following: (a) except as provided in Section 8.5, make any Investment in an Affiliate of any Obligor which is not a Guarantor; (b) except as provided in Section 8.10, transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of any Obligor which is not a Guarantor; (c) except to the extent permitted by Section 8.9, merge into or consolidate with or purchase or acquire assets from any Affiliate of any Obligor which is not a Guarantor; (d) repay any Indebtedness to any Affiliate of any Obligor which is not a Subsidiary

Guarantor or the Borrower; (e) pay any fee to any Affiliate of any Obligor that is not a Guarantor; or (f) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of any Obligor which is not a Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for in the case of this clause (f),(i) transactions in the ordinary course of business on a basis no less favorable to such Obligor as would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and in accordance with the DIP Approved Budget, (ii) salaries and other employee compensation to officers or directors of any Obligor commensurate with current compensation levels, in each case, not to exceed the aggregate amount paid in the past Fiscal Year, in accordance with the DIP Approved Budget or as otherwise permitted under Section 2.11.6, and (iii) expense reimbursements to directors of any Obligor in the ordinary course of business, not to exceed $100,000 in the aggregate during any Fiscal Year in accordance with the DIP Approved Budget.
     SECTION 8.13. Payment of Prepetition Claims. The Borrower will not make payments on account of any claims arising prior to the Petition Date (other than as provided for in the DIP Approved Budget) and as approved by the Bankruptcy Court.
     SECTION 8.14. Restrictive Agreements, etc. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, after the Petition Date, enter into any agreement prohibiting:
          (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;
          (b) the ability of any Obligor to amend or otherwise modify any Loan Document; or
          (c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Parent or the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.
     The foregoing prohibitions shall not apply to (x) restrictions in any Loan Document or (y) in the case of clause (a) or (c), (i) restrictions arising under applicable law and (ii) restrictions arising under any agreement governing any Indebtedness permitted by clause (d) of Section 8.2 as to the assets financed with the proceeds of such Indebtedness (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
     SECTION 8.15. Accounting Changes. The Parent will not, and will not permit any of its Subsidiaries to: (a) change its Fiscal Year from the period of 52 or 53 consecutive weeks ending on the Saturday nearest to December 31 in any calendar year, or (b) change its accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Law and disclosed to the Administrative Agent and the Lenders.
     SECTION 8.16. Activities of the Parent. Notwithstanding anything to the contrary contained herein, the Parent shall not, at any time, engage in any business or other activity, incur any other Indebtedness or make any Investment or Capital Expenditure other than: (a) owning the Capital Securities or other Investments in the Borrower, (b) performing its Obligations under the Loan Documents (including Article VII), (c) activities and expenditures specifically permitted in the DIP Approved Budget, (d) maintaining its corporate existence, and (e) participating in tax, accounting and other administrative activities of the Obligors, and necessary activities incidental to the businesses and activities described in subparagraphs (a) — (e).
     SECTION 8.17. [Reserved].
     SECTION 8.18. Use of Proceeds. Neither the Borrower nor any other Obligor shall use the proceeds of the Loan for any other purpose except as set forth in Section 6.24.
     SECTION 8.19. [Reserved].
     SECTION 8.20. Claims Against a Lender. Following the Final Order Entry Date, the Obligors shall not, and shall not permit any of their Subsidiaries to, consent to or assert any claims against the Lender or the Prepetition Lender or any agents, issuers or similar parties regarding the DIP Loan Facility or the Prepetition Loans which arise under section 506(c) or 552(b) of the Bankruptcy Code, or the commencement against such entities of any other actions adverse to their respective rights and remedies under the DIP Loan Facility, the Prepetition Loans or any Bankruptcy Court order.
     SECTION 8.21. Existence of Claims Entitled to Super-Priority. The Obligors shall not, and shall not permit any of their Subsidiaries to, agree to, incur, create, assume, suffer to exist or permit: (a) any administrative expense, unsecured claim, or other super-priority claim or lien that is pari passu with or senior to the claims of the Secured Parties against the Obligor hereunder except for the Carve-Out and the Third Party Liens, and except for, solely with respect to Obligors that are not Debtors and with respect to Collateral located outside of the U.S., Permitted Liens that are applicable to such Obligors and are given such priority by applicable law or contract, or (b) the extension of any existing adequate protection or the grant of further adequate protection (other than the Adequate Protection Obligations that are permitted under the Orders) or apply to the Bankruptcy Court for authority to do so.
     SECTION 8.22. Contingent Liabilities. The Borrower shall not, and shall not permit any of the other Obligors to, directly or indirectly, create or become or remain liable with respect to any Contingent Liability, except:
          (a) the Parent and the Subsidiary Guarantors may become and remain liable with respect to Contingent Liabilities arising under their respective guaranties of the Borrower’s Obligations and the Borrower may become and remain liable for the Loans and related Obligations;
          (b) the Borrower and its Subsidiaries may become and remain liable with respect to Contingent Liabilities in respect of customary indemnification obligations of any such Person incurred in connection with Dispositions permitted by this Agreement;
          (c) the Obligors may become and remain liable with respect to Contingent Liabilities in respect of any of the Indebtedness, that if outstanding, would be permitted under Section 8.2;

          (d) the Borrower and its Subsidiaries may become and remain liable with respect to Contingent Liabilities granted in favor of title insurers in the ordinary course of business; provided that any such Contingent Liabilities entered into by the Borrower and the Subsidiary Guarantors shall apply to the real property assets owned by the Borrower and the Subsidiary Guarantors; and
          (e) the Guarantors may become and remain liable with respect to Contingent Liabilities arising under performance guaranties, identified in Item 8.22 of the Disclosure Schedule, in respect of certain contracts of Caledonian Building Systems Limited.
ARTICLE IX
EVENTS OF DEFAULT
     SECTION 9.1. Listing of Events of Default. Notwithstanding the provisions of section 362 of the Bankruptcy Code and without any application or motion to the Bankruptcy Court or any notice to any Obligor, and subject to Section 9.2 and Section 9.3, the occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder.
     SECTION 9.1.1. Non-Payment of Obligations. Any Obligor shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise);
     SECTION 9.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates or any other document or notice delivered pursuant to Article V) is or shall be materially incorrect or misleading when made or deemed to have been made.
     SECTION 9.1.3. Non-Performance of Certain Covenants and Obligations. Any Obligor shall default in the due performance or observance of any of its obligations under Sections 7.1, 7.2(a) (other than as a result of the failure to qualify as a foreign corporation in a jurisdiction where failure to so qualify could not reasonably be expected to have a Material Adverse Effect), 7.7, 7.8 or Article VIII.
     SECTION 9.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance or observance of any term, covenant or other agreement (not included in Sections 9.1.1, 9.1.2 and Section 9.1.3 above) to which such Obligor is party, and such default shall continue unremedied for a period of five (5) Business Days after the earlier to occur of: (i) the date on which such Obligor became aware of such default, and (ii) the date on which notice of such failure is given by the Administrative Agent or any Lender to the Borrower.
     SECTION 9.1.5. Default on Other Indebtedness. After the Closing Date, a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 9.1.1; and other than Indebtedness of the Debtors incurred prior to the Closing Date and subject to the Cases) of any Obligor or CBS Monaco Limited and its Subsidiaries having a principal or stated amount, individually, in excess of $5,000,000 or, in the aggregate, in excess of $10,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.
     SECTION 9.1.6. Judgments. Any Obligor shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority, or one or more judgments, orders, decrees or similar actions shall have been entered (to the extent execution thereof is not effectively stayed) against one or more of the Obligors or their Subsidiaries, which consent or settlement decrees, agreements and similar arrangements, judgments, orders, decrees and similar actions involve, in any single case or in the aggregate, an amount equal to or in excess of $1,000,000.
     SECTION 9.1.7. Pension Plans.
          (a) U.S. Pension Plans. The occurrence of an ERISA Event that results in, or could reasonably expect to result in, any liability or obligation to the Parent, the Borrower or any other member of the Controlled Group, in excess of $10,000,000.
          (b) UK Pension Plans. The Pensions Regulator shall issue a Financial Support Direction or Contribution Notice to CBS Monaco Limited or any of its Subsidiaries, unless the aggregate liability under all such Financial Support Directions and Contribution Notices is less than £5,000,000.
     SECTION 9.1.8. Impairment of Security, etc. Any Loan Document, or any Lien thereunder (or under the Interim Order or the Final Order approving the DIP Loan Facility) with respect to an asset or assets of the Obligors whose fair market value in the aggregate is greater than $250,000, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto, in each case for any reason other than if the Collateral Agent or any Secured Party grants a full or partial waiver or release in accordance with the terms thereof; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.
     SECTION 9.1.9. Bankruptcy, Insolvency etc. Any Obligor (other than the Borrower and the U.S. Guarantors) shall:

          (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
          (b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
          (c) in the absence of such application, consent or acquiesce in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days; provided that each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents;
          (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by any Obligor, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; provided, that the each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; or
          (e) take any action authorizing, or in furtherance of, any of the foregoing.
     SECTION 9.1.10. Change in Control. A Change in Control shall occur.
     SECTION 9.1.11. Dismissal or Conversion of Chapter 11 Case. The entry of an order dismissing any of the Cases or converting any of the Cases to a chapter 7 case that, in each case, is not stayed within ten (10) days following entry, or any Obligor shall file a motion or other pleading seeking the dismissal or conversion of any of the Cases under section 1112 of the Bankruptcy Code or otherwise without the consent of the Required Lenders.
     SECTION 9.1.12. Appointment of Chapter 11 Trustee. The entry of an order appointing a chapter 11 trustee in any of the Cases that, in each case, is not stayed within ten (10) days following entry.
     SECTION 9.1.13. Order Granting Super-Priority. The entry of an order granting any other super-priority claim or lien on the Collateral equal or superior to that granted to the Lenders.
     SECTION 9.1.14. Order Adverse to Lenders. Without the prior written consent of the Lenders, the entry of an order staying, reversing, vacating or otherwise modifying,

in each case in a manner adverse to the Lenders (in the judgment of the Lenders), the DIP Loan Facility, the Interim Order or the Final Order approving the DIP Loan Facility.
     SECTION 9.1.15. Order Appointing Examiner. The entry of an order in any of the Cases appointing an examiner having enlarged powers to operate or manage the financial affairs of any Obligor.
     SECTION 9.1.16. Order Adverse to Lenders in a section 506(c) or 552(b) Chapter 11 Case. Following entry of the Final Order, the entry of an order in any of the Cases under Sections 506(c) or 552(b) of the Bankruptcy Code against the Lenders or the Prepetition Lenders, regarding the DIP Loan Facility or the Prepetition Loans, respectively, that has a material adverse effect to the rights and remedies of the Lenders and the Prepetition Lenders under the DIP Loan Facility, the Prepetition Loans or any Bankruptcy Court order.
     SECTION 9.1.17. Supportive Actions. (a) The filing of any pleading by any Obligor seeking, or otherwise consenting to or supporting, any of the matters set forth in Section 9.1.11 through Section 9.1.16 above, or (b) the Obligors engaging in or supporting any challenge to the validity, perfection, priority, extent or enforceability of the DIP Loan Facility or the Prepetition Loans, or the liens on or security interests in the assets of the Obligors securing the DIP Loan Facility or the Prepetition Loans, including without limitation seeking to equitably subordinate or avoid the liens securing the Prepetition Loans, or (c) the Obligors engaging in or supporting any investigation or their assertion of any claims or causes of action (or supporting the assertion of the same) against (x) the Lenders, the Administrative Agent, the Collateral Agent, any other Agent, or (y) the Prepetition Lenders, the Prepetition Administriative Agent, the Prepetition Syndication Agent, the Prepetition Lead Arranger and Sole Book Runner, or any Prepetition Issuer, provided that, making information available or otherwise responding to a statutory committee of unsecured creditors shall not be a violation of this provision.
     SECTION 9.1.18. Entry of Interim Order Shall Not Have Occurred. The entry of the Interim Order shall not have occurred within five (5) days after the Petition Date.
     SECTION 9.1.19. Entry of Final Order Shall Not Have Occurred. The entry of the Final Order shall not have occurred within thirty (30) days after the entry of the Interim Order.
     SECTION 9.1.20. Relief from Automatic Stay. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to: (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any material asset of any of the Debtors, or (ii) permit other actions that would have a Material Adverse Effect on the Debtors or their estates.
     SECTION 9.1.21. Committee Commences Action against Administrative Agent. The statutory committee of unsecured creditors shall file a complaint or initiate any other action against the Administrative Agent, the Lead Arranger, the Collateral Agent or any

of the Lenders or otherwise file an objection to such Lenders’ claims or file any similar pleading which seeks to affect such Lenders’ claims or Liens on the Collateral, in connection with any matter relating to the DIP Loan Facility or the Obligations, provided that the filing of a Challenge shall not in itself constitute an Event of Default hereunder.
     SECTION 9.1.22. Cessation of Work. There shall occur a strike or labor unrest materially and adversely affecting the Borrower’s material business operations for a period in excess of three (3) Business Days.
     SECTION 9.1.23. Sale of All or Substantially All of the Obligors’ Assets. The sale of all or substantially all of the Obligors’ assets unless consented to by the Required Lenders.
     SECTION 9.1.24. Order Terminating Exclusive Period. The entry of an order terminating, or the lapsing or termination of, the exclusive periods during which only the Debtors may file a plan and solicit acceptances thereto.
     SECTION 9.1.25. Failure to Meet Milestone. The failure to meet any Milestone Requirement by the applicable Milestone Date.
     SECTION 9.1.26. Filing by Obligor Resulting in Material Impairment. The filing by any of the Obligors of any motion or proceeding that could reasonably be expected to result in material impairment of the Lenders’ rights under the Loan Documents.
     SECTION 9.1.27. Interim Order or Final Order Cases to Be in Effect. From and after the date of entry thereof, the Interim Order or the Final Order, as the case may be, shall cease to be in full force and effect (or shall have been vacated, stayed for a period in excess of three (3) days, reversed, modified or amended).
     SECTION 9.1.28. Insolvency of Canadian Guarantors. Any of the Canadian Guarantors:
          (a) becomes insolvent, or generally does not, or becomes unable to, pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;
          (b) commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) (“BIA”), or makes an assignment of its property for the general benefit of its creditors under the BIA, or makes a proposal (or files a notice of its intention to do so) under the BIA;
          (c) institutes any proceeding seeking to adjudicate it as an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;
          (d) applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or
          (e) threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 9.1.28(a) to (e) or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.
     SECTION 9.1.29. Adverse Petition Filed Against Canadian Guarantors. Any petition is filed, application made or other proceeding instituted against or in respect of any of the Canadian Guarantors:
          (a) seeking to adjudicate it as an insolvent;
          (b) seeking a receiving order against it under the BIA;
          (c) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the CCAA and any applicable corporations legislation) or at common law or in equity; or
          (d) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such of the Canadian Guarantors thereunder in the interim, such grace period will cease to apply, and provided further that if such of the Canadian Guarantors files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

     SECTION 9.1.30. Other Events. Any other event occurs that, under the Laws of any applicable jurisdiction with respect to the Canadian Guarantors, has an effect equivalent to any of the events referred to in either Section 9.1.28 or Section 9.1.29.
     SECTION 9.1.31. Judgment Rendered Against Canadian Guarantor. One or more judgments for the payment of money in an amount in excess of Cdn.$2,500,000 (or its then equivalent in any other currency) or Cdn.$5,000,000 (or its then equivalent in any other currency) in the aggregate is rendered against any one or more of the Canadian Guarantors and they have not (i) provided for its discharge in accordance with its terms within thirty (30) days from the date of entry thereof, or (ii) procured a stay of execution thereof within thirty (30) days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply.
     SECTION 9.1.32. Seizure of Property of Canadian Guarantors. Any property of any of the Canadian Guarantors having a fair market value in excess of Cdn.$250,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any lien thereon securing indebtedness in excess of Cdn.$250,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a governmental authority, or any writ of execution or distress warrant exists in respect of any of the Canadian Guarantors or the property of any of them, or any sheriff or other person becomes lawfully entitled by operation of law or otherwise to seize or distraint upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than thirty (30) days or such longer period during which entitlement to the use of such property continues with such of the Canadian Guarantors, and such of the Canadian Guarantors is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of such of the Canadian Guarantors, or is sold, in the interim, such grace period will cease to apply; or
     SECTION 9.1.33. Non-Monetary Judgment Has Been Rendered Against Canadian Guarantor. One or more final judgments, not involving the payment of money and not otherwise specified in this Section 9.1.33, has been rendered against any of the Canadian Guarantors, the result of which could reasonably be expected to result in a material impairment of the Lenders’ rights under the Loan Documents, so long as such of the Canadian Guarantors has not (i) provided for its discharge in accordance with its terms within thirty (30) days from the date of entry thereof, or (ii) procured a stay of execution thereof within thirty (30) days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply.

     SECTION 9.2. Remedies. Upon the occurrence and during the continuation of an Event of Default and notwithstanding section 362 of the Bankruptcy Code, at the times set forth below, the automatic stay shall be deemed automatically vacated upon such Event of Default and the Administrative Agent, without further order of or application to the Bankruptcy Court may, and at the request of the Required Lenders, shall:
          (a) without prior written notice to any Person, exercise the Administrative Agent’s remedies under any Control Agreement (subject to the Carve-Out and Section 2.11.6) with respect to the Operating Account and any other Account held by the Borrower or other Obligor prior to the Petition Date, to order the institutions that are parties to such Control Agreements to immediately dishonor all withdrawals from such Accounts ordered by any Person other than the Administrative Agent, and immediately transfer all funds in such Accounts into the Reserve Account and then transfer any additional funds deposited into such Accounts into the Reserve Account on a daily basis;
          (b) upon five (5) Business Days’ written notice to the Borrower (or, in the case of clause (i), immediately upon written notice), counsel to any Committee, and the Trustee, take one or more of the following actions, at the same or different times: (i) reduce the amount of, suspend or terminate any outstanding Commitments; (ii) charge Default Interest on any Loan; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower and any other Obligor and including the right of the Administrative Agent upon the direction of the Required Lenders to credit bid any and all Obligations; (iv) subject to the Carve-Out, realize on any or all Collateral and exercise any and all remedies under the Loan Documents, any applicable Control Agreement, and applicable law, including the right to set off or seize amounts in accounts, including the Accounts, maintained with or under control of the Collateral Agent or any Lender; and (v) exercise any and/or all rights and remedies under the Loan Documents and applicable law (all of which rights, powers and remedies are cumulative and not exclusive), including all remedies provided under the Bankruptcy Code, available to the Administrative Agent or the Lenders;
          (c) within the five (5) Business Days’ period referred to in the preceding paragraph, in any hearing before the Bankruptcy Court, the only issue that may be raised by the Debtors and any party in interest, or considered by the Bankruptcy Court, shall be whether an Event of Default has occurred.
          (d) All proceeds of Collateral received by any the Administrative Agent or any Lender pursuant to this Section 9.2 shall be deposited into the Reserve Account to be applied in accordance with Section 4.7 or to fund the Carve-Out Account, to the extent necessary to comply with Section 2.11.4.
     SECTION 9.3. Additional Remedies for Other Events of Default. If any Event of Default under Sections 9.1.28, 9.1.29, 9.1.31, 9.1.32 or Section 9.1.33 shall occur for any reason, the Administrative Agent, without further order of or application to the Bankruptcy Court may, and at the request of the Required Lenders, shall in addition to the remedies outlined above exercise all rights and remedies granted to the Secured Parties under the Personal Property

Security Act (Alberta), any other applicable statue or any other remedy otherwise available at law or in equity, including, but not limited to the following: (i) demanding possession of any or all of the Collateral of the Canadian Guarantors, (ii) entering onto any premises where any Collateral of the Canadian Guarantors is located and taking possession of, disabling or removing such Collateral, (iii) holding, storing and keeping idle, or operating, leasing or otherwise using or permitting the use of, any or all of the Collateral of the Canadian Guarantors for such time and on such terms as the Required Lenders shall determine, (iv) carrying on, or concurring in the carrying on of, any or all of the business or undertakings of the Canadian Guarantors, (v) seizing, collecting, receiving, enforcing or otherwise dealing with any Collateral of the Canadian Guarantors, (vi) realizing on any or all of the Collateral of the Canadian Guarantors and selling, leasing, assigning, giving options to purchase, or otherwise disposing of and delivering any or all of the Collateral of the Canadian Guarantors (or contracting to do any of the above), and (vii) appointing by instrument in writing one or more receivers of the Canadian Guarantors or applying to a court of competent jurisdiction for an order for the appointment of a receiver of the Canadian Guarantors, or any one of them, or of any or all of the Collateral of the Canadian Guarantors.
     SECTION 9.4. Reservation of Rights. The Agents and the Lenders expressly reserve all rights to seek termination of the Borrower’s rights under section 1121 of the Bankruptcy Code, including without limitation by arguing that the failure to meet any Milestone Requirement by the applicable Milestone Date constitutes: (a) “cause” for termination of exclusivity and (b) “cause” for the Bankruptcy Court not to permit an extension of the Borrower’s exclusive rights under section 1121 of the Bankruptcy Code beyond the initial one hundred and twenty (120) days permitted by section 1121 of the Bankruptcy Code. If an Event of Default occurs, the Administrative Agent, the Prepetition Agent, the Lenders and the Prepetition Lenders, as applicable, expressly reserve all rights to seek adequate protection and/or relief from the automatic stay under the DIP Loan Facility or the Prepetition Credit Agreement.
ARTICLE X
THE AGENTS
     SECTION 10.1. Actions. Each Lender hereby appoints Credit Suisse AG, Cayman Islands Branch, as its Administrative Agent and Credit Suisse Securities (USA) LLC as its Syndication Agent under and for purposes of each Loan Document. Each Lender hereby appoints Credit Suisse AG, Cayman Islands Branch, as its Collateral Agent, and Credit Suisse AG, Toronto Branch, as its Canadian Collateral Agent, under and for purposes of the Loan Documents. Each Lender authorizes each Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by such Agent (with respect to which such Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof, together with such powers as may be incidental thereto (including the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents), and each Lender hereby expressly authorizes the Administrative Agent and Collateral Agent to credit bid any or all of Obligations, as may be directed to by the Required Lenders. Each Lender irrevocably authorizes the

Administrative Agent to release any Guarantor from its obligations under this Agreement or the Subsidiary Guaranty, and the related liens created by the Collateral Documents, upon the payment in full of all Obligations. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender’s proportionate Total Exposure Amount (determined as if no Lender were a Defaulting Lender), from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever that may at any time be imposed on, incurred by, or asserted against, such Agent in any way relating to or arising out of any Loan Document (including attorneys’ fees), and as to which such Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses that are determined by a court of competent jurisdiction in a final proceeding to have resulted from such Agent’s gross negligence or willful misconduct, provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) or the design, development, negotiation, documentation, closing, execution or implementation of the transfer or designation of the Roll-Up Loans shall be deemed to constitute gross negligence or willful misconduct for the purposes of this Section 10.1. An Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of any Agent shall be or become, in such Agent’s determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
     SECTION 10.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Effective Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.
     SECTION 10.3. Exculpation; Notice of Default. (a) Neither any Agent nor the DIP Letter of Credit Issuer nor any of their respective directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by any Agent shall not obligate it to make any further inquiry or to take any action. Each Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing that such Agent believes to be genuine and to have been presented by a proper Person.
          (b) An Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless such Agent has received a written notice from the DIP Letter of Credit Issuer, a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and DIP Letter of Credit Issuer. The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.
     SECTION 10.4. Successor. The Syndication Agent may resign as such upon one Business Day’s notice to the Borrower and the Administrative Agent. The Administrative Agent and/or Collateral Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Administrative Agent and/or Collateral Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent and/or Collateral Agent (subject to the Borrower’s consent, not to be unreasonably withheld or delayed, unless an Event of Default shall have occurred and be continuing) which shall thereupon become the Administrative Agent and/or Collateral Agent hereunder. If no successor Administrative Agent and/or Collateral Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s and/or Collateral Agent’s giving notice of resignation, then the retiring Administrative Agent and/or Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent and/or Collateral Agent (subject to the Borrower’s consent, not to be unreasonably withheld or delayed, unless an Event of Default shall have occurred and be continuing), which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000; provided, that, if, such retiring Administrative Agent and/or Collateral Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent’s and/or Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent and/or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent and/or Collateral Agent hereunder by a successor Administrative Agent and/or Collateral Agent, such successor Administrative Agent and/or Collateral Agent shall be entitled to receive from the retiring Administrative Agent and/or Collateral Agent such documents of transfer and assignment as such successor Administrative Agent and/or Collateral Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent and/or Collateral Agent, and the retiring Administrative Agent and/or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s and/or Collateral Agent’s resignation hereunder as the Administrative Agent and/or Collateral Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and/or Collateral Agent under the Loan Documents, and Sections 12.3 and 12.4 shall continue to inure to its benefit.
     Any resignation by Credit Suisse as Administrative Agent pursuant to this Section shall also constitute its resignation as a DIP Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring DIP Letter of Credit Issuer, (b) the retiring DIP Letter of Credit Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor DIP Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the retiring DIP Letter of Credit Issuer, if any, outstanding at the time of such succession or make other arrangement reasonably satisfactory to the retiring DIP Letter of Credit Issuer to effectively assume the obligations of the retiring DIP Letter of Credit Issuer with respect to such Letters of Credit.
     SECTION 10.5. Credit Extensions by the Administrative Agent and the DIP Letter of Credit Issuer. The Administrative Agent and each DIP Letter of Credit Issuer, in its individual capacity as a Lender, shall have the same rights and powers with respect to (a)(i) in the case of the Administrative Agent, the Credit Extensions made by it or any of its Affiliates and (ii) in the case of a DIP Letter of Credit Issuer, the Loans made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent or DIP Letter of Credit Issuer. The Administrative Agent, each DIP Letter of Credit Issuer and each of their respective Affiliates, in each case, in its individual capacity, may accept deposits from, lend money to, and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or Affiliate of the Borrower as if the Administrative Agent or the DIP Letter of Credit Issuer were not the Administrative Agent or the DIP Letter of Credit Issuer hereunder.
     SECTION 10.6. Credit Decisions. Each Lender acknowledges that it has, independently of any Agent and each other Lender, and based on such Lender’s review of the financial information of the Parent, the Borrower and their respective Subsidiaries, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments and make Credit Extensions. Each Lender also acknowledges that it will, independently of any Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.
     SECTION 10.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.
     SECTION 10.8. Reliance by the Administrative Agent and DIP Letter of Credit Issuer. The Administrative Agent and the DIP Letter of Credit Issuer shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent or such DIP Letter of Credit Issuer, as the case may be. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent and each DIP Letter of Credit Issuer shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties.
     SECTION 10.9. The Agents and the DIP Letter of Credit Issuer. Notwithstanding anything else to the contrary contained in any Loan Document, the Agents and the DIP Letter of Credit Issuer, in their respective capacities as such, shall have no duties or responsibilities under any Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist against any Agent or the DIP Letter of Credit Issuer, as applicable, in such capacity, except as are explicitly set forth in any such Loan Document.
     SECTION 10.10. Posting of Approved Electronic Communications. Each of the Parent and the Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Parent or the Borrower, as the case may be, that each will, or will cause their respective Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that each is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 7.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a Continuation/Conversion Notice or an Issuance Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each of the Parent and the Borrower agrees, and agrees to cause their respective Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
          (a) Each of the Parent and the Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).
          (b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNIFIED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (c) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
          (d) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE XI
PARENT GUARANTY
     SECTION 11.1. Guaranty. The Parent hereby absolutely, unconditionally and irrevocably
          (a) jointly and severally with each other Guarantor, guarantees the due, prompt and faithful performance of, and compliance with, all obligations, covenants, terms, conditions and agreements of the Borrower and each other Obligor now or hereafter existing under this Agreement and each other Loan Document to which the Borrower and each other Obligor is or may become a party in accordance with the terms thereof, including the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower and each other Obligor now or hereafter existing under this Agreement and each other Loan Document to which the Borrower and each other Obligor is or may become a party, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become. due but for the operation of the automatic stay under section 362(a) of the United States Bankruptcy Code, 11 U.S.C. § 362(a), and the operation of sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. § 502(b) and § 506(b)), and
          (b) jointly and severally with each other Obligor, indemnifies and holds harmless each Secured Party and each holder of a Note for any and all costs and expenses (including reasonable attorney’s fees and expenses) incurred by such Secured Party or such holder, as the case may be, in enforcing any rights under this Article XI.
     This Article XI constitutes a guaranty of payment when due and not of collection, and the Parent specifically agrees that it shall not be necessary or required that any Secured Party or any holder of any Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower or any other Obligor (or any other Person) before or as a condition to the obligations of the Parent hereunder.
     SECTION 11.2. Acceleration of Obligations Hereunder. The Parent agrees that, in the case of an Event of Default described in Section 9.1 and if such Event of Default shall occur at a time when any of the Obligations of the Borrower or any Subsidiary Guarantor may not then be due and payable, the Parent agrees that it will pay to the Lenders forthwith (subject to any notice provisions in Section 9.2) the full amount that would be payable hereunder by the Parent if all such Obligations were then due and payable.
     SECTION 11.3. Obligations Hereunder Absolute, etc. The obligations of the Parent under this Article XI shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of performance and payment, and shall remain in full force and effect until all Obligations of the Borrower and each other Obligor have been indefeasibly paid in full in cash and all obligations of the Parent hereunder shall have been indefeasibly paid in full in cash. The Parent guarantees that the Obligations of the Borrower and each other Obligor will be paid strictly in accordance with the terms of this Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party or any holder of any Note with respect thereto. The liability of the Parent under this Article XI shall be absolute, unconditional and irrevocable irrespective of:
          (a) any lack of validity, legality or enforceability of the other provisions of this Agreement, any Note or any other Loan Document;
          (b) the failure of any Secured Party or any holder of any Note:
     (i) to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Obligor or any other Person (including any other guarantor (including the Parent)) under the provisions of this Agreement, any Note, any other Loan Document or otherwise, or
     (ii) to exercise any right or remedy against any other guarantor (including the Parent) of, or collateral securing; any Obligations of the Borrower or any other Obligor;
          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower or any other Obligor, or any other extension, compromise or renewal of any Obligation of the Borrower or any other Obligor;
          (d) any reduction, limitation, impairment or termination of any Obligation of the Borrower or any other Obligor for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Parent hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligation of the Borrower, any other Obligor or otherwise;
          (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of this Agreement, any Note or any other Loan Document;
          (f) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Secured Party or any holder of any Note securing any of the Obligations of the Borrower or any other Obligor; or
          (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Obligor, any surety or any guarantor.
     SECTION 11.4. Reinstatement, etc. The Parent agrees that this Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Secured Party or any holder of any Note, upon the insolvency, bankruptcy or reorganization of the Borrower or any other Obligor or otherwise, all as though such payment had not been made.

     SECTION 11.5. Waiver, etc. The Parent hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrower or any other Obligor and this Article XI and any requirement that the Administrative Agent, any other Secured Party or any holder of any Note protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against the Borrower, any other Obligor or any other Person (including any other guarantor) or any collateral securing the Obligations of the Borrower or any other Obligor, as the case may be.
     SECTION 11.6. Postponement of Subrogation. The Parent agrees that it will not exercise any rights that it may acquire by way of rights of subrogation under this Article XI by any payment made hereunder or otherwise, until the prior indefeasible payment in full in cash of all Obligations of the Borrower and each other Obligor. Any amount paid to the Parent on account of any such subrogation rights prior to the indefeasible payment in full in cash of all Obligations of the Borrower and each other Obligor shall beheld in trust for the benefit of the Secured Parties and each holder of a Note and shall immediately be paid to the Administrative Agent for the benefit of the Secured Parties and each holder of a Note and credited and applied against the Obligations of the Borrower and each other Obligor, whether matured or unmatured, in accordance with the terms of this Agreement.
     In furtherance of the foregoing, for so long as any Obligations remain outstanding, the Parent shall refrain from taking any action or commencing any proceeding against the Borrower or any other Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Article XI to any Secured Party or any holder of a Note.
     SECTION 11.7. Successors, Transferees and Assigns; Transfers of Notes, etc. This Article XI shall:
          (a) be binding upon the Parent, and its successors, transferees and assigns; and
          (b) inure to the benefit of, and be enforceable by, the Administrative Agent and each other Secured Party.
     Without limiting the generality of Section 12.11, any Lender may assign or otherwise transfer (in whole or in part) any Note or Loan held by it to any other Person, and such other Person shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Article XI) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 12.11 and Article XII.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     SECTION 12.1. Waivers, Amendments, etc. The provisions of each Loan Document and the Orders (other than any Letter of Credit or a Rate Protection Agreement under which amendments, modifications and waivers may be effected by the parties thereto) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:
          (a) modify this Section 12.1 without the consent of all Lenders;
          (b) increase the aggregate amount of any Credit Extensions required to be made by any Lender pursuant to its Commitments, extend any Commitment of any Lender, extend any Maturity Date for any Lender’s NM Loan or Synthetic Deposit or reduce any fees described in Article III payable to any Lender, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 9.2 and Section 9.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);
          (c) reduce the principal amount of or reduce the rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable to any Lender, in each case without the consent of such Lender;
          (d) reduce the percentage set forth in, or otherwise change, the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;
          (e) increase the Stated Amount of any Letter of Credit unless consented to by the DIP Letter of Credit Issuer of such DIP Letter of Credit;
          (f) except as otherwise expressly provided in a Loan Document, release (i) the Borrower from its Obligations under the Loan Documents or any Guarantor from its obligations under a Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders;
          (g) amend or modify the super-priority claim status of the Lenders or release or subordinate all or substantially all of the Liens or Collateral granted to the Secured Parties under any Loan Document or under the Orders in any transaction or series of transactions without the written consent of each Lender;
          (h) change any provision of this Agreement in a manner that by its terms adversely affects the rights in respect of payments due to the NM Lenders or DIP L/C Lenders, differently from the other Lenders, without the consent of either the NM Lenders or the DIP L/C Lenders, as applicable, holding a majority in interest of the applicable portion of the Total Exposure Amount of such adversely affected NM Lenders or DIP L/C Lenders;
          (i) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent) or the DIP Letter of Credit Issuer, unless consented to by the Administrative Agent or the DIP Letter of Credit Issuer, as the case may be;

          (j) with respect to any LIBO Rate Loan, amend, waive or modify the requirement that the Interest Period relative to any such Loan be one month in duration, unless consented to by each Lender making such Loan; or
          (k) change the order of priority and sharing of payments set forth in Sections 4.7 and 4.8 without the written consent of each Lender affected thereby.
     No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
     SECTION 12.2. Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Parent, the Borrower or the Administrative Agent, at its address or facsimile number set forth on Schedule II hereto, and if to a Lender or DIP Letter of Credit Issuer, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder, or, in any case, at such other address or facsimile number as may be designated by any such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by prepaid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Electronic mail and Internet and intranet websites may, at the discretion of the Administrative Agent, be used to distribute routine communications, such as financial statements and other information as provided in Section 7.1, Loan Documents for execution by the parties thereto and executed Loan Documentation, and may not be used for any other purpose.
     SECTION 12.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable fees and expenses of the Administrative Agent (including the fees and out-of-pocket expenses of Willkie Farr & Gallagher LLP, or such other counsel to the Administrative Agent, and of Young Conaway Stargatt & Taylor, LLP, Blake, Cassels & Graydon LLP, Dickson Minto WS and Loyens & Loeff, and any other local counsel (including any foreign appointed counsel) who may be retained by or on behalf of the Administrative Agent) in connection with
          (a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;
          (b) the filing, recording, refiling or rerecording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been filed or recorded and any and all other documents or instruments of further assurance required to be filed or recorded, or refiled or rerecorded by the terms of any Loan Document, including without limitation all pleadings, documents and reports related to the Case and any subsequent case under chapter 7 of the Bankruptcy Code;
          (c) the preparation and review of the form of any document or instrument relevant to any Loan Document; and
          (d) all fees and out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the fees, charges and disbursements of any third party appraisers, collateral agents, consultants, advisors, auditors, rating agencies, monitoring expenses, internally allocated charges and expenses related to the Administrative Agent’s initial and ongoing examination of the DIP Loan Facility, financial advisors or counsel (including any local counsel) for the Administrative Agent or any Lender (and fees and time charges for attorneys who may be employees of the Administrative Agent, the Collateral Agent or any Lender), in connection with: (i) the attendance at meetings, court hearings or conferences related to the Case and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of the Case; (ii) enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, or in connection with the Loans made hereunder; and (iii) the monitoring of assets, syndication (including, without limitation all rating agency expenses) and any expenses in connection with periodic field audits.
     The Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other Taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes.
     Any expenses under this Section 12.3 shall be described and accounted for by the Borrower in the DIP Approved Budget.
     SECTION 12.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, each Obligor, jointly and severally, hereby indemnifies, exonerates and holds each Secured Party and each of their respective Affiliates, officers, directors, employees, agents, advisors, attorneys and representatives (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages of whatever nature, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them, except for Indemnified Liabilities determined in the final judgment of a court of competent jurisdiction to have arisen for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct, as a result of, or arising out of, or relating to:

          (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transactions;
          (b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Parent or the Borrower, as applicable, as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension);
          (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;
          (d) any investigation, litigation or proceeding (including any threatened investigation, litigation or proceeding) related to any environmental cleanup, audit, compliance or other matter relating to any Obligor or any Subsidiary with respect to the protection of the environment or relating to the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;
          (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or such Subsidiary; or
          (f) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or any of its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary). Except for Indemnified Liabilities determined in the final judgment of a court of competent jurisdiction to have arisen for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct, each Obligor, and its successors and assigns, hereby waive, release and agree not to make any claim or bring any cost recovery action against any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.
     SECTION 12.5. Survival. The obligations of the Parent and the Borrower, as the case may be, under Sections 4.3, 4.4, 4.5, 4.6, 12.3 and 12.4, and the obligations of the Lenders under Section 10.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 12.3 and 12.4) and the occurrence of the Maturity Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.
     SECTION 12.6. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 12.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.
     SECTION 12.8. Execution in Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original (whether such counterpart is originally executed or an electronic copy of an original and each party hereto expressly waives its rights to receive originally executed documents other than with respect to any Notes) and all of which shall constitute together but one and the same agreement.
     SECTION 12.9. Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98—INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.
     SECTION 12.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither the Parent nor the Borrower may assign or transfer its rights or obligations hereunder without the consent of all of the Lenders.
     SECTION 12.11. Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Subject to the provisions of the Eighth Amendment to the Prepetition Credit Agreement, each Lender may assign, or sell participations in, its Loans, DIP Letters of Credit and Commitments to one or more other Persons in accordance with the terms set forth below.
     SECTION 12.11.1. Assignments. Any Lender may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans or Synthetic Deposits or at the time owing to it); provided that:
          (a) the aggregate amount of the Commitments (which for this purpose includes Loans and Synthetic Deposits outstanding hereunder), principal outstanding balance of the Loans or aggregate Synthetic Deposit of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless (A) the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); (B) such assignment is an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans or Synthetic Deposits at the time owing to it with respect to the Commitments, Loans or Synthetic Deposits being assigned; or (C) such assignment is an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender; provided that simultaneous assignments to or by two or more Related Funds shall be treated as one assignment for purposes of the minimum assignment amount requirement, provided, further, that for the purposes of this Section 12.11, no Lender may assign separately its rights and obligations under its NM Loan, DIP Letters of Credit and Roll-Up Loan (other than to or from a Related Prepetition Lender who is a “fronting lender”);
          (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Synthetic Deposits and/or the Commitments assigned; and
          (c) the parties to each assignment shall (A) execute and deliver to the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), (B) pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (C) if the Eligible Assignee is not a Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.
     SECTION 12.11.2. Rights and Obligations of Assignment Parties. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.11.3, from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 12.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement). Any term or provision hereof to the contrary notwithstanding, no portion of any Synthetic Deposit of any assigning DIP L/C

Lender shall be refunded in connection with any assignment by such DIP L/C Lender, but instead (x) the applicable Eligible Assignee shall purchase from such assigning DIP L/C Lender that portion of the Synthetic Deposit identified in the applicable Lender Assignment Agreement for such consideration as mutually agreed upon by such parties; and (y) such assigned portion of such Synthetic Deposit shall remain on deposit in the Synthetic Deposit Account and, upon the effectiveness of such assignment, shall become the Synthetic Deposit of such Eligible Assignee. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Sections 12.11.1 and 12.11.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11.4. If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section 12.11), the Borrower shall be deemed to have given its consent ten days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent or ClearPar, LLC), unless such consent is expressly refused by the Borrower prior to such tenth day.
     SECTION 12.11.3. Recordation of Assignments. The Administrative Agent shall record each assignment made in accordance with this Section 12.11 in the Register pursuant to clause (b) of Section 2.7. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with each assignment of Synthetic Deposit Amounts, the Synthetic Deposit of the assignor Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article II to satisfy such assignee’s obligations in respect of Synthetic Deposit Account Loans and Synthetic Deposit Letters of Credit. Each DIP L/C Lender agrees that immediately prior to each assignment by a DIP L/C Lender (i) the Administrative Agent shall establish a new Synthetic Deposit Sub-Account in the name of the assignee, (ii) unless otherwise consented to by the Administrative Agent, a corresponding portion of the Synthetic Deposit credited to the Synthetic Deposit Sub-Account of the assignor Lender shall be purchased by the assignee and shall be transferred from the assignor’s Synthetic Deposit Sub-Account to the assignee’s Synthetic Deposit Sub-Account and (iii) if after giving effect to such assignment the Synthetic Deposit of the assignor Lender shall be zero, the Administrative Agent shall close the Synthetic Deposit Sub-Account of such assignor Lender.
     SECTION 12.11.4. Participations. Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments, Loans and/or the Synthetic Deposits owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement; and to approve any amendment, modification or waiver of any provision of this Agreement; and (iv) no Lender may separate its rights and obligations under its NM Loan or Rolled-Up Loan when selling participations to Participants, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of the items set forth in Sections 12.11.1 through 12.11.4 or clause (f) of Section 12.1, in each case except as otherwise specifically provided in a Loan Document. Subject to Section 12.11.5, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1, 12.3 and 12.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, provided such Participant agrees to be subject to Section 4.8, as though it were a Lender. Each Lender shall, as agent of the Borrower solely for the purpose of this Section 12.11, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of any participating interests sold pursuant to this Section.
     SECTION 12.11.5. Recordation of Participations. Each Credit Party that sells a participation interest in any Loan Commitment or other interest to a Participant shall, as agent for the Borrower solely for the purpose of this Section 12.11, record in book entries maintained by such Credit Party the name and amounts of the participating interest of each Participant entitled to receive payments in respect of such interest.
     SECTION 12.11.6. Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.6, 12.3 and 12.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Credit Party if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with the requirements set forth in Section 4.6 as though it were a Lender. In addition, if at the time of the sale of such participation, any greater Taxes subject to payment under Section 4.6 would apply to the Participant than applied to the applicable Lender, then such Participant shall not be entitled to any payment under Section 4.6 with respect to the portion of such Taxes as exceeds the Taxes applicable to the Lender at the time of the sale of the participation unless the Participant’s request for the Borrower’s prior written consent for the participation described in the first sentence of this clause states that such greater Taxes would be applicable to such Participant.
     SECTION 12.11.7. Pledges by Lenders. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     SECTION 12.11.8. Replacement Lenders. In the event that (i) a DIP L/C Lender is an Affected Lender, (ii) a DIP L/C Lender’s capital status, as determined by its principal federal or state supervisor or other applicable Governmental Authority (if applicable), is rated at or below “undercapitalized,” (iii) S&P or Moody’s shall, after the date that any Person becomes a DIP L/C Lender, downgrade the long-term certificate of deposit or unsecured long-term debt ratings of such Lender, and the resulting ratings shall be below BBB- or Baa3, respectively, or the equivalent, or (iv) in the case of a DIP L/C Lender that does not have a long-term certificate of deposit rating provided by both S&P and Moody’s or a long-term unsecured debt rating provided by both S&P and Moody’s, such DIP L/C Lender, as applicable, suffers a material adverse change in its financial condition or a material impairment in its ability to honor its obligation to fund any Loan or to reimburse the DIP Letter of Credit Issuer for any Reimbursement Obligation pursuant to Section 2.6.1, each DIP Letter of Credit Issuer and, in the case of an event described in clauses (i) through (iii) above, the Borrower shall have the right, but not the obligation, upon notice to such DIP L/C Lender, as applicable, and the Administrative Agent, to replace such DIP L/C Lender, as applicable, with a financial institution (a “Replacement Lender”) acceptable to the Borrower and the Administrative Agent (such consents not to be unreasonably withheld or delayed; provided that no such consent shall be required if the Replacement Lender is an existing DIP L/C Lender and upon .the occurrence of any event described in clauses (i) through (iv) above, each such DIP L/C Lender, as applicable, hereby agrees to transfer and assign (in accordance with this Section 12.11) all of its Commitments and other rights and obligations under the Loan Documents (including Reimbursement Obligations) to such Replacement Lender; provided that (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Commitments, Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such DIP L/C Lender’s Synthetic Deposit and its Percentage of outstanding Reimbursement Obligations, in each case, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.2 through (and including) 4.6, which shall be paid by the Borrower), owing to such DIP L/C Lender hereunder. Upon any such termination or assignment, such DIP L/C Lender, as applicable, shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, any provisions of this Agreement that by their terms survive the termination of this Agreement.
     SECTION 12.11.9. Funding Through an SPC. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting

Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrower, the Administrative Agent or the Syndication Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower, the Syndication Agent and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any nonpublic information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC. The Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 12.3 and 12.4, shall be considered a Lender. The Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, 12.3 and 12.4 that is greater than the amount which it would have been required to pay had no grant been made by a Granting Lender to a SPC.
     SECTION 12.11.10. Assignments to Prepetition Lenders on Each Reallocation Date. On each Reallocation Date, each Prepetition Lender that is not a Reallocation Date Lender at such time shall be offered the opportunity to purchase Initial NM Loans and Synthetic Deposits and/or assume NM Commitments from the Reallocation Date Lenders in an amount equal to its Prepetition Credit Percentage of the aggregate amount of the Initial NM Loans, NM Commitments and Synthetic Deposits outstanding at such time subject to the following terms and conditions:
          (a) Within five (5) Business Days of the Closing Date, the Administrative Agent shall notify (which notice shall include instructions to the Prepetition Lenders of the procedure they must follow to become Lenders hereunder) the administrative agent for the Prepetition Lenders under the Prepetition Credit Agreement of the funding of the Initial NM Loans and Synthetic Deposits (the “Closing Date Notice”) and instruct such administrative agent to inform the Prepetition Lenders of such funding;
          (b) Promptly following receipt of the Closing Date Notice, but in no event later than the time and date specified within such Closing Date Notice, each Prepetition Lender wishing to become an NM Lender and/or DIP L/C Lender must return a signed counterpart of the Closing Date Notice or such other form specified therein (the “DIP Participation Election”) to the Administrative Agent, indicating its decision to purchase its Prepetition Credit Percentage (and, for the avoidance of doubt, no more or less than its Prepetition Credit Percentage) of the aggregate Initial NM Loans, NM Commitments and Synthetic Deposits outstanding at such time.
          (c) Each Prepetition Lender that returns a signed counterpart of the DIP Participation Election to the Administrative Agent in accordance with the foregoing clause (b) shall pay to the Administrative Agent, for the benefit of the Reallocation Date Lenders, an amount equal to the aggregate principal amount less an original issue discount of 3.00% of the NM Loans or Synthetic Deposits (the total of such amounts being the “Purchase Price”) that it has elected to purchase in its DIP Participation Election, no later than the time and date specified in the Closing Date Notice, as the purchase price of such Initial NM Loans and/or or Synthetic Deposits.
          (d) The aggregate Purchase Price tendered to the Administrative Agent by all Prepetition Lenders in accordance with the foregoing clause (c) shall be distributed ratably to the Reallocation Date Lenders in accordance with their combined NM Percentage and Synthetic Deposit Percentage.
          (e) Following receipt of any Purchase Price by the Administrative Agent, each Reallocation Date Lender shall (i) be deemed for all purposes hereunder (including by reflection of such assignment in the Register) to have assigned a portion of its Initial NM Loans, NM Commitments and Synthetic Deposits, if any, to each Prepetition Lender that has paid a portion of the Purchase Price in a principal amount equal to the amount of such Purchase Price received by it that was tendered by such Lender and (ii) be deemed for all purposes hereunder (including by reflection of such exchange in the Register) to have exchanged (via a simultaneous assignment) a portion of its Roll-Up Loans in an aggregate principal amount equal to the amount of Initial NM Loans and Synthetic Deposits assigned by it pursuant to the foregoing clause (i) for an equal principal amount of Prepetition Loans held by the Prepetition Lenders.
          (f) Each assumption of NM Commitments by the Prepetition Lenders participating in the DIP Loan Facility pursuant to, and in accordance with the terms of, this Section 12.11.10, shall also be accompanied by an assignment of Additional Roll-Up Entitlements in an amount equal to the NM Commitments of such Prepetition Lender so assumed. Such assumption of NM Commitments and assignment of Additional Roll-Up Entitlements shall reduce the outstanding NM Commitments and Additional Roll-Up Entitlements of the Reallocation Date Lenders on a pro rata basis, in accordance with each such Reallocation Date Lender’s combined NM Percentage and Synthetic Deposit Percentage.
     SECTION 12.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, the DIP Letter of Credit Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Parent, the Borrower or any of their respective Affiliates in which the Parent, the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
     SECTION 12.13. Independence of Covenants and Default Provisions. All covenants and default provisions contained in this Agreement or any other Loan Document shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants or default provisions, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant or default provision shall not, unless expressly so provided in such first covenant or default provision, avoid the occurrence of a Default if such action is taken or such condition exists.
     SECTION 12.14. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 12.14, each Lender agrees that it will use its reasonable best efforts not to disclose without the prior written consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided that such Persons shall be subject to the provisions of this Section 12.14 to the same extent as such Lender) any information which is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this clause (i) by the respective Lender or any other Person to whom such Lender has provided such information as permitted by this Section 12.14, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, (vi) to any pledgee referred to in clause (g) of Section 12.11 or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 12.14, (vii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to- be bound by the provisions of this Section 12.14) and (viii) to the NAIC or any similar organization of any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender.
     (b) Each of the Parent and the Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to the Parent, the Borrower or any of their respective Subsidiaries, provided such Persons shall be subject to the provisions of this Section 12.14 to the same extent as such Lender.
     (i) Notwithstanding the foregoing paragraphs of this Section 12.14, any party to this Agreement (and each Affiliate, director, officer, employee, agent or representative of the foregoing or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure. The foregoing language is not intended to waive any confidentiality obligations otherwise applicable under this Agreement except with respect to the information and materials specifically referenced in the preceding sentence. This authorization does not extend to disclosure of any other information, including (a) the identity of participants or potential participants in the transactions contemplated herein, (b) the existence or status of any negotiations, or (c) any financial, business, legal or personal information of or regarding a party or its affiliates, or of or regarding any participants or potential participants in the transactions contemplated herein (or any of their respective affiliates), in each case to the extent such other information is not related to the tax treatment or tax structure of the transactions contemplated herein.
     SECTION 12.15. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE DIP LETTER OF CREDIT ISSUER, THE PARENT OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE BANKRUPTCY COURT OR THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE PARENT AND THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 12.2. EACH OF THE PARENT AND THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EITHER THE PARENT OR THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE PARENT AND THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.
     SECTION 12.16. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, EACH DIP LETTER OF CREDIT ISSUER, THE PARENT AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY

COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, SUCH DIP LETTER OF CREDIT ISSUER, THE PARENT OR THE BORROWER IN CONNECTION THEREWITH. EACH OF PARENT AND THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND THE DIP LETTER OF CREDIT ISSUER ENTERING INTO THE LOAN DOCUMENTS.
     SECTION 12.17. Counsel Representation. EACH OF THE PARENT AND THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR CONSTRUCTION OF LAW ENABLING THE BORROWER TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE ADMINISTRATIVE AGENT OR THE OTHER SECURED PARTIES IS HEREBY WAIVED BY THE BORROWER.
     SECTION 12.18. PATRIOT Act. Each Lender hereby notifies the Parent and the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Parent and Borrower, which information includes the name and address of the Parent and the Borrower and other information that will allow such Lender to identify the Parent and the Borrower in accordance with the PATRIOT Act.
     SECTION 12.19. Certain Matters Relating to Roll-Up Loans. Each Lender and the DIP Letter of Credit Issuer each agrees on behalf of itself and its Affiliates that it shall not, and shall not permit any of its Affiliates (on such Lender’s or DIP Letter of Credit Issuer’s behalf) to, commence litigation, arbitration, suit, proceeding, claim, case or other action against any Lender, the DIP Letter of Credit Issuer or the Administrative Agent or take any action in support thereof, with respect to any claim, disgorgement, counterclaim, recoupment, offset or other cause of action under any theory at law or in equity arising under the Prepetition Credit Agreement relating to the Roll-Up Loans, including any sharing or other provision thereof. Each Lender and the DIP Letter of Credit Issuer each acknowledges and agrees, on behalf of itself and its successors and assigns of any NM Commitment or Loan, that the agreements set forth in this Section 12.19 shall be binding upon and inure to the benefit of any such successors and assigns.
     SECTION 12.20. Parallel Debt with Respect to Obligations Enforceable Under Dutch Law.
     SECTION 12.20.1. Each Obligor irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance (bij voorbaat)) to pay to the Collateral Agent amounts equal to any amounts owing from time to time by that Obligor to any Secured Party under any Loan Document as and when those amounts are due.

     SECTION 12.20.2. Each Obligor and the Collateral Agent and the other Secured Parties acknowledge that the obligations of each Obligor under Section 12.20.1 are several and are separate and independent (eigen zelfstandige verplichtingen) from, and shall not in any way limit or affect, the corresponding obligations of that Obligor to any Secured Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Obligor is liable under Section 12.20.1 (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:
          (a) the Parallel Debt of each Obligor shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and
          (b) the Corresponding Debt of each Obligor shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and
          (c) the amount of the Parallel Debt of each Obligor shall at all times be equal to the amount of its Corresponding Debt.
     SECTION 12.20.3. For the purpose of this Section 12.20, the Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Secured Party, and its claims in respect of each Parallel Debt shall not be held on trust.
     SECTION 12.20.4. The Collateral granted under the Collateral Documents to the Collateral Agent to secure each Parallel Debt is granted to the Collateral Agent in its capacity as sole creditor of each Parallel Debt.
     SECTION 12.20.5. All monies received or recovered by the Collateral Agent pursuant to this Section 12.20, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Collateral granted to secure each Parallel Debt, shall be applied in accordance with Sections 3.1.2, 4.7 and 4.8.
     SECTION 12.20.6. Without limiting or affecting the Collateral Agent’s rights against the Obligors (whether under this Section 12.20 or under any other provision of the Loan Documents), each Obligor acknowledges that:
          (a) nothing in this Section 12.20 shall impose any obligation on the Collateral Agent to advance any sum to any Obligor or otherwise under any Loan Document, except in its capacity as Lender; and
          (b) for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.
     SECTION 12.20.7. For the avoidance of doubt:

          (a) the Parallel Debt of each Obligor will become due and payable (opeisbaar) at the same time its Corresponding Debt becomes due and payable; and
          (b) without prejudice to this Section 12.20 an Obligor may not repay or prepay its Parallel Debt unless directed to do so by the Collateral Agent or the Collateral is enforced by the Collateral Agent.
     SECTION 12.21. Consent to Amendment of Prepetition Credit Agreement. Each Lender in its capacity as a Lender under the Prepetition Credit Agreement, hereby consents and agrees that the Prepetition Credit Agreement (each subsequent capitalized term in this paragraph has the meaning given thereto in the Prepetition Credit Agreement) be hereby amended to permit the Borrower, notwithstanding the occurrence and continuation of any Default, to continue Loans, or convert Loans into, LIBO Rate Loans with an Interest Period of one month.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

CHAMPION HOME BUILDERS CO.
By:
Name:
Title:
Signature Page to the DIP Credit Agreement

CHAMPION ENTERPRISES, INC.
By:
Name:
Title:
Signature Page to the DIP Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as a Lender
By:
Name:
Title:

By:
Name:
Title:
Signature Page to the DIP Credit Agreement